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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
The Titan Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
85,583,897 shares of common stock; options to purchase 14,223,069 shares of common stock and warrants to purchase 2,968 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$23.10, which represents the price per share of Titan's common stock to be paid in the merger (with respect to options and warrants, the per unit price was based on the excess, if any, of $23.10 over the per share exercise price of each option and warrant).

	(4)	Proposed maximum aggregate value of transaction: $2,153,018,960
	(5)	Total fee paid: $253,410.33
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Titan Stockholder:

        On June 2, 2005, we entered into a merger agreement with L-3 Communications Corporation and Saturn VI Acquisition Corp., a wholly owned subsidiary of L-3 Communications Corporation. The merger agreement provides that L-3 Communications Corporation will acquire us by merging Saturn VI Acquisition Corp. with and into us. We will survive the merger as a wholly owned subsidiary of L-3 Communications Corporation.

        Upon completion of the merger, you will be entitled to receive $23.10 in cash, without interest, for each share of our common stock that you own (less applicable withholding taxes). This price represents a premium of approximately 14%, 22% and 23% over the average daily closing price of Titan's common stock over the 30, 60 and 90 day periods, respectively, ended June 2, 2005, the date on which we signed the merger agreement. The receipt of cash in exchange for your shares as part of the acquisition will constitute a taxable transaction for you for U.S. federal income tax purposes.

        The enclosed proxy statement and notice of a special meeting of Titan stockholders to be held on [                        ], 2005 contains important information regarding the merger terms and conditions. You should read this document carefully prior to submitting your vote on the adoption of the merger agreement and approval of the merger.

        Titan's board of directors has unanimously approved the merger and recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

        Your vote is very important. The merger cannot be completed unless Titan stockholders holding a majority of the outstanding shares entitled to vote at the special meeting vote to adopt the merger agreement and approve the merger. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card or vote by telephone or over the Internet, whether or not you plan to attend the special meeting in person. If you fail to submit your proxy, abstain or do not instruct your broker or nominee how to vote your shares, it will have the same effect as voting against the merger. Please do not send your stock certificates to Titan or the exchange agent at this time.

        On behalf of the board of directors of Titan, I thank you in advance for your participation in this important matter.

Sincerely,

Gene W. Ray Chairman of the Board, President and Chief Executive Officer
This proxy statement is dated [ ], 2005 and is first being mailed to Titan stockholders on or about [ ], 2005.

THE TITAN CORPORATION
3033 Science Park Road
San Diego, California 92121
(858) 552-9500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2005

To the Stockholders of The Titan Corporation:

        You are cordially invited to attend a special meeting of stockholders of The Titan Corporation to be held at Titan's corporate headquarters located at 3033 Science Park Road, San Diego, California 92121, on [                        ], [                            ], 2005 at 9:30 a.m., local time, to consider the following matters:

  (1)
  A proposal to adopt the merger agreement and approve the merger of Titan with a wholly owned subsidiary of L-3 Communications Corporation; and

  (2)
  Such other business as may properly come before the special meeting or any adjournments or postponements thereof.

        The accompanying proxy statement forms a part of this notice and describes the terms and conditions of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. Please review all of these materials carefully before submitting your proxy. This proxy solicitation is being made on behalf of Titan's board of directors.

        To approve the merger, holders of a majority of the outstanding shares of Titan common stock must vote to adopt the merger agreement and approve the merger. The Titan board of directors recommends that stockholders vote FOR the merger proposal.

        If a proposal for adjournment is properly presented at the special meeting or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have the discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

        To ensure your vote is counted, we urge you to vote using one of the following methods:

  •
  sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

  •
  call toll-free 1-800-PROXIES and follow the instructions; or

  •
  access the web page at www.voteproxy.com and follow the on-screen instructions.

        If you attend the special meeting, you may revoke your proxy and vote in person even though you have submitted your proxy card or voted via the Internet or the toll-free number. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly to ensure that your shares will be represented at the special meeting.

        A complete list of Titan stockholders will be open to examination by any Titan stockholder for any purpose relevant to the special meeting between the hours of 9:00 a.m. and 4:30 p.m., local time, at

Titan's corporate headquarters for ten days prior to the special meeting. The Titan stockholder list will also be available at the special meeting and may be inspected by any Titan stockholder who is present.

By order of the Board of Directors,

Nicholas J. Costanza Senior Vice President, General Counsel and Secretary
San Diego, California [ ], 2005

THE MERGER AGREEMENT	51
General	51
Merger Consideration	51
Representations and Warranties	52
Covenants Under the Merger Agreement	54
Conditions to the Merger	60
Termination of the Merger Agreement	61
Material Adverse Effect	62
Termination Fee	62
Expenses and Fees	63
Amendment and Waiver	63
Assignment	63
BENEFICIAL OWNERSHIP TABLE	63
STOCKHOLDER PROPOSALS	65
OTHER MATTERS	65
WHERE YOU CAN FIND MORE INFORMATION	66
ANNEX A Merger Agreement
ANNEX B Section 262 of the General Corporation Law of the State of Delaware
ANNEX C Opinion of Relational Advisors LLC
ANNEX D Opinion of Lehman Brothers Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What is the proposed transaction that I am being asked to approve?

A:
You are being asked to vote to adopt the merger agreement and approve the merger of Titan with a wholly owned subsidiary of L-3. Under the merger agreement, Saturn VI Acquisition Corp. will be merged with and into Titan at the effective time of the merger. Titan, as the surviving legal entity in the merger, will continue to exist under Delaware law as a wholly owned subsidiary of L-3.

Q:
What will I receive for my Titan common stock in the merger?

A:
As a result of the merger, you will be entitled to receive $23.10 in cash, without interest, for each share of our common stock that you own at the effective time (less applicable withholding taxes). For example, if you own 100 shares of our common stock, you will receive $2,310 in cash, without interest. Upon completion of the merger, you will cease to own your shares and any ownership interest in Titan because your shares will be converted into the right to receive cash as described above. L-3 will become the indirect owner of all of our shares. We will no longer be publicly held, and our common stock will cease to be traded on the New York Stock Exchange.

Q:
What does Titan's board of directors recommend?

A:
Titan's board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders and recommends that you vote FOR the adoption of the merger agreement and approval of the merger. In reaching its decision, Titan's board considered a number of factors that are described in more detail in "The Merger—Recommendation of the Titan Board; Titan's Reasons for the Merger."

Q:
How will L-3 finance the aggregate merger consideration?

A:
The aggregate consideration payable to our stockholders, option holders and warrant holders in the merger is approximately $2.2 billion. L-3 has advised us that it intends to finance the aggregate merger consideration through a combination of its available cash, borrowings under its existing revolving credit facility, and the issuance of new debt securities by it. L-3 has obtained commitments for $2.0 billion of interim debt financing which, in addition to its cash on hand and available revolving credit, would be sufficient, if needed, to complete the acquisition without issuing the new debt securities. There is no financing condition to the completion of the merger.

Q:
What are the U.S. federal income tax consequences of the merger to Titan stockholders?

A:
In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of Titan common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Q:
Am I entitled to dissenters' rights?

A:
Yes. You may dissent from the adoption of the merger agreement and approval of the merger and, by complying with applicable Delaware law, have the fair value of your shares of Titan common stock determined by a court. The fair value of your shares of Titan common stock, as determined by a court, may be more or less than the consideration to be paid in the merger. If the holders of more than 10% of Titan's outstanding common stock properly dissent, L-3 is not required to complete the merger. For more information about dissenters' rights in the merger, see "The Merger—Dissenters' Rights."

  To exercise dissenters' rights, you must not vote in favor of the adoption of the merger agreement and approval of the merger, and you must strictly comply with all of the applicable requirements of Delaware law summarized under the heading "The Merger—Dissenters' Rights." Shares of Titan common stock held by Titan stockholders who have perfected dissenters' rights will not be converted into the right to receive the merger consideration at the effective time of the merger.

  We have included a copy of Section 262 of the DGCL, which governs dissenters' rights, as Annex B to this proxy statement.

Q:
Who can vote at the special meeting?

A:
Holders of record of Titan common stock at the close of business on [                        ], 2005 can vote at the special meeting. On that date, approximately [                        ] shares of Titan common stock were outstanding and entitled to vote.

Q:
How do the record holders of Titan common stock vote their shares?

A:
Stockholders whose shares of Titan common stock are registered in their own name may submit their proxies by one of the following methods:

  •
  sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

  •
  call toll free 1-800-PROXIES and follow the instructions; or

  •
  access the webpage at www.voteproxy.com and follow the on-screen instructions.

  Votes submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on [                        ], 2005. Submitting your proxy will not affect your right to vote in person if you decide to attend the special meeting.

  The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

  Also, you may vote your shares in person at the special meeting. Titan will pass out written ballots to anyone who wants, and is entitled, to vote at the special meeting. If you hold your shares in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

  If you receive more than one proxy card, it is because you hold your shares in different names or in different capacities. You should complete, date, sign and return all of the proxy cards.

Q:
If I hold my shares of Titan common stock in "street name," will my shares be voted if I do not return my proxy card or vote via the Internet or by telephone?

A:
If you hold your shares of Titan common stock in "street name," and your broker or bank does not receive your instructions, it may not vote your shares of Titan common stock on the adoption of the merger agreement and approval of the merger because this proposal is not considered a "routine" matter by the New York Stock Exchange.

  If the broker or bank cannot vote on a particular matter because it is considered "non-routine," there is a "broker non-vote" on that matter. Abstentions and broker non-votes will be treated as shares present, in person or by proxy, and entitled to vote for purposes of determining a quorum at the special meeting but will have the same effect as votes against adoption of the merger agreement and approval of the merger.

  It is important that you provide instructions to your broker or bank by voting your proxy promptly to ensure that all shares of Titan common stock you own will be voted as you wish at the special meeting.

  YOU MAY HAVE GRANTED TO YOUR BROKER OR BANK DISCRETIONARY VOTING AUTHORITY OVER YOUR ACCOUNT. YOUR BROKER OR BANK MAY BE ABLE TO VOTE YOUR SHARES OF TITAN COMMON STOCK DEPENDING ON THE TERMS OF YOUR AGREEMENT WITH THEM.

Q:
How do I vote shares of Titan common stock held in Titan employee benefit plans? Are there special procedures that I need to follow?

A:
Yes. If you own shares of Titan common stock through a Titan employee benefit plan, you will receive a separate voting instruction card for the shares of Titan common stock allocated to you under those plans which, among other things, will set forth any special rules for providing such instructions. Titan has the following employee benefit plans through which you may hold shares: The Titan Corporation Consolidated Retirement Plan, the Titan Employee Stock Purchase Plan, the AverStar, Inc. Profit Sharing & Savings Plan and the BTG, Inc. Employee Stock Purchase Plan.

  By completing the appropriate voting instruction card, you will provide voting instructions to the trustee of the applicable plan for shares of Titan common stock allocated to you under those plans. If the trustee does not receive voting instructions from you, the trustee may vote your shares of Titan common stock held in those plans in the same proportion as the shares of Titan common stock voted by all other respective plan participants on the proposal.

  Your completed voting instruction card must be received no later than 4:00 p.m., New York City time, on [                        ], 2005, or on such later date to which the deadline may be extended.

Q:
What vote is required for approval?

A:
The affirmative vote of holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger.

Q:
When do you expect the merger to be completed?

A:
L-3 and Titan are working to complete the merger as promptly as reasonably possible. L-3 and Titan expect to complete the merger as soon as practicable after the satisfaction of all conditions to the completion of the merger, including, but not limited to, the approval of Titan stockholders at the special meeting, expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to in this proxy statement as the HSR Act) and our successful completion of a consent solicitation with respect to our outstanding 8% senior subordinated notes due 2011. L-3 and Titan currently anticipate that this will occur in [                        ] 2005. Some of the conditions to completion of the merger are not within L-3's or Titan's control.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, please complete and return your proxy as soon as possible so that your shares of Titan common stock may be voted at the special meeting.

  Your proxy card will instruct the persons named on the proxy card to vote your shares of Titan common stock at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and approval of the merger. If you do not vote or if you abstain, the effect will be a vote against the proposal. Your vote is very important, regardless of the number of shares that you own.

Q:
Should I send in my Titan stock certificates now?

A:
No. You should not send in your Titan stock certificates now. After we complete the merger, the exchange agent, [                        ], will send you a letter of transmittal containing written instructions for exchanging your Titan stock certificates for the merger consideration.

Q:
May I change my vote after I have submitted my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Titan common stock are registered in your own name, you can do this in one of three ways:

  •
  signing another proxy card with new instructions with a later date or time;

  •
  delivering later proxy instructions via regular mail, on the Internet or by telephone; or

  •
  voting in person at the special meeting.

  Any written notice of revocation or subsequent proxy should be delivered to Titan's Corporate Secretary at 3033 Science Park Road, San Diego, California 92121, before the taking of the vote at the special meeting. If you transmit changed instructions by regular mail, you should allow sufficient time for your instructions to be delivered prior to the special meeting. Any notice of revocation or subsequent proxy submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on [                        ], 2004.

Q:
If I plan to attend the special meeting in person, should I still grant my proxy?

A:
Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card or any other materials relating to the proposed transaction, you should contact either of the following:

The Titan Corporation Investor Relations 3033 Science Park Road San Diego, California 92121 Telephone: (858) 552-9500 email: invest@titan.com	Georgeson Shareholder Communications Telephone: (800) 219-8343

SUMMARY TERM SHEET

        This summary term sheet is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement. We encourage Titan stockholders to review this entire proxy statement carefully, including the annexes attached hereto. We have included as Annex A to this proxy statement a copy of the merger agreement. You should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. We have attached the merger agreement to this proxy statement to disclose the precise terms and conditions of the merger. For information on how to obtain the documents that Titan and L-3 have filed with the Securities and Exchange Commission (the "SEC"), see "Where You Can Find More Information."

The Companies

The Titan Corporation
3033 Science Park Road
San Diego, California 92121
(858) 552-9500

        The Titan Corporation, a Delaware corporation, is a technology developer and systems integrator for the Department of Defense, the Department of Homeland Security and intelligence and other key government agencies. Titan provides a range of services and systems solutions. These services and solutions include research and development, design, installation, integration, test, logistics support, maintenance and training. Titan also provides services and solutions to government agencies with sophisticated information systems. These include information processing, information fusion, data management, and communication systems. In addition, Titan develops and produces digital imaging products, sensors, lasers, electro-optical systems, threat simulation/training systems, intelligence electronic hardware, signal intercept systems, and complex military specific systems.

        Titan common stock is listed on the New York Stock Exchange under the symbol "TTN." Titan's website address is www.titan.com. The contents of that website are not part of this proxy statement.

L-3 Communications Corporation
600 Third Avenue
New York, New York 10016
(212) 697-1111

        L-3 Communications Corporation, a Delaware corporation, is a subsidiary of L-3 Holdings, Inc. L-3 is a leading supplier of a broad range of products used in a substantial number of aerospace and defense platforms. It also is a major supplier of subsystems on many platforms, including those for secure communication networks and communication products, mobile satellite communications, information security systems, shipboard communications, naval power systems, fuzes and safety and arming devices for missiles and munitions, microwave assemblies for radars and missiles, telemetry and instrumentation and airport security systems. L-3 also is a prime system contractor for aircraft modernization and operations & maintenance (O&M), Intelligence, Surveillance and Reconnaissance (ISR) collection systems, training and simulation, and government support services. L-3's customers include the U.S. Department of Defense (DoD) and its prime contractors, the U.S. Department of Homeland Security (DHS), U.S. Government intelligence agencies, major aerospace and defense contractors, allied foreign government ministries of defense, commercial customers and certain other U.S. federal, state and local government agencies.

        L-3's website address is www.L-3Com.com. The contents of that website are not part of this proxy statement.

Saturn VI Acquisition Corp.
600 Third Avenue
New York, New York 10016
(212) 697-1111

        Saturn VI Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of L-3 that was incorporated in May 2005 solely for the purpose of effecting the merger with Titan. References in this proxy statement to "Saturn VI" refer to Saturn VI Acquisition Corp.

The Special Meeting (page 15)

  •
  Date, Time and Place.    The special meeting will take place on [                        ], [                            ], 2005 at 9:30 a.m., local time, at Titan's corporate headquarters located at 3033 Science Park Road, San Diego, California 92121.

  •
  Purpose of the Special Meeting.    At the special meeting, the holders of Titan common stock will be asked to adopt the merger agreement and approve the merger.

  •
  Record Date; Stock Entitled to Vote; Share Ownership of Directors and Executive Officers.    The close of business on [                        ], 2005 is the record date for determining if you are entitled to vote at the special meeting. At that date, there were approximately [                        ] shares of Titan common stock outstanding and entitled to vote. Each share of Titan common stock is entitled to one vote at the special meeting. As of the record date, directors and executive officers of Titan beneficially owned and had the right to vote [                        ] shares of Titan common stock entitling them to exercise approximately [    ]% of the voting power of Titan common stock.

  •
  Quorum.    A majority of the shares of Titan common stock entitled to vote as of the record date must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger agreement and the merger to be taken.

  •
  Required Vote.    The affirmative vote of the holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Broker non-votes, abstentions and failures to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

  •
  Voting of Proxies.    You can vote using the proxy card accompanying this proxy statement in order to have your shares represented at the special meeting. All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger. To vote, please sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope or vote by telephone or via the Internet pursuant to the instructions provided on the enclosed proxy card. If any other matters properly come before the special meeting of Titan stockholders and are properly voted upon, the proxies will give the individuals named as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. If a proposal for adjournment is properly presented at the special meeting, or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have the discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

  •
  Voting Shares Held in "Street Name."    If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If a proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, the shares will not be voted on the merger proposal. This is called a "broker non-vote." Your broker or bank will vote your shares on the merger proposal only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold your shares of Titan common stock in street name, you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

  •
  Voting Employee Benefit Plan Shares.    Titan stockholders who own shares of Titan common stock under The Titan Corporation Consolidated Retirement Plan, the Titan Employee Stock Purchase Plan, the AverStar, Inc. Profit Sharing & Savings Plan and the BTG, Inc. Employee Stock Purchase Plan will receive separate voting instruction cards. By completing the appropriate voting instruction card, plan participants may provide voting instructions to the trustee of the applicable plan for shares of Titan common stock held through that plan. If the trustee does not receive voting instructions from a plan participant, the trustee may vote the participant's shares under the respective plan in the same proportion as the shares of Titan common stock voted by all other respective plan participants on the merger proposal.

  •
  Revocation of Proxies.    If your shares of Titan common stock are registered in your name, you may change your vote at any time before your proxy card is voted at the special meeting by (1) signing another proxy card with new instructions with a later date or time, (2) delivering later proxy instructions via regular mail, on the Internet or by telephone, or (3) voting in person at the special meeting. If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Market for Titan's Common Stock and Related Stockholder Matters (page 14)

        Our common stock is listed and traded on The New York Stock Exchange under the ticker symbol "TTN." On May 17, 2005 (the trading day prior to when speculation began in the press concerning a possible transaction involving Titan), our common stock closed at $18.79 per share. On June 2, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $22.79 per share. On [                        ], 2005, the last full trading day prior to the date of this proxy statement, our common stock closed at $[                        ] per share.

The Merger (page 19)

        If the conditions to the completion of the merger are satisfied, Saturn VI will be merged with and into Titan at the effective time of the merger. After the merger, Titan, as the surviving legal entity in the merger, will continue its existence under Delaware law as a wholly owned subsidiary of L-3. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated in this proxy statement by reference. You should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. We have attached the merger agreement to this proxy statement to disclose the precise terms and conditions of the merger.

Merger Consideration; Source of Funds (pages 51 and 42, respectively)

        If we complete the merger, you will be entitled to receive $23.10 in cash, without interest, for each outstanding share of Titan common stock that you own at the effective time (less applicable withholding taxes). Shares of Titan common stock held by Titan stockholders who have perfected dissenters' rights will not be converted into the right to receive the merger consideration.

        L-3 has informed us that it expects to fund the cash requirements for the merger from a combination of available cash, borrowings under its existing revolving credit facility and the issuance of new debt securities. L-3 has obtained commitments for $2.0 billion of interim debt financing which, in addition to its cash on hand and available revolving credit, would be sufficient, if needed, to complete the acquisition without issuing the new debt securities. The merger is not conditioned upon L-3 obtaining financing.

Recommendation of the Titan Board; Titan's Reasons for the Merger (page 24)

        Titan's board of directors has unanimously adopted the merger agreement and approved the merger and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Accordingly, Titan's board recommends that Titan stockholders vote FOR the adoption of the merger agreement and approval of the merger. In reaching its decision, Titan's board considered a number of factors that are described in more detail in "The Merger—Recommendation of the Titan Board; Titan's Reasons for the Merger." Titan's board of directors did not assign relative weight to any factors. In addition, Titan's board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of Titan's board of directors may have given different weight to different factors.

Opinions of Relational Advisors LLC and Lehman Brothers Inc. (pages 26 and 31, respectively)

        In deciding to adopt the merger agreement and approve the merger, Titan's board of directors considered the opinions, delivered orally on May 31, 2005 and confirmed both orally and in writing on June 2, 2005, of each of its financial advisors, Relational Advisors LLC and Lehman Brothers Inc., that as of the respective dates and based on and subject to the matters stated in the opinions, the merger consideration was fair, from a financial point of view, to the holders of Titan common stock.

        The written opinions of each of Relational Advisors and Lehman Brothers are attached as Annexes C and D, respectively, to this proxy statement. We encourage you to read these opinions carefully and in their entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by each of Relational Advisors and Lehman Brothers in rendering its opinion.

        Relational Advisors' and Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Titan board of directors in connection with its consideration of the merger. Each of these opinions are directed only to the fairness, from a financial point of view, of the merger consideration pursuant to the proposed merger, and do not address any other aspect of the merger or any related transaction. These opinions are not intended to be and do not constitute recommendations to any stockholder of Titan as to how that stockholder should vote with respect to the merger. Neither Relational Advisors nor Lehman Brothers was requested to opine as to, and neither the Relational Advisors opinion nor the Lehman Brothers opinion addresses, Titan's underlying business decision to proceed with or effect the merger.

Effect on Titan's Stock Options and Warrants (page 52)

        Immediately prior to the effective time of the merger, all rights with respect to each outstanding option to purchase shares of Titan common stock held under any director or employee stock option plan or agreement will be cancelled, and the holder of such option will receive cash in an amount equal to $23.10 less the applicable per share exercise price of the option for each share of Titan common stock subject to the option immediately before the effective time (less applicable withholding taxes).

        At the effective time of the merger, each outstanding warrant to purchase Titan common stock will be converted into a warrant to receive cash. Following the effective time of the merger, each outstanding Titan warrant will be exercisable for cash in an amount equal to $23.10 less the applicable per share exercise price for each share of Titan common stock subject to the warrant immediately before the effective time (less applicable withholding taxes). The duration and other terms of Titan warrants will remain unchanged.

Effect on Titan's Stock Purchase Plans (page 52)

        Titan's 2002 Employee Stock Purchase Plan, 2000 Employee Stock Purchase Plan and 1995 Employee Stock Purchase Plan will terminate at the effective time of the merger. Titan's employee stock purchase plans were suspended effective June 3, 2005, and no new offering periods will be allowed to commence under the stock purchase plans during the period prior to the completion of the merger. There are currently no offering periods that are open under any of Titan's stock purchase plans.

Interests of Certain Persons in the Merger; Conflicts of Interest (page 37)

        In considering the recommendation of Titan's board of directors with respect to the merger agreement and the merger, you should be aware that some of the directors and executive officers of Titan have interests in the merger that are different from, or are in addition to, the interests of Titan stockholders generally. The members of Titan's board of directors were aware of these interests of directors and executive officers and considered them when the board adopted the merger agreement, approved the merger and made its recommendation to Titan stockholders. These interests relate to, among other things:

  •
  the rights of some of Titan's executive officers to receive cash severance payments and other benefits in the event of the termination of their employment under some circumstances in connection with the merger;

  •
  the accelerated vesting and cash-out of options to purchase Titan common stock held by Titan's executive officers and directors;

  •
  the right to continued directors' and officers' insurance coverage for a period of six years, to be paid for by L-3, of Titan's directors and executive officers for acts or omissions occurring prior to the merger; and

  •
  the inclusion in the surviving entity's governing documents following the merger of provisions requiring the surviving entity to exculpate and indemnify Titan's directors and officers.

Restrictions on Solicitation (page 58)

        Subject to certain exceptions, the merger agreement prohibits Titan, its subsidiaries and agents from directly or indirectly soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any non-public information with respect to, or assisting or facilitating any proposal for any third party to acquire Titan, its subsidiaries or more than 5% of Titan's assets or capital stock.

Conditions to the Merger (page 60)

        The obligations of L-3 and Titan to complete the merger are subject to satisfaction (or waiver) of the following conditions:

  •
  the other party's representations and warranties being true and correct, except for such failures of such representations and warranties to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in "The Merger Agreement—Material Adverse Effect") on such party (in the case of Titan) and its ability to perform its obligations under the merger agreement (in the case of Titan, L-3 and Saturn VI);

  •
  the other party having complied in all material respects with such party's covenants;

  •
  the adoption of the merger agreement and approval of the merger by the requisite vote of the Titan common stockholders;

  •
  no laws having been adopted or promulgated and no temporary restraining order or preliminary or permanent injunction of any court or other governmental authority having been issued that makes the merger illegal or otherwise prohibits its completion; and

  •
  expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act and under German competition law.

        L-3's and Saturn VI's obligations are further conditioned on satisfaction (or waiver) of the following conditions:

  •
  there not having occurred since the date of the merger agreement changes, effects, circumstances or events that have had or are reasonably likely to have a material adverse effect on Titan's business, condition (financial or otherwise), assets or results of operations, subject to certain exceptions discussed under "The Merger Agreement—Material Adverse Effect;" provided that a material adverse effect will be deemed to have occurred if, with respect to certain ongoing governmental investigations to which Titan is subject and that have been previously disclosed in Titan's SEC filings, material adverse facts that were either previously known but were undisclosed to L-3 or were previously unknown are disclosed or discovered after June 2, 2005, or new material adverse events arise after June 2, 2005, and such facts or events would be reasonably likely, after Titan has been given at least 60 days to avoid such outcome, to (1) result in a material portion of Titan and its subsidiaries, taken as a whole, being suspended or debarred from participation in the award of government contracts or (2) otherwise materially restrict the ability of Titan and its subsidiaries to do business with U.S. agencies or instrumentalities which account for a material portion of their consolidated revenues;

  •
  executed stipulations of settlement with respect to the stockholder class actions and derivative actions arising out of certain Foreign Corrupt Practices Act (which we refer to in this proxy statement as the FCPA) matters and the failed merger with Lockheed Martin Corporation having been submitted to the applicable courts for approval (please see "The Merger—Legal Proceedings and Investigations" for further details on the stipulations of settlement);

  •
  dissenting shares not constituting more than 10% of the number of shares of Titan common stock issued and outstanding;

  •
  receipt of all necessary governmental waivers, consents, orders and approvals, except where the failure to obtain the same would not reasonably be expected to have a material adverse effect on L-3's business, condition (financial or otherwise), assets or results of operations, subject to certain exceptions discussed under "The Merger Agreement—Material Adverse Effect;" and

  •
  Titan's successful completion of a consent solicitation with respect to its outstanding 8% senior subordinated notes due 2011.

Termination (page 61)

        The merger agreement may be terminated by the mutual consent of L-3 and Titan. Additionally, either L-3 or Titan may terminate the merger agreement if:

  •
  through no fault of the party seeking to terminate the merger agreement, the merger is not completed by the later of (1) December 31, 2005, or (2) if the parties are then taking action in connection with obtaining any necessary governmental approval under applicable antitrust law or contesting or resisting any other action, including any legislative, administrative or judicial action, that restricts, prevents or prohibits the merger, February 28, 2006;

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or obligation of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured within 30 days of written notice of the breach;

  •
  Titan stockholders fail to adopt the merger agreement and approve the merger at the special meeting; or

  •
  Titan's board of directors provides written notice to L-3 that it has determined to accept an alternative acquisition proposal that it believes is more favorable to the Titan stockholders than the proposed merger with L-3.

        L-3 may terminate the merger agreement if Titan's board of directors adversely withdraws, modifies, withholds or changes its recommendation of the merger agreement or recommends an alternative acquisition transaction with a third party.

Termination Fee (page 62)

        The merger agreement requires Titan to pay L-3 a termination fee of (1) $41.6 million if the merger agreement is terminated under certain circumstances and the fee is paid within 30 days following the date of the merger agreement or (2) $62.4 million if the merger agreement is terminated under certain circumstances and the fee is paid on or after 30 days following the date of the merger agreement.

Material U.S. Federal Income Tax Consequences (page 43)

        In general, if you are a U.S holder of our common stock, you will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in your shares of Titan common stock. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Memoranda of Understanding and Stipulations of Settlement in FCPA Civil Litigation (page 48)

        Titan and its directors and officers are the subject of several purported class actions and derivative actions arising out of Titan's alleged violations of the FCPA and the failed merger with Lockheed Martin Corporation (which we collectively refer to in this proxy statement as the FCPA Civil Litigation). On June 2, 2005, the parties to the FCPA Civil Litigation, through their counsel, executed two memoranda of understanding pursuant to which all of those actions would be fully and finally resolved.

        The settlement of the federal securities action and the breach of fiduciary duty actions is the subject of a memorandum of understanding (which we refer to in this proxy statement as the Securities MOU) pursuant to which Titan, or its successor in interest, has agreed to pay the sum of $61.5 million (which we refer to in this proxy statement as the Settlement Fund) to settle those actions. The plaintiffs' attorneys fees and expenses, in an amount to be determined, will, subject to court approval, be subtracted from the Settlement Fund. If the settlement becomes effective, Titan and its directors and officers will receive a complete release from all claims that have been, or could have been, raised in the federal securities action and/or the breach of fiduciary duty actions. In order for the settlement to become effective, the merger must close and the parties must receive final court approval of a Stipulation of Settlement, which the parties expect to file in the U.S. District Court for the Southern District of California by                        , 2005. The parties to the Securities MOU are currently engaged in confirmatory discovery.

        The settlement of the derivative actions and the shareholder action against Titan seeking to inspect Titan's books and records (which we refer to in this proxy statement as the Section 220 action) is the subject of a memorandum of understanding (which we refer to in this proxy statement as the Derivative MOU). L-3, through its counsel, is also a signatory to the Derivative MOU. The Derivative MOU provides that, by virtue of the negotiations between counsel for plaintiff and representatives of L-3, benefits were conferred upon Titan and its stockholders in connection with the merger. These benefits include an increase in the price paid by L-3 to Titan's stockholders in the Merger from $22.76 per share to $23.10 per share, and a decrease in the termination fee from 3.5% to 2% of the equity value of Titan if the termination fee is paid within 30 days of the execution of the merger agreement, and 3% thereafter. The Derivative MOU provides that plaintiff's counsel will apply for an attorneys' fee and expense award, subject to court approval, not to exceed $5.9 million which shall be paid by L-3, as Titan's successor. If the settlement contemplated by the Derivative MOU becomes effective, Titan, L-3 and their respective directors and officers will receive a complete release from all claims that have been, or could have been, raised in the derivative actions and the Section 220 action, and this release will extend to all potential claims in connection with the merger. In order for the settlement of the derivative actions and the Section 220 action to become effective, the merger must close and the parties must receive final court approval of a Stipulation of Settlement, which the parties expect to file in the Chancery Court of the State of Delaware by                        , 2005. The parties to the Derivative MOU are currently engaged in confirmatory discovery.

Governmental and Regulatory Approvals (page 43)

        Under the HSR Act, the merger may not be completed until notifications have been given to the Federal Trade Commission (which we refer to in this proxy statement as the FTC) and the Antitrust Division of the Department of Justice (which we refer to in this proxy statement as the DOJ), and the specified waiting period has ended. On June 13, 2005, L-3 and Titan each filed a Notification and Report Form with the FTC and the DOJ and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on July 13, 2005. In addition, the merger is reportable under the competition law of Germany. The parties are not aware of any other competition filings that must be made in connection with the merger.

Dissenters' Rights (page 45)

        Under the Delaware General Corporation Law (which we refer to in this proxy statement as the DGCL) Titan stockholders have the right to dissent from the merger agreement and have the fair value of their shares of Titan common stock determined by the Delaware Court of Chancery. If the holders of more than 10% of Titan's outstanding common stock properly dissent, L-3 is not required to complete the merger. A discussion of these dissenters' rights is included in this proxy statement under "The Merger—Dissenters' Rights" and the relevant provisions of the DGCL are included as Annex B to this proxy statement.

        Shares of Titan common stock outstanding immediately prior to the effective time of the merger and held by a holder who (1) does not vote to adopt the merger agreement and approve the merger and (2) has properly demanded appraisal for such Titan common stock in accordance with Section 262 of the DGCL will not be converted into the right to receive the merger consideration and will be entitled only to the rights granted by the DGCL.

SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this proxy statement are forward-looking and use words like "may," "believe," "expect," "plan," "anticipate," "estimate" and other expressions. Titan also may provide oral or written forward-looking information in other materials released by Titan to the public.

        These forward-looking statements involve risks and uncertainties and reflect the best judgment of Titan based on then current information. The financial condition and results of operations of Titan can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of the forward-looking information, including the following:

  •
  the satisfaction of all of the conditions to the completion of the merger, including receiving the approval of stockholders holding a majority of the outstanding shares entitled to vote at the special meeting of our stockholders;

  •
  legislative or regulatory changes which may adversely affect the businesses in which we are engaged;

  •
  potential or actual litigation, including those matters described under "The Merger—Legal Proceedings," or litigation challenging the proposed merger;

  •
  general economic, financial and business conditions;

  •
  changes in tax laws; and

  •
  actions of U.S., foreign and local governments.

        Actual events and the results of operations may vary materially. While it is not possible to identify all factors, Titan faces many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described in the documents filed by Titan with the SEC. See "Where You Can Find More Information."

        Titan does not assume any responsibility to publicly update any of the forward-looking statements regardless of whether factors change as a result of new information or future events or for any other reason. You should review any additional disclosures made by Titan in its Forms 10-K, 10-Q and 8-K filed with the SEC.

MARKET FOR TITAN'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Titan's common stock is listed and traded on The New York Stock Exchange under the trading symbol "TTN." At [                        ], 2005, the record date for the special meeting of our stockholders, there were approximately [                        ] holders of record of our common stock. This number does not include any beneficial owners for whom shares of common stock may be held in "nominee" or "street" name. The following table sets forth the high and low sales prices per share of the common stock as reported on The New York Stock Exchange for the periods shown:

	Titan Common Stock
	High		Low
2003
First Quarter		$12.35		$6.82
Second Quarter		$10.88		$6.80
Third Quarter		$21.60		$10.01
Fourth Quarter		$21.89		$20.80
2004
First Quarter		$21.99		$18.55
Second Quarter		$20.15		$12.69
Third Quarter		$14.18		$11.15
Fourth Quarter		$16.97		$14.06
2005
First Quarter		$18.73		$15.17
Second Quarter (through [ ], 2005)	$		$

        On May 17, 2005 (the trading day prior to when speculation began in the press concerning a possible transaction involving Titan), our common stock closed at $18.79 per share. On June 2, 2005, the last trading day prior to the announcement of the execution of the merger agreement, the closing price of Titan common stock was $22.79 per share. On [                        ], 2005, the last full trading date prior to the date of this proxy statement, the closing price of Titan common stock was $[                        ] per share. The market price of Titan common stock is subject to fluctuation. As a result, Titan stockholders are urged to obtain current market quotations. On [                        ], 2005, there were approximately [                        ] shares of Titan common stock outstanding. Following the merger, our common stock will not be traded on any public market.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

        We are sending you this proxy statement as part of a solicitation of proxies by Titan's board of directors for use at the special meeting. We are first mailing this proxy statement, including a notice of the special meeting and a form of proxy, on or about [                        ], 2005.

        The special meeting will be held on [                        ], [                        ], 2005, at 9:30 a.m., local time at Titan's corporate headquarters, located at 3033 Science Park Road, San Diego, California 92121.

Purpose of the Special Meeting

        The purpose of the special meeting is to vote on:

    (1)
    a proposal to adopt the merger agreement and approve the merger; and

    (2)
    such other matters as may properly come before the special meeting.

Recommendation of the Titan Board

        Titan's board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Titan's board of directors recommends that Titan stockholders vote FOR the adoption of the merger agreement and approval of the merger. See "The Merger—Recommendation of the Titan Board; Titan's Reasons for the Merger" for additional information regarding the merger.

Record Date

        Titan's board of directors has fixed the close of business on [                        ], 2005 as the record date for the special meeting. At that date, there were approximately [                        ] shares of Titan common stock outstanding. Only holders of record of Titan common stock on the record date will be entitled to vote at the special meeting.

        As of the record date, directors and executive officers of Titan beneficially owned and had the right to vote [                        ] shares of Titan common stock entitling them to exercise approximately [    ]% of the voting power of the Titan common stock.

Quorum

        A majority of the shares of Titan common stock entitled to vote as of the record date must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining a quorum at the special meeting. There must be a quorum for the vote on the merger agreement and the merger to be taken.

Required Vote

        The affirmative vote of holders of a majority of the outstanding shares of Titan common stock entitled to vote at the special meeting is required to adopt the merger agreement and approve the merger. Each share of outstanding Titan common stock entitles its holder to one vote.

        If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If a proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and approve the merger, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a

"broker non-vote." Your broker or bank will vote your shares on the merger proposal only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

        Broker non-votes, abstentions and failures to vote will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

Proxies

        You must complete and return the proxy card accompanying this proxy statement in order for your shares to be voted at the special meeting.

        Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible. Stockholders whose shares of Titan common stock are registered in their own name may submit their proxies by one of the following methods:

  •
  sign the enclosed proxy card and mail it in the enclosed, prepaid and addressed envelope;

  •
  call toll-free 1-800-PROXIES and follow the instructions; or

  •
  access the web page at www.voteproxy.com and follow the on-screen instructions.

        Votes submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on [                        ], 2005. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

        Also, you may vote your shares of Titan common stock in person at the special meeting. Titan will pass out written ballots to anyone who wants, and is entitled, to vote at the special meeting.

        Titan stockholders whose shares are held in "street name" must follow the instructions provided by their broker or bank to vote their shares. If you hold your shares of Titan common stock in street name, you must request a legal proxy from your broker or bank in order to vote at the special meeting.

        Titan stockholders who own shares of Titan common stock under the Titan employee benefit plans The Titan Corporation Consolidated Retirement Plan, the Titan Employee Stock Purchase Plan, the AverStar, Inc. Profit Sharing & Savings Plan and the BTG, Inc. Employee Stock Purchase Plan, which we refer to collectively as, the "Plans") will receive separate voting instruction cards. By completing the appropriate voting instruction card, plan participants may provide voting instructions to the trustee of the applicable plan for shares of Titan common stock held through that plan. If the trustee does not receive voting instructions from a plan participant, the trustee may vote the participant's shares under the respective plan in the same proportion as the shares of Titan common stock voted by all other respective plan participants on each proposal. If there are any special procedures for voting stock held in the Plans, these procedures will be set forth in the voting instruction cards. Your completed voting instruction card must be received no later than 4:00 p.m., New York City time, on [                        ], 2005, or on such later date to which the deadline may be extended.

        All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger.

        Proxies marked "Abstain" will not be voted at the special meeting. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and approval of the merger. Accordingly, Titan's board of directors urges you to promptly submit your proxy.

        If you receive more than one proxy card, it is because you hold Titan shares in different names. For example, you may hold Titan shares individually, jointly with your spouse or in trust for your children. Please complete, date, sign and return all of the proxy cards.

        Submitting a proxy will impact your dissenters' rights. See "The Merger—Dissenters' Rights" and Annex B to this proxy statement.

        DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR THE SURRENDER OF TITAN STOCK CERTIFICATES WILL BE MAILED TO RECORD STOCKHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.

Other Matters

        As of the date of this proxy statement, Titan's board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters properly come before the special meeting of Titan stockholders and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of Titan's board of directors.

Adjournments

        The special meeting may be adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. Any proposal to adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for adjournment is properly presented at the special meeting, or any adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such adjournment. The persons named as proxies will not, however, have discretion to vote in favor of any adjournment as to any shares of Titan common stock that have been voted against the merger proposal.

Revocation

        You may change your vote at any time before your proxy card is voted at the special meeting. If your shares of Titan common stock are registered in your name, you can do this in one of three ways:

  •
  signing another proxy card with new instructions with a later date or time;

  •
  delivering later proxy instructions via regular mail, on the Internet or by telephone; or

  •
  voting in person at the special meeting.

        Any written notice of revocation or subsequent proxy should be delivered to Titan's Corporate Secretary at 3033 Science Park Road, San Diego, California, 92121, before the taking of the vote at the special meeting. If you transmit changed instructions by regular mail, you should allow sufficient time for your instructions to be delivered prior to the special meeting. Any notice of revocation or subsequent proxy submitted via the Internet or by telephone must be received by 12:00 midnight, New York City time, on [                        ], 2005. All properly submitted proxies received by Titan before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and approval of the merger.

        If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Solicitation of Proxies

        Titan has retained Georgeson Shareholder Communications, Inc. to act as solicitation agents in connection with the special meeting and will pay approximately $[                        ] plus additional costs and fees for these services. In addition to soliciting proxies by mail, officers, directors and employees of Titan, without receiving additional compensation, may solicit proxies by telephone, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Titan common stock held of record by those persons, and Titan will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. Titan will be responsible for all of the expenses incurred by it in connection with the printing and mailing of this proxy statement.

THE MERGER

Background of the Merger

        On September 15, 2003, Titan entered into a merger agreement with Lockheed Martin pursuant to which Lockheed Martin agreed to pay Titan stockholders $22.00 per share of Titan common stock in cash, Lockheed Martin stock or a combination thereof at the election of the Titan stockholders. Following the signing of the Lockheed Martin merger agreement, Titan and Lockheed Martin announced that representatives of Lockheed Martin and Titan had initiated meetings with the Criminal Division of the DOJ and the SEC to advise of an internal review relating to certain agreements between Titan and international consultants and related payments in foreign countries. Titan and Lockheed Martin subsequently were informed that the DOJ had initiated a criminal inquiry into certain violations by Titan of the FCPA.

        On April 7, 2004, Titan and Lockheed Martin executed an amendment to the Lockheed merger agreement pursuant to which Lockheed Martin agreed to pay Titan stockholders $20.00 in cash per share of Titan common stock. The amended Lockheed merger agreement contained a condition to closing that Titan enter into a definitive plea agreement with the DOJ regarding the FCPA-related matters and also provided that if all of the conditions (including the condition regarding the plea agreement) were not satisfied by June 25, 2004, Lockheed Martin would be entitled to terminate the merger agreement. Titan was unable to reach a definitive plea agreement with the DOJ by June 25, 2004, and on that date, Lockheed Martin terminated the merger agreement. In the months following the termination of the Lockheed Martin merger agreement, Titan continued to work with the DOJ and the SEC to resolve the FCPA-related inquiry.

        On October 28, 2004, Peter Cohen, Titan's lead director, had lunch in New York at the request of Robert B. Millard, a director of L-3, with Mr. Millard and Frank C. Lanza, the chairman and chief executive officer of L-3. Messrs. Cohen, Lanza and Millard had a second lunch in New York on January 31, 2005. At these lunches, Mr. Lanza inquired generally about Titan. Mr. Cohen responded that he could not comment on Titan or its ongoing FCPA-related investigation beyond what had already been publicly disclosed. Mr. Lanza also stated that if Titan were ever to consider a strategic transaction, L-3 would be interested in exploring such a transaction with Titan.

        On January 25, 2005, Dr. Gene Ray, Titan's chief executive officer, met in his San Diego office with the chief executive officer of a large government information technology company (which we refer to in this proxy statement as Company A) who had asked to meet with Dr. Ray, and at that meeting the chief executive officer of Company A expressed general interest in a possible transaction with Titan. Dr. Ray responded that Titan's board of directors, although not seeking to sell the company, would be prepared to review any third party expressions of interest regarding a potential transaction.

        In January 2005, the chief executive officer of a smaller government information technology company (which we refer to in this proxy statement as Company B) contacted Dr. Ray and, during a meeting in Dr. Ray's San Diego office on January 31, 2005, expressed a general interest in pursuing a stock-for-stock combination with Titan.

        On March 1, 2005, Titan entered into a consent to the entry of a final judgment with the SEC, without admitting or denying the SEC's allegations, and reached a plea agreement with the DOJ, under which Titan pled guilty to three felony counts related to certain of its overseas operations, including in particular its operations in Benin. These counts consist of violations of the anti-bribery and the books and records provisions of the FCPA and aiding and assisting in the preparation of a false tax return. In connection with the FCPA settlement, Titan made total payments of $28.5 million. The total includes a DOJ-recommended fine of $13 million, and payments to the SEC consisting of disgorgement of $12.6 million and prejudgment interest of $2.9 million. The Hon. Roger T. Benitez, a judge of the

Federal District Court in San Diego, also imposed upon Titan a fine of $13 million. In addition, Titan and the Navy entered into an administrative settlement agreement on March 2, 2005.

        In early March 2005, a smaller government information technology company (which we refer to in this proxy statement as Company C) sent a letter to Mr. Cohen expressing its interest in pursuing a potential stock-for-stock combination with Titan. The letter was very general in nature and did not propose any specific terms or conditions for a transaction. Mr. Cohen had, at the request of Company C, met in New York in February 2005 with the chief executive officer of Company C who had expressed general interest in a possible transaction with Titan.

        Titan's board of directors met in San Diego on March 10, 2005 to discuss, among other things, Company C's letter. The board of directors also discussed the general expressions of interest from Company A and Company B. At the meeting, Titan's board of directors concluded that it was not interested in pursuing a stock-for-stock transaction with Company B or Company C. Titan's board of directors had previously authorized in August 2003 the retention of Relational Advisors to provide general financial advisory services to Titan. At the March 10, 2005 meeting, Titan's board of directors also authorized the retention of Lehman Brothers as a co-financial advisor to assist Titan in responding to any expressions of interest as well as to provide a general review of strategic alternatives available to Titan. Subsequent to the March 10, 2005 board meeting, Titan entered into engagement letters with Relational and Lehman Brothers.

        On March 11, 2005, Titan sent a letter to Company C informing it that Titan was not interested in pursuing a stock-for-stock transaction with Company C.

        On March 16, 2005, Messrs. Cohen, Lanza and Millard met for lunch in New York at the request of Mr. Lanza. At the meeting, Mr. Lanza inquired whether Titan might have any interest in a strategic transaction in light of the recent resolution with the SEC and DOJ of the FCPA-related matters, and asked how L-3 could communicate any interest in exploring a transaction with Titan. Mr. Cohen responded that Titan's board of directors, although not seeking to sell the company, would be prepared to review any third party expressions of interest regarding a potential transaction. On March 17, 2005, Mr. Lanza sent a letter to Dr. Ray proposing a business combination of the two companies. The letter indicated a preliminary valuation range of between $23.00 and $25.00 per share of Titan common stock based on Titan's publicly available information. The proposal was subject to L-3 commencing and satisfactorily completing its due diligence review of Titan.

        On March 22, 2005, Dr. Ray sent a letter to Mr. Lanza indicating that Titan would discuss L-3's expression of interest with its board of directors. On March 23, 2005, Titan's board of directors held a telephonic meeting at which L-3's letter was discussed.

        On March 30, 2005, Company A sent a letter to Dr. Ray proposing a cash acquisition of Titan by Company A. The letter indicated a preliminary valuation of $23.00 per share of Titan common stock based on Titan's publicly available information. However, Company A later revised its preliminary valuation to $22.46 because it had based the earlier valuation on an incorrect number of shares of Titan common stock outstanding on a fully-diluted basis. Company A's proposal was subject to Company A commencing and satisfactorily completing its due diligence review of Titan.

        On March 31, 2005, Titan's board of directors held a telephonic meeting to discuss the expressions of interest from L-3 and Company A. At the meeting, Lehman Brothers and Relational Advisors made a presentation to the board of directors regarding potential valuations of Titan and the expressions of interest from L-3 and Company A. At the meeting, the board of directors authorized management to continue discussions with L-3 and Company A regarding a potential transaction and to provide them with due diligence information and materials.

        On March 31, 2005, Company A entered into a confidentiality agreement with Titan. On April 1, 2005, Dr. Ray and Mark Sopp, the chief financial officer of Titan, together with representatives of

Relational Advisors, met with senior executives of Company A to provide an overview of the business and results of Titan.

        On March 31, 2005, Titan sent a confidentiality agreement to L-3. On April 1, 2005, Willkie Farr & Gallagher LLP, counsel to Titan, sent an initial draft of a merger agreement to Simpson Thacher & Bartlett LLP, counsel to L-3. Titan and L-3 executed the confidentiality agreement on April 2, 2005.

        On April 2, 2005, Dr. Ray, Nicholas Costanza, the general counsel of Titan, and representatives of Lehman Brothers, Relational Advisors and Willkie Farr met with Mr. Lanza, Christopher Cambria, the general counsel of L-3, Michael Strianese, the chief financial officer of L-3, certain other executives of L-3 and representatives of Simpson Thacher in New York. The purpose of the meeting was for Mr. Costanza, along with representatives of Willkie Farr and other outside counsel for Titan, to review with L-3 the various litigation matters to which Titan was a party.

        On April 3, 2005, Mr. Costanza and representatives of Willkie Farr met in New York with Mr. Cambria and representatives of Simpson Thacher to discuss the general terms of the draft merger agreement.

        On April 4, 2005, a further meeting was held in New York at which Dr. Ray and Mr. Sopp reviewed the business and results of Titan with Mr. Lanza and other executives of L-3.

        On April 6, 2005, Company A indicated that it did not intend to further pursue a transaction with Titan because it was not interested in Titan's linguist business, and as such would only be willing to pay between $20.00 and $22.00 per share of Titan common stock in a transaction.

        On April 6, 2005, representatives of Willkie Farr and Simpson Thacher had a further conversation regarding the FCPA Civil Litigation. During the conversation, Simpson Thacher informed Willkie Farr that L-3 would not be prepared to consider pursuing a transaction unless those matters were satisfactorily resolved prior to entering into any definitive transaction agreement. On April 8, 2005, Mr. Lanza sent Dr. Ray a letter in which he reaffirmed L-3's interest in pursuing a cash transaction with Titan, but only if Titan were able to satisfactorily address the FCPA Civil Litigation. In his letter, Mr. Lanza indicated that L-3 preliminarily valued Titan at $23.50 per share of Titan common stock, less the per share amount of settling the FCPA Civil Litigation. As an example, Mr. Lanza noted that the purchase price L-3 would pay would be $22.80 if Titan were able to settle such matters for $0.70 per share of Titan common stock. L-3's expression of interest was conditioned on its satisfactorily completing a thorough due diligence review of Titan.

        On April 12, 2005, Titan's board of directors held a telephonic meeting at which the status of the discussions with L-3, including the requirement for the satisfactory resolution of the FCPA Civil Litigation, were discussed. Titan's board authorized management to continue discussions with L-3 and to pursue a settlement of the FCPA Civil Litigation that would only become effective if a transaction were consummated with L-3.

        Thereafter, representatives of Willkie Farr and representatives of one of the plaintiffs in the FCPA Civil Litigation commenced negotiating the terms of two memoranda of understanding, one to settle the federal and state securities law class actions and the other to settle the state law derivative suits. These negotiations continued until June 2, 2005, when the Securities MOU and the Derivative MOU were finalized and executed by the parties thereto.

        Over the next seven weeks, L-3 conducted a lengthy due diligence review on the business of Titan.

        In mid-April 2005, Willkie Farr informed plaintiff's counsel in one of the Delaware derivative actions (Ridgway v. Ray, Chancery Court of Delaware, New Caste County, Civil Action No. 542-N), Milberg Weiss Bershad & Schulman LLP, that Titan was considering entering into a merger with an unnamed acquirer pursuant to which all of Titan's common stock would be acquired for cash. Milberg

Weiss informed Willkie Farr that in order to protect the rights of Titan stockholders concerning the outstanding derivative claims, it would file a motion for leave to file a fourth amended complaint in the Ridgway action, which motion was filed on April 14, 2005 and granted on May 24, 2005. In order to preserve the privacy of the merger negotiations in the best interests of Titan and its stockholders, at Titan's counsel's request, the plaintiff did not file the proposed complaint, but instead, on April 20, 2005, provided it to Titan's counsel with notice of intent to file such complaint, which would add additional defendants and claims related to the proposed merger.

        Subsequent to providing Titan's counsel with notice of intent to file a fourth amended complaint, Milberg Weiss retained WL Ross & Co. to assist it with the evaluation of any potential Titan transaction. At Milberg Weiss's request, both Milberg Weiss and WL Ross were provided with access to all of the materials that Titan provided to L-3 and other potential acquirers (identified as Companies A, B, C and D above). After reviewing these materials, Milberg Weiss and WL Ross engaged in discussions with Titan management and counsel for Titan, and Milberg Weiss engaged in discussions with counsel for L-3.

        On April 20, 2005, Dr. Ray and representatives of Lehman Brothers met with Mr. Lanza in New York to discuss the new business prospects of Titan as well as Titan's recent acquisition of Intelligence Data Systems.

        On April 29, 2005, Mr. Cohen and representatives of Lehman Brothers met with Mr. Lanza in New York to further discuss the terms of the proposed transaction and valuation. On May 3, 2005, Mr. Cohen and Mr. Lanza spoke by telephone, which was followed by a telephone conversation between Dr. Ray and Mr. Lanza.

        On May 9 and 10, 2005, a due diligence meeting was held in New York during which the heads of Titan's various business units reviewed their operations with executives from L-3.

        On May 9, 2005, a large government and commercial information technology company (which we refer to in this proxy statement as Company D) contacted Dr. Ray and expressed potential interest in pursuing a transaction with Titan. On May 11, 2005, Dr. Ray and representatives of Relational met with executives from Company D. On May 13, 2005, Company D executed a confidentiality agreement with Titan and was subsequently provided with certain due diligence materials. Company D informed Titan on May 19, 2005 that it did not intend to further pursue a transaction with Titan because it did not have a long-term interest in Titan's linguist and products businesses, and as such would not be able to pay more than $22.00 per share of Titan common stock. In addition, Company D advised Titan that it would not be able to offer all cash consideration. Company D also mentioned that it was not willing to participate in a competitive sales process.

        On May 19, 2005, Willkie Farr and Mr. Costanza met with Simpson Thacher and Mr. Cambria in New York to discuss the draft merger agreement.

        On May 24, 2005, Dr. Ray and representatives of Relational and Lehman Brothers met with Mr. Lanza and Mr. Cambria to discuss the status of L-3's due diligence review of Titan and the negotiation of the merger agreement, including the proposed conditions to closing. At the meeting, Mr. Lanza indicated that L-3 was not prepared to pay more than $22.76 per share of Titan common stock (based on the assumed settlement costs of the FCPA Civil Litigation). Later that evening, representatives of Titan and L-3 met in New York to further discuss the merger agreement. At the meeting, Willkie Farr and Mr. Costanza communicated to L-3 that the closing of the proposed merger would need to be subject to fewer conditions than those proposed in L-3's comments to the merger agreement.

        A special telephonic meeting of the Titan board of directors was held on May 25, 2005. On the call, Dr. Ray gave the board of directors an update on the discussions with L-3.

        On May 26, 2005, Dr. Ray, Mr. Costanza and representatives of Relational and Lehman Brothers met with Mr. Lanza, Mr. Strianese, Mr. Cambria and other executives of L-3 to further discuss the price per share, the termination fee and the conditions to the closing of the merger. At the meeting, Mr. Lanza reaffirmed that L-3 was not prepared to pay more than $22.76 per share of Titan common stock (based on the assumed settlement costs of the FCPA Civil Litigation). In addition, L-3 indicated its willingness to accept a termination fee of 3.5% of the equity value of Titan and to remove certain of its proposed conditions to closing.

        On May 27 and May 29, 2005, Mr. Cohen telephoned Mr. Lanza and asked L-3 to reconsider increasing the per share purchase price. Mr. Lanza, however, refused to increase the per share purchase price.

        On May 30, 2005, representatives of Willkie Farr called representatives of Milberg Weiss and informed them that Titan had negotiated a merger agreement with L-3 at a per share price of $22.76 and with a termination fee of 3.5% of the equity value of Titan (based on the final merger consideration). Representatives of Milberg Weiss, on behalf of the plaintiffs in all of the pending derivative litigation, informed Willkie Farr that in order to ensure that Titan's stockholders were adequately compensated for the value of their derivative claim, they would need to negotiate with Simpson Thacher (on behalf of L-3) the proposed per share purchase price and the termination fee. Milberg Weiss thereafter commenced such discussions with Simpson Thacher.

        A special meeting of the Titan board of directors was held on May 31, 2005 in New York. Prior to the special meeting, Titan provided each of its directors with a summary of the terms and conditions of the merger agreement, as well as a substantially final draft of the merger agreement itself. During that day, representatives of Simpson Thacher informed Willkie Farr that L-3 had informed counsel for the plaintiffs in the FCPA Civil Litigation that it would be willing to increase the per share price to $23.01 per share of Titan common stock, although counsel for the plaintiffs continued discussions regarding price.

        Dr. Ray opened the meeting by briefing the board of directors on the status of the negotiations with L-3. Willkie Farr then made a presentation regarding the fiduciary obligations of the board of directors and discussed the terms and conditions of the merger agreement and the status of the negotiations of the Securities MOU and the Derivative MOU, and answered questions from the Titan directors. Each of Relational Advisors and Lehman Brothers reviewed its financial analysis of the merger consideration and rendered to Titan's board of directors an oral opinion to the effect that, as of that date and based on and subject to the matters stated in their opinion, a purchase price of $23.00 per share of Titan common stock was fair from a financial point of view to the Titan stockholders. At the time that such oral opinions were rendered, the purchase price per share of Titan common stock proposed by L-3 was $23.01.

        Relational Advisors and Lehman Brothers also advised the board of directors of their communications with other potential acquirers, which had not revealed any interest from other third parties in acquiring Titan in an all-cash transaction at a comparable price. During the period from March through May 2005, Relational Advisors and Lehman Brothers had informally contacted entities in the defense and federal information technology industries that they deemed most likely to be a prospective buyer of Titan. In some cases, such contacts were on a no-names basis. In addition, certain other companies (such as Company D) expressed interest in a transaction with Titan during that period. None of the contacts made or received resulted in an expression of interest and any preliminary prices indicated were less than that offered by L-3.

        The board also discussed the terms of certain proposed change-in-control agreements for Titan's senior vice presidents as well as a severance plan for certain other Titan executives and the acceleration of all outstanding options to acquire Titan common stock upon consummation of the proposed merger.

        After further discussion and consideration, Titan's board of directors unanimously determined, subject to the successful negotiation of the remaining open items in the merger agreement, the Securities MOU and the Derivative MOU and the approval of the transaction by L-3's board, and assuming that the purchase price was at least $23.00 per share of Titan common stock, that the merger with L-3 would be advisable, fair to and in the best interests of Titan and its stockholders. The board also unanimously approved the terms of the Securities MOU, the Derivative MOU, the change-in-control agreements and severance plans, and the acceleration of all outstanding options to acquire Titan common stock upon consummation of the proposed merger, all as described above and conditioned upon the successful negotiation of the merger agreement, the Securities MOU and the Derivative MOU and the approval of the transaction by L-3's board.

        On June 1, 2005, Milberg Weiss, having been advised by WL Ross, and Simpson Thacher (on behalf of L-3) negotiated a purchase price of $23.10 per share of Titan common stock and a termination fee equal to 2% of the equity value of Titan for 30 days after the merger agreement, and 3% thereafter. WL Ross expressed its view to Milberg Weiss that the merger consideration was fair, from a financial point of view, to the holders of Titan common stock. Additionally, counsel for plaintiffs in all of the pending derivative actions concurred that the increased merger consideration and decreased termination fee was a fair settlement of the derivative actions for Titan's stockholders.

        On June 2, 2005, Willkie Farr and Simpson Thacher discussed the remaining open issues regarding L-3's proposed conditions to the closing of the merger and thereafter finalized the merger agreement. At the same time, Willkie Farr, Simpson Thacher and the representatives of counsel for the plaintiffs in the FCPA Civil Litigation finalized the Securities MOU and the Derivative MOU. L-3 also completed its due diligence review of Titan's business.

        A special telephonic meeting of the Titan board of directors was held on the evening of June 2, 2005. Willkie Farr reviewed with the board of directors the changes to the merger agreement and the proposed conditions to closing contained therein. Each of Relational Advisors and Lehman Brothers confirmed to Titan's board of directors its earlier oral opinion rendered on May 31, 2005, and later confirmed in writing and dated June 2, 2005, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the merger consideration was fair from a financial point of view to the Titan stockholders. After discussion and consideration, Titan's board of directors unanimously determined that the merger with L-3 was advisable, fair to and in the best interests of Titan and its stockholders. Titan's board of directors unanimously adopted the merger agreement with L-3 and unanimously resolved to recommend to Titan stockholders that they vote for adoption of the merger agreement and approval of the merger.

        On the evening of June 2, 2005, Titan and L-3 signed the merger agreement. Concurrently with the execution of the merger agreement, counsel for Titan entered into the Securities MOU and the Derivative MOU on behalf of Titan and Titan and its senior vice presidents entered into the change-in-control agreements discussed above.

        On June 3, 2005, Titan and L-3 each issued a press release announcing the proposed merger before the opening of trading on the NYSE.

Recommendation of the Titan Board; Titan's Reasons for the Merger

        On June 2, 2005, Titan's board of directors unanimously determined that the merger with Saturn VI on the terms set forth in the merger agreement was advisable, fair to and in the best interests of Titan and its stockholders. Titan's board of directors approved the merger agreement and recommended that stockholders vote FOR adoption of the merger agreement and approval of the merger. The determination by Titan's board of directors relating to the merger agreement was the result of careful consideration of numerous factors by Titan's board of directors, including, without limitation, the following factors:

        Merger Consideration Premium.    The $23.10 per share merger consideration specified in the merger agreement represented a premium of approximately 14%, 22% and 23% over the average daily closing price of Titan's common stock over the 30, 60 and 90 day periods, respectively, ended June 2, 2005. Although the merger consideration only represented a 1% premium over the closing price of Titan common stock on June 2, 2005, the last trading day prior to the announcement of the execution of the merger agreement, there had been speculation in the press since May 17, 2005 concerning a possible transaction involving Titan.

        Merger Consideration.    Titan's board of directors considered favorably that the merger consideration consisted of cash and that Titan stockholders would be able to immediately realize a fair value, in cash, for their investment and will provide such stockholders certainty of value for their shares of Titan common stock.

        No Financing Conditions to Closing.    Titan's board of directors considered favorably L-3's ability to consummate the merger without requiring a financing condition in the merger agreement. The board of directors also considered favorably the fact that L-3 would obtain commitments for $2.0 billion of interim debt financing simultaneously with the execution of the merger agreement.

        Ability to Accept a Superior Proposal.    The provisions of the merger agreement permitted the board of directors to consider and accept an unsolicited superior proposal to comply with the fiduciary duties owed by Titan's directors to Titan stockholders.

        Likelihood of Other Alternatives.    In determining that a merger with L-3 was more favorable to Titan stockholders than remaining independent, Titan's board of directors considered the merger consideration offered by L-3 as compared to the range of potential values if Titan remained independent, and risks associated with achieving those values. In addition, Titan's board of directors, based in part upon the presentation of Relational Advisors and Lehman Brothers, considered that each of the other companies with which Titan communicated or which were contacted by Relational Advisors and Lehman Brothers declined to pursue a transaction with Titan and offered a preliminary price, if any, less than that offered by L-3.

        Opinions from Financial Advisors.    Titan's board of directors received the separate opinions of Relational Advisors and Lehman Brothers as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Titan's common stock in accordance with the terms of the merger agreement.

        Independence Risks.    Titan's board of directors believed that a merger with L-3 was more favorable to Titan stockholders than remaining independent based on the potential value of such alternative and the risks associated with remaining independent. The main strategic and operational risks that Titan's board of directors associated with Titan remaining independent included:

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  risks associated with winning new contracts and generating organic revenue growth;

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  risks associated with performing Titan's contracts, executing Titan's business and maintaining and increasing profit margins;

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  risks that Titan would not be able to continue to produce improved operating results in its core defense business given the relatively high current levels of funding by the Department of Defense and other governmental agencies as a result of policies sponsored by the Bush administration;

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  risks associated with finding suitable acquisition candidates, consummating acquisitions at acceptable prices and integrating such acquisitions, since Titan has historically grown both organically and through acquisitions;

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  risks associated with successfully recruiting a chief operating officer and the ability of that person to execute Titan's business plan as well as planning for the succession of Titan's chief executive officer; and

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  risks associated with potential compression of trading and transaction multiples in Titan's industry sector, which multiples at that time appeared at or near cyclical highs.

        Value.    Titan's board of directors evaluated Titan's opportunities for growth and potential for increased stockholder value if Titan were to have decided to stay independent.

        Disruptions.    Titan's board of directors considered possible disruption to Titan's businesses that could have resulted from the announcement of the transaction and the resulting distraction of Titan's management's attention from the day-to-day operations of Titan's businesses.

        Operating Restrictions.    Titan's board of directors noted the restrictions contained in the merger agreement on the operation of Titan's and its subsidiaries' businesses during the period between the signing of the merger agreement and the completion of the merger.

        Regulatory.    Titan's board of directors evaluated the risks of significant costs, delays and the potential failure to satisfy the closing conditions to, or the termination of, the merger agreement if governmental and regulatory approvals necessary for the completion of the merger could not be obtained.

        Consummation Risk.    Titan's board of directors weighed the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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  the market price of Titan common stock; and

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  Titan's operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to pay the termination fee.

        Termination Fee.    Titan's board of directors considered the risk that Titan's obligation to pay a termination fee to L-3 in certain circumstances could deter other parties from proposing an alternative transaction that might be more advantageous to Titan stockholders. In considering this provision, Titan's board of directors took into account the concerns of L-3, which Titan's board of directors believed had made an attractive acquisition proposal conditioned on receipt of a termination fee, and the likelihood of there being a subsequent better offer which might be deterred by such a payment. The board of directors further considered that the maximum aggregate termination fee that could be realized by L-3 pursuant to the merger agreement was $62.4 million. Based on the advice of its legal and financial advisors, the board of directors concluded that this termination fee was within the range of fees payable in comparable transactions, that it would not in and of itself preclude alternative proposals and that the protection it afforded L-3 encouraged L-3 to submit its best possible offer.

        After taking into account all of the factors set forth above, as well as others, including the personal interests of Titan's directors and executive officers as described more fully under "—Interests of Certain Persons in the Merger; Conflicts of Interest," Titan's board of directors agreed that the benefits of the merger outweighed the risks and that the merger agreement and the merger were advisable, fair to and in the best interests of Titan and its stockholders.

        Although the foregoing discussion sets forth the material factors considered by Titan's board of directors in reaching its recommendation, it may not include all of the factors considered by Titan's board of directors, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, Titan's board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole and as a result of numerous meetings.

        Titan's board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Titan and its stockholders. Accordingly, Titan's board of directors unanimously recommends that Titan stockholders vote FOR the adoption of the merger agreement and approval of the merger.

Opinion of Relational Advisors LLC

        Relational Advisors acted as Titan's co-financial advisor in connection with the merger. Titan selected Relational Advisors to deliver a fairness opinion in connection with the proposed merger based on Relational Advisors' experience, reputation and familiarity with Titan. As part of its investment banking business, Relational Advisors routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions.

        In connection with Relational Advisors' engagement, Titan requested that Relational Advisors evaluate the fairness, from a financial point of view, of the merger consideration that the holders of the outstanding shares of common stock of Titan would be entitled to receive in the proposed merger. On May 31, 2005, at a meeting of the Titan board of directors held to consider the proposed merger on the terms set forth in the draft merger agreement dated May 27, 2005, Relational Advisors delivered an oral opinion to the Titan board. On June 2, 2005, Relational Advisors confirmed its opinion to the Titan board both orally and by delivery of a written opinion, dated June 2, 2005, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Titan common stock.

        The full text of Relational Advisors' opinion describes the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Relational Advisors. Relational Advisors' opinion is attached as Annex C. Relational Advisors' opinion is directed only to the fairness, from a financial point of view, of the merger consideration pursuant to the proposed merger, and does not address any other aspect of the merger or any related transaction. The opinion was provided solely for the information and assistance of Titan's board of directors in connection with its consideration of the transaction contemplated by the merger agreement, and does not constitute a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger. You are encouraged to read this opinion carefully in its entirety. The summary of Relational Advisors' opinion below is qualified in its entirety by reference to the full text of the opinion. It should be noted that, although subsequent developments after June 2, 2005 may affect the opinion, Relational Advisors does not have any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Relational Advisors reviewed, among other information deemed relevant:

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  a draft of the merger agreement dated June 2, 2005;

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  the annual reports on Form 10-K of Titan for the years ended December 31, 2004 and 2003;

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  certain quarterly reports of Titan on Form 10-Q;

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  certain internal financial analyses and forecasts for Titan prepared by its management, which management had advised Relational Advisors were reasonable;

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  financial terms of the proposed legal settlements set forth in the Securities MOU and the Derivative MOU; and

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  certain available research analysts' reports on Titan.

        In addition, Relational Advisors:

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  reviewed the historical and current market price and trading activity for the shares of Titan common stock;

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  compared certain financial and stock market information for Titan to similar information for certain other companies with publicly traded securities;

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  reviewed, to the extent publicly available, financial terms of certain recent business combinations in the defense and federal information technology services industry, specifically, and in other industries, generally, that Relational Advisors deemed to be comparable, in whole or in part, to the proposed merger; and

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  reviewed such other information and performed such other studies and analyses as Relational Advisors deemed relevant.

        In connection with Relational Advisors' opinion, it also held discussions with senior management of Titan regarding its assessment of the strategic rationale for, and the potential benefits and challenges of, the transactions contemplated by the merger agreement, and the past and current business operations, financial condition and future prospects of Titan.

        In rendering its opinion, Relational Advisors relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial, accounting and other information that was publicly available or that was furnished by Titan or its management, or otherwise reviewed by Relational Advisors, and Relational Advisors did not assume any responsibility for independently verifying the accuracy or completeness of such information. In that regard, Relational Advisors made certain assumptions, with Titan's consent, including the following:

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  Titan's financial analyses and forecasts provided to Relational Advisors were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Titan management as to the expected future results of operations and financial condition of Titan;

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  the merger contemplated by the draft merger agreement would be consummated as set forth in such merger agreement, and the definitive agreement would not differ in any material respects from the draft thereof furnished to Relational Advisors; and

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  all material consents and approvals, including the approval of Titan's stockholders, will be obtained.

        In addition, Relational Advisors was not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Titan or any of its subsidiaries, and Relational Advisors was not furnished with any such evaluation or appraisal. Relational Advisors' opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed, and could be evaluated, as of the date of the opinion. The opinion did not address the relative merits of the transaction contemplated by the merger agreement, as compared to any alternative business transaction that might be available to Titan, nor did it address the underlying business decision of Titan to engage in the transaction contemplated by the merger agreement. Although Relational Advisors evaluated the merger consideration from a financial point of view, Relational Advisors was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between L-3 and Titan.

        In preparing its opinion for Titan's board of directors, Relational Advisors performed a variety of financial and comparative analyses, including those described below. The order in which these analyses are described does not represent the relative importance or weight given to the analyses performed by Relational Advisors. The summary of Relational Advisors' analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and, therefore, a fairness opinion is not susceptible to partial analysis or summary description. Relational Advisors believes that its analysis must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion.

        In its analyses, Relational Advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Titan. No company, transaction or business used in Relational Advisors' analyses as a comparison is identical to Titan or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Relational Advisors' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Relational Advisors' analyses and estimates are inherently subject to substantial uncertainty.

        Relational Advisors' opinion and financial analyses were only one of many factors considered by the Titan board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Titan board of directors with respect to the merger or the merger consideration.

        The following is a summary of the financial analyses underlying Relational Advisors' opinion delivered to the Titan board of directors on May 31, 2005 in connection with the merger. In order to fully understand Relational Advisors' financial analyses, the summarized range of values presented below must be read together with the text of each summary. The summarized range of values alone does not constitute a complete description of the financial analyses. Considering the summarized range of values below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Relational Advisors' financial analyses.

        Selected Trading Market Analysis.    Using publicly available information, Relational Advisors reviewed the financial, operating and stock market data of the following selected publicly traded companies in the federal information technology services industry:

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  Anteon International Corporation

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  CACI International Inc.

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  Dynamics Research Corporation

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  ManTech International Corporation

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  MTC Technologies, Inc.

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  SI International, Inc.

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  SRA International, Inc.

        Relational Advisors compared the enterprise values of Titan and the selected companies as multiples of earnings before interest, taxes, depreciation and amortization (which we refer to in this proxy statement as EBITDA) for the latest 12 months (which we refer to in this proxy statement as

LTM) and estimated calendar years 2005 and 2006. Relational Advisors then derived an implied enterprise reference range for Titan by applying a range of selected multiples to the corresponding financial data for Titan for the LTM and calendar years 2005 and 2006. Relational Advisors also compared the equity values of Titan and the selected companies as multiples of the earnings per share (which we refer to in this proxy statement as EPS) for the LTM and estimated calendar years 2005 and 2006. All multiples were based on the closing stock prices on May 26, 2005. This analysis indicated the following implied per share equity reference range for Titan:

Implied Per Share Equity Reference Range	$21.06 - $24.10

        Selected Transactions Analysis.    Using publicly available information, Relational Advisors reviewed the implied enterprise values of the following eight selected transactions in the federal information technology services industry:

ACQUIROR		TARGET
•	Nortel Networks, Inc.	•	PEC Solutions, Inc.
•	Lockheed Martin Corporation	•	The Sytex Group, Inc.
•	Veritas Capital, Inc.	•	DynCorp
•	BAE Systems North America, Inc.	•	DigitalNet Holdings, Inc.
•	CACI International Inc.	•	Defense and Intelligence Group of American Management Systems
•	Lockheed Martin Corporation	•	Federal Government IT Business of Affiliated Computer Sciences, Inc.
•	Computer Sciences Corporation	•	DynCorp
•	General Dynamics Corporation	•	Veridian Corporation

        Relational Advisors compared the enterprise values in the selected transactions as multiples of the then LTM and estimated then current calendar year earnings before interest and taxes (which we refer to in this proxy statement as EBIT) and EBITDA, in each case as determined from publicly available information. Relational Advisors then derived an implied enterprise reference range for Titan by applying a range of selected multiples to the corresponding financial data for Titan for the LTM and calendar year 2005. The range of selected multiples derived from the selected transactions was weighted more heavily to the multiples implied by the General Dynamics Corp.—Veridian Corp. transaction, as Relational Advisors considered Veridian Corp. to be one of Titan's most-similar competitors. This analysis indicated the following implied per share equity reference range for Titan:

Implied Per Share Equity Reference Range	$19.58 - $22.25

        Discounted Cash Flow Analysis.    Relational Advisors performed a discounted cash flow analysis of Titan to calculate the estimated present value of the stand-alone, unlevered after-tax free cash flows that Titan could generate during calendar years 2005 through 2009 and the value of Titan at the end of that period. Relational Advisors applied a range of EBITDA terminal multiples from 7.0x to 11.0x Titan's calendar year 2009 estimated EBITDA to derive such terminal value. The present value of the cash flows and terminal value for each case were calculated using discount rates ranging from 10.75% to 12.25%. This analysis indicated the following implied per share equity reference range for Titan:

Implied Per Share Equity Reference Range	$18.22 - $24.05

        Leveraged Buyout Analysis.    Relational Advisors performed a leveraged buyout analysis of Titan to calculate the estimated transaction price per share assuming a range of internal required rate of equity returns from 19% to 23% and assuming terminal multiples of 7.0x to 11.0x Titan's calendar year 2009 estimated EBITDA. This analysis indicated the following implied per share equity reference range for Titan:

Implied Per Share Equity Reference Range	$14.62 - $18.85

        Premiums Paid Analysis.    Using publicly available information, Relational Advisors reviewed the acquisition price per share for selected acquisitions occurring within the last 12 months ended May 17, 2005 of U.S. publicly traded companies with total enterprise values between $500 million and $5 billion. Relational Advisors compared the acquisition price per share to the target's stock price one-day, one-week, 30-days, 60-days and 90-days prior to the announcement of the transaction to arrive at an implied range of stock premiums. These one-day, one-week, 30-day, 60-day and 90-day premiums were applied to the corresponding stock prices of Titan, using May 17, 2005 (the trading day prior to when speculation began in the press concerning a possible transaction involving Titan) as Titan's reference point. This analysis indicated the following implied per share equity reference range for Titan:

Implied Per Share Equity Reference Range	$21.15 - $23.07

        Relationships between Relational Advisors and Titan.    Relational Advisors acted as financial advisor to Titan in connection with, and participated in certain of the negotiations leading to the merger, although in so acting, Relational Advisors has not entered into an agency or other fiduciary relationship with Titan, its board of directors or stockholders, or any other person.

        Titan retained Relational Advisors pursuant to an engagement letter, effective as of August 1, 2004, and further amended on April 20, 2005. Such original engagement letter provided for an annual retainer payment to Relational Advisors of $250,000, which was unrelated to services provided in connection with the merger, but was credited against the opinion fee discussed below. As compensation for Relational Advisors' services in connection with the merger, Titan agreed to pay Relational Advisors incremental fees comprised of the following components:

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  an opinion fee of $500,000 (after netting the retainer fee described above), of which $375,000 was paid upon request by the board of directors for the opinion, and the remaining $125,000 was paid following the delivery of the opinion; and

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  an additional fee estimated to be approximately $8.7 million, equal to 0.325 percent of the total transaction value (all forms of equity plus debt) based on merger consideration of $23.10 per share of Titan common stock.

        In addition, regardless of whether the merger is consummated, Titan has agreed to reimburse Relational Advisors for reasonable fees and disbursements of Relational Advisors' counsel and other reasonable out-of-pocket expenses Relational Advisors incurs in connection with the merger or otherwise arising out of its retention under the engagement letter, as amended. Titan has also agreed to indemnify Relational Advisors and certain related persons against certain expenses and liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

        Relational Advisors has in the past provided financial advisory services to Titan unrelated to the merger, for which services it has also received compensation. Titan is an investor and limited partner, with an approximate 40% partnership interest, in a fund currently managed by Titan Investment Partners, LLC, the general partner of which is an affiliate of Relational Advisors. In addition, Dr. Ray is an investor and limited partner in one of a number of limited partnerships and managed accounts that are managed by Relational Investors LLC ("RILLC"), the general partner of which is an affiliate of Relational Advisors. Dr. Ray's limited partnership interest is less than 0.01% of the aggregate of the funds managed by RILLC. Relational Advisors is an unsecured creditor of a bankrupt former subsidiary of Titan, in which Titan has succeeded to ownership of substantially all of the bankrupt company's non-cash assets by virtue of Titan's status as a secured creditor.

Opinion of Lehman Brothers Inc.

        In May 2005, Titan executed an engagement letter to formally engage Lehman Brothers to act as its co-financial advisor in connection with the merger. On May 31, 2005, Lehman Brothers rendered its oral opinion (subsequently confirmed both orally and in writing on June 2, 2005) to the Titan board of directors that as of that date, and based upon and subject to the matters stated in its opinion, the consideration to be received by the stockholders of Titan in the merger was fair, from a financial point of view, to Titan's stockholders.

        The full text of Lehman Brothers' written opinion, dated June 2, 2005, is attached as Annex D to this Proxy Statement. Stockholders are encouraged to read Lehman Brothers' opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers' opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Titan board of directors in connection with its consideration of the merger. Lehman Brothers' opinion is directed only to the fairness, from a financial point of view, of the merger consideration pursuant to the proposed merger, and does not address any other aspect of the merger or any related transaction. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Titan as to how that stockholder should vote with respect to the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, Titan's underlying business decision to proceed with or effect the merger.

        In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

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  the merger agreement and the financial terms of the merger;

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  publicly available information concerning Titan that Lehman Brothers believed to be relevant to its analysis, including Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Titan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

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  financial and operating information with respect to the business, operations and prospects of Titan furnished to Lehman Brothers by Titan;

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  a trading history of Titan's common stock from May 20, 2000 to May 31, 2005 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

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  a comparison of the historical financial results and present financial condition of Titan with those of other companies that Lehman Brothers deemed relevant;

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  a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

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  the results of Lehman Brothers' efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of Titan; and

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  the financial terms of proposed legal settlements set forth in the Securities MOU and the Derivative MOU, the costs of which will be paid by Titan after it is acquired in the merger.

        In addition, Lehman Brothers had discussions with the management of Titan concerning Titan's business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

        In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of that information. Lehman Brothers further relied upon the assurances of Titan's management that it was not aware of any facts or circumstances that would make such information furnished by Titan inaccurate or misleading. With respect to the financial projections of Titan, upon advice of Titan, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Titan management as to the future financial performance of Titan. Accordingly, Lehman Brothers further assumed that Titan will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Titan and did not make or obtain any evaluations or appraisals of the assets or liabilities of Titan. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, and on the information made available to Lehman Brothers as of, June 2, 2005.

        At the May 31, 2005 meeting of the Titan board of directors, Lehman Brothers made a presentation of certain financial analyses of the proposed merger.

        The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Titan board of directors. In order to fully understand the financial analyses used by Lehman Brothers, the summary of the analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors considered, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

        Comparable Company Analysis.    Lehman Brothers reviewed and compared specific financial and operating data relating to Titan with selected publicly traded companies that Lehman Brothers deemed comparable to Titan. Lehman Brothers chose the companies used in the Comparable Company Analysis based on their general similarity to Titan in the mix and characteristics of their businesses, growth and returns. For Titan, Lehman Brothers included in its review of comparable companies the following companies:

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  CACI International Inc.

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  Anteon International Corporation

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  SRA International, Inc.

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  ManTech International Corporation

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  MTC Technologies, Inc.

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  SI International, Inc.

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  Dynamics Research Corporation

        Using publicly available information (including company filings and the Institutional Brokers Estimate System consensus estimates), Lehman Brothers calculated and analyzed each company's current stock price as a multiple of its projected earnings per share and each company's firm value as a multiple of certain historical and projected financial statistics including EBITDA. Lehman Brothers calculated and analyzed these multiples using both the closing price per share of each company's common stock on May 26, 2005 and the average of each company's common stock price for the 30 trading days ending on May 26, 2005.

        Using publicly available information and projections provided by Titan management, Lehman Brothers also calculated and analyzed these multiples for Titan using both the average of Titan's common stock price for the 30 trading days ending on May 17, 2005 and the closing price per share of Titan's common stock on May 17, 2005 (the trading day prior to when speculation began in the press concerning a possible transaction involving Titan).

        Due to the inherent differences between the business, operations and prospects of Titan and the business, operations and prospects of each of the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Company Analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Titan and the companies included in the Comparable Company Analysis that would affect the public trading values of each. Accordingly, using the mean and median multiples as a general guide, Lehman Brothers applied a range of multiples that it believed reflected the theoretical trading multiples for Titan on a non-controlled fully distributed basis.

        Based on each of those selected multiples, Lehman Brothers calculated per share equity reference ranges for Titan common stock on a non-controlled fully distributed basis between $18.65 and $24.40 per share.

        Comparable Transactions Analysis.    Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and multiples paid in eight acquisitions of companies that Lehman Brothers deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the Comparable Transaction Analysis based on the general similarity of the target companies in the transactions to Titan in the mix and characteristics of their businesses, growth and returns. Lehman Brothers included the following transactions:

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  Acquisition of DynCorp by Computer Sciences Corporation;

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  Acquisition of Veridian Corporation by General Dynamics Corporation;

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  Acquisition of Affiliated Computer Services, Inc.'s Federal Government IT Business by Lockheed Martin Corporation;

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  Acquisition of the Defense and Intelligence Group of American Management Systems by CACI International Inc.;

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  Acquisition of DigitalNet Holdings, Inc. by BAE Systems North America Inc.;

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  Acquisition of DynCorp by Veritas Capital, Inc.;

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  Acquisition of The Sytex Group, Inc. by Lockheed Martin Corporation; and

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  Acquisition of PEC Solutions, Inc. by Nortel Networks Inc.

        Lehman Brothers considered the enterprise values as multiples of the then LTM EBITDA and the then forward twelve months EBITDA.

        The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Titan, and the businesses, operations, financial conditions and prospects of the companies included in the Comparable Transaction Analysis. Accordingly, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of the Comparable Transaction Analysis required qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Titan.

        Using mean and median multiples as a general guide, Lehman Brothers applied a range of multiples to Titan's 2005 estimated EBITDA which it believed reflected the theoretical transaction multiples for Titan on a full change in control basis. Based on this range of multiples, the analysis indicates a range of equity values per share of $17.70 to $22.35. Lehman Brothers also noted the original purchase price of $22.00 per share offered by Lockheed Martin to Titan in September 2003 and the subsequently revised Lockheed Martin offer price of $20.00.

        Discounted Cash Flow Analysis.    Lehman Brothers performed a Discounted Cash Flow Analysis based on the projected financial information of Titan provided by its management for 2005-2009, and extrapolated financial information developed by Lehman Brothers in collaboration with, and approved by, Titan's management for years 2010-2014. Lehman Brothers discounted to present (August 31, 2005, an estimated closing date for the merger) value the projected standalone unlevered, after-tax free cash flow for the remaining portion of fiscal year 2005 and for fiscal years 2006 through 2014. To estimate the residual value of Titan at the end of the forecast period, or terminal value, Lehman Brothers applied EBITDA terminal value multiples of 7.0x, 8.0x and 9.0x to projected fiscal year 2014 EBITDA. These terminal multiples implied perpetuity growth rates of 1.5% - 3.3%.

        Lehman Brothers used after-tax discount rates of 11.25% to 12.00% to calculate the present value of the cash flows and terminal values. This range was based on an analysis of Titan's weighted average cost of capital over the projection period.

        Based on these discount rates and the selected range of terminal values, Lehman Brothers calculated the implied equity value per Titan share at approximately $18.76 to $24.58. Using the middle of the discount rate range (11.50% - 11.75%), which Lehman Brothers estimated to be most indicative of Titan's weighted average cost of capital over such period, the implied equity value was between $19.20 and $24.05.

        Premiums Paid Analysis.    Lehman Brothers compared the premium proposed to be paid in the merger with premiums paid in mergers and acquisitions transactions for domestic companies in the industrial sector that were announced or completed between October 18, 2001 and May 20, 2005 with transaction values greater than $250 million. Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing (i) one day, (ii) one week and (iii) four weeks prior to the announcement of the transaction.

        Based on the analysis, Lehman Brothers applied a premium range of 20% to 25% to Titan's average stock price for the 30 trading days ending on May 17, 2005, which yielded an implied equity value per share range of $21.58 to $22.48.

        Leveraged Buyout Analysis.    Lehman Brothers performed a leveraged buyout analysis to determine the potential implied equity value per share of Titan common stock that might be achieved in an acquisition of Titan in a leveraged buyout transaction based on current market conditions. In conducting this analysis, Lehman Brothers assumed EBITDA terminal value multiples of 8.0x, 9.0x and 10.0x and assumed that acquisition financing could be obtained in the high yield market and bank finance markets in an amount not in excess of 5.0x estimated August 31, 2005 LTM EBITDA. Lehman Brothers assumed that a minimum internal rate of return ranging from 25% to 30% on equity invested during a five-year period would be required by an acquirer. This analysis resulted in a range of equity values of Titan of $13.80 to $15.80 per share.

        General.    In connection with the review of the merger by the Titan board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The above summary of these analyses does not purport to be a complete description of the analyses performed by Lehman Brothers in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily conducive to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analysis and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers' view of the actual value of Titan.

        In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lehman Brothers or Titan. Any estimates contained in the analyses of Lehman Brothers are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analysis by Lehman Brothers of the fairness to Titan's stockholders of the consideration to be offered to those stockholders in the merger, from a financial point of view, and were prepared in connection with the delivery by Lehman Brothers of its opinion to the Titan board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Titan's common stock might trade following announcement of the merger.

        The consideration to be offered to Titan stockholders in the merger and other terms of the merger were determined through arms'-length negotiations between Titan and L-3 and were unanimously approved by the Titan board of directors. Lehman Brothers provided advice to Titan during those negotiations. However, Lehman Brothers did not recommend any specific price per share or other form of consideration to Titan or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The opinion of Lehman Brothers was one of many factors taken into consideration by the Titan board of directors in making its unanimous determination to approve the merger. The analysis of Lehman Brothers summarized above should not be viewed as determinative of the opinion of the Titan board of directors with respect to the value of Titan or of whether the Titan board of directors would have been willing to agree to a different price per share or other forms of consideration.

        Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Titan's board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Titan and because its investment banking professionals have substantial experience in transactions comparable to the merger.

        Lehman Brothers provides a full range of financial advisory and securities services. Lehman Brothers has performed various investment banking services for L-3 in the past and has received customary fees for such services. Titan understood and acknowledged that Lehman Brothers had performed such services for L-3 at the time Titan engaged Lehman Brothers with respect to the merger In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Titan and L-3 for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Lehman Brothers advised Titan that it has agreed to assist L-3 in financing the merger, including arranging necessary interim loans to L-3 and managing, as a joint bookrunner, L-3's proposed securities offerings, the proceeds of which are expected to be used to finance the merger, and Lehman Brothers expects to receive customary fees in connection with such assistance. Alan H. Washkowitz and Robert B. Millard, each of whom are Managing Directors of Lehman Brothers, serve in their individual capacities on the board of directors of L-3.

        Pursuant to an engagement letter between Titan and Lehman Brothers, Titan agreed to pay a fee, a substantial portion of which is payable upon completion of the merger. Titan paid Lehman Brothers a fee of $1.0 million upon the delivery by Lehman Brothers of its opinion and has agreed to pay Lehman Brothers an additional fee of $8.7 million contingent on the closing of the merger. Titan also agreed to pay Lehman Brothers a fee of $250,000 upon the signing of the engagement letter that is fully creditable towards the fee payable on the closing of the merger. Titan also agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Lehman Brothers and its related parties from and against certain liabilities that may arise out of its engagement by Titan and the rendering of Lehman Brothers' opinion.

Interests of Certain Persons in the Merger; Conflicts of Interest

        In considering the recommendation of Titan's board of directors with respect to the merger, Titan stockholders should be aware that some of Titan's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Titan stockholders generally. Titan's board of directors was aware of these interests and considered them in adopting the merger agreement and approving the merger.

        Existing Executive Agreements.    In March 2000, Titan entered into executive agreements with Dr. Ray and Mr. Costanza, which provide special benefits after a change in control (which will occur at the effective time of the merger). The parties subsequently amended these agreements on September 15, 2003. Effective as of August 20, 2003, Titan also entered into an executive agreement with Mr. Sopp, which mirrors the executive agreement, as amended, for Mr. Costanza. Pursuant to the terms of these agreements, as amended, each executive will be provided with terms of employment with L-3 for the three (3) year period following the closing of the merger on substantially the same terms as employment with Titan prior to the closing. If (1) during this three (3) year period the executive is terminated by Titan (or, after the merger, L-3) other than for "Cause" (as defined below) or such executive terminates his employment for "Good Reason" (as defined below), or (2) the executive is terminated prior to the closing of the merger in connection with or anticipation of the change in control, the terminated executive will be entitled to: (i) a lump sum payment amount equal to three times the sum of his base salary and his "Highest Annual Bonus" (as defined below); (ii) the "Accrued Obligations" (as defined below); (iii) continuation of the executive's and his family's welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) for three years after the later of the executive's date of termination or, as applicable, the expiration of the executive's continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act, referred to as COBRA; (iv) have all options that have been previously granted to the executive to acquire shares of Titan or any affiliate of Titan that have not previously been forfeited or exercised vest and become exercisable in full; and (v) outplacement services at a cost not to exceed $100,000, which will be paid by Titan (or, after the merger, L-3). Furthermore, the executive will be deemed to have attained not less than six years of service and to have vested for all purposes under Titan's supplemental retirement plan for key executives. Dr. Ray also will be provided with an office and secretary for a period of five years after his employment termination. In addition, regardless of whether the merger is completed and unrelated to any change in control agreement, Dr. Ray and his wife also will receive medical benefits for life. Based on their respective life expectancies and assuming constant annual cost of such benefits, these benefits would have an estimated present value of $77,000. In the event that the executive becomes subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the executive, subject to certain limitations, will be entitled to an additional tax gross-up payment in an amount that will result in the executive retaining an amount equal to the excise tax imposed upon the executive. Titan (or, after the merger, L-3) will be obligated under these agreements to reimburse Dr. Ray, Mr. Costanza and Mr. Sopp for all legal fees and all expenses which they incur in asserting or in defending their rights under these agreements. Further, each of these agreements grants each executive the right to resign for

"Good Reason" at the effective time of the merger by virtue of the fact that Titan will cease to be a publicly traded company.

        For purposes of the agreements with Dr. Ray, Mr. Costanza and Mr. Sopp, the following definitions apply:

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  "Accrued Obligations" means the sum of (a) any unpaid base salary, and (b) the product of (x) the "Highest Annual Bonus," (as defined below) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, and (c) any unpaid deferred compensation and any accrued vacation pay.

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  "Cause" means (1) the executive's willful and continued failure to perform his duties, provided that such failure has a material and injurious effect on Titan (or, after the merger, L-3) and the executive has received a written demand for substantial performance and has not subsequently substantially performed; or (2) the executive's willful gross misconduct or conviction of a felony (finally adjudicated and without further appeal) that is materially and demonstrably injurious to Titan (or, after the merger, L-3).

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  "Good Reason" means (1) the assignment of the executive to any duties inconsistent with the executive's position, authority, duties or responsibilities or any diminution of such position, authority, duties or responsibilities; (2) any failure by Titan (or, after the merger, L-3) to comply with the compensation and benefit provisions of the executive's agreement; (3) Titan ceasing to be a publicly traded company; (4) Titan (or, after the merger, L-3) requiring the executive (a) to be based at a location other than where the executive was employed immediately prior to the change in control or at any other location, which is less than 20 miles from such office, (b) to be based at a location other than the principal executive offices of Titan if the executive was employed at such location immediately prior to the change in control, or (c) to travel on company business to a substantially greater extent than required prior to the change in control; (5) any purported termination by Titan (or, after the merger, L-3) of the executive's employment otherwise than as permitted by the agreement; and (6) any failure by Titan (or, after the merger, L-3) to require any successor to the company to expressly assume and agree to perform the agreement.

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  "Highest Annual Bonus" means the greater of the highest annualized bonus earned by the executive in the three fiscal years prior to the change in control or the annualized bonus paid or payable to the executive for the most recently completed fiscal year.

        New Executive Agreements.    On June 2, 2005, Titan entered into executive agreements with each of Dr. Lawrence Delaney, Executive Vice President of Operations and President of Advanced Systems Development Sector, and each of Messrs. Paul Sullivan, Senior Vice President of Business Development, Allen Branch, Senior Vice President and President of Maritime and Intelligence Sector, Thomas Brennan, Senior Vice President and President of Sea and Air Sector, A. Anton Frederickson, Senior Vice President and President of Applied Technologies Sector, Ronald Gorda, Senior Vice President and President of Information Products Sector, Robert Osterloh, Senior Vice President and President of Systems Integration Sector, Earl Pontius, Senior Vice President and President of Technical Resources Sector, and Leslie Rose, Senior Vice President and President of Enterprise Support Services Sector. Pursuant to the terms of these agreements, which supersede the executive agreements with the same group of executives adopted by the board of directors of Titan in June 2004, each executive will be provided with terms of employment (excluding offices, titles and reporting requirements) with L-3 for the three (3) year period following the closing of the merger on terms that are not materially and adversely inconsistent with those with Titan prior to the closing. If during this three (3) year period the executive is terminated by Titan (or, after the merger, L-3) other than for "Cause" (as defined below) or such executive terminates his employment for "Good Reason" (as defined below), the terminated executive will be entitled to: (i) a lump sum payment amount equal to three times the sum of his base salary and his "Highest Annual Bonus" (as defined below); (ii) the "Accrued Obligations" (as defined below); (iii) continuation of the executive's and his family's welfare benefits (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) for three years after the later of the executive's date of termination or, as applicable, the expiration of the executive's continuation coverage period under COBRA; (iv) outplacement services at a cost not to exceed $100,000, which will be paid by Titan (or, after the merger, L-3); (v) the "Other Benefits" (as defined below); (vi) vesting of all account balances under any deferred compensation plan; and (vii) an amount equal to 120 percent of the amount of any unvested Titan matching or profit-sharing contributions made to such executive's account under Titan's 401(k) plan in which such executive fails to vest as a result of the termination of employment or in lieu of such payment, vesting in such unvested contributions. In the event that the executive becomes subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the executive, subject to certain limitations, will be entitled to an additional tax gross-up payment in an amount that will result in the executive retaining an amount equal to the excise tax imposed upon the executive. Titan (or, after the merger, L-3) will also be obligated under these agreements to reimburse Dr. Delaney and Messrs. Sullivan, Branch, Brennan, Frederickson, Gorda, Osterloh, Pontius and Rose for all legal fees and all expenses which they incur in asserting or in defending their rights under these agreements. None of these executives will have the right under these agreements to resign for "Good Reason" at the effective time of the merger solely by virtue of the fact that Titan will cease to be a publicly traded company. The executive agreements will terminate upon any termination of the merger agreement.

        For purposes of the agreements with Messrs. Delaney, Sullivan, Branch, Brennan, Frederickson, Gorda, Osterloh, Pontius and Rose, the following definitions apply:

  •
  "Accrued Obligations" means the sum of (a) any unpaid base salary, and (b) the product of (x) the "Highest Annual Bonus," and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, and (c) any unpaid deferred compensation and any accrued vacation pay.

  •
  "Cause" means (i) the willful and continued failure of the executive to perform substantially the executive's duties (other than any such failure resulting from incapacity due to physical or mental illness or following the executive's delivery of a notice of termination for Good Reason); (ii) (A) the willful engaging by the executive in gross misconduct or (B) the conviction or plea of nolo contendere of the executive of a felony that is materially and demonstrably injurious to Titan (and after the merger, L-3); or (iii) the willful engaging by the executive in a transaction in connection with the performance of duties to Titan (or, after the merger, L-3) which transaction is adverse to the interests of the Titan (or, after the merger, L-3) and is engaged in for personal profit.

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  "Good Reason" means (i) the assignment of the executive to any authorities, responsibilities or duties materially and adversely inconsistent with the executive's position as in effect prior to the effective time of the merger, or to duties, functions or responsibilities that are not substantially the same in nature as those in effect prior to the effective time of the merger; (ii) any failure by Titan (or, after the merger, L-3) to comply with annual base salary and target bonus opportunity provisions of the executive's agreement; (iii) Titan (or, after the merger, L-3) requiring the executive to be based at a location other than where the executive was employed immediately prior to the change in control, or at any other location which is less than 20 miles from such office, (iv) any purported termination by Titan (or, after the merger, L-3) of the executive's employment otherwise than as permitted by the agreement; and (v) any failure by Titan (or, after the merger, L-3) to require any successor to the company to expressly assume and agree to perform the agreement.

  •
  "Highest Annual Bonus" means the greater of the highest annualized bonus earned by the executive in the three fiscal years prior to the change in control or the annualized bonus paid or payable to the executive for the most recently completed fiscal year.

  •
  "Other Benefits" means all amounts the executive is eligible to receive under any plan, program, agreement or policy of Titan (or, after the merger, L-3).

        On June 2, 2005, Titan entered into an agreement with Ronald Gorda pursuant to which Mr. Gorda waived his right to any benefits, payments or interests arising under the Executive Severance Agreement by and between Titan and Mr. Gorda that was entered into in November 1995. This agreement is effective upon the closing of the merger and will be null and void upon a termination of the merger agreement.

        Severance and Other Payments.    On June 2, 2005, Titan adopted the Titan Corporation Severance Plan under which Cheryl Barr, Assistant General Counsel, Ray Guillaume, Director of Corporate Treasury, Brian Clark, Vice President and Corporate Controller, Wil Williams, Vice President of Corporate Communications, John Dressendorfer, Vice President of Government Relations, Mary Jo Potts, Vice President of Human Resources and Administration, Phil DeVera, Vice President of Internal Audit, Rand Fisher, Vice President of Strategic Programs, and Tom Karr, Vice President of Contracts, are eligible for severance benefits. Pursuant to the plan, if a participant's employment with Titan (or, after the merger, L-3) is terminated without cause by Titan (or, after the merger, L-3) or by reason of the participant's death or permanent disability within one year following the merger, such participant will be entitled to a lump-sum cash payment in an amount equal to (i) the sum of (a) all accrued but unpaid base salary, (b) all unpaid vacation pay, and (c) any compensation under all employee benefit plans, and (ii) two (2) months base salary for each year of service with Titan (or, after the merger, L-3) with a minimum payment equal to four (4) months base salary and a maximum payment equal to twenty (20) months (or, in the instances of Ms. Barr and Mr. Guillaume, twelve (12) months) base salary.

        Equity Plans.    On August 20, 2003 and May 31, 2005, Titan's board of directors adopted resolutions that amended all outstanding Titan stock options to provide that the right to exercise all such options will accelerate and fully vest upon a change in control (which will occur at the effective time of the merger). Adoption of the May 31, 2005 resolutions was conditioned upon the successful negotiation of the merger agreement, the Securities MOU and the Derivative MOU and the approval of the transaction by L-3's board. Under the merger agreement, immediately prior to the effective time of the merger, all rights with respect to each outstanding option to purchase share of Titan common stock will be cancelled, and the holder of such option will receive an amount in cash equal to $23.10 less the applicable per share exercise price of the option and the applicable withholding amount for each share of Titan common stock subject to the option.

        Assuming that the merger were to be completed on August 2, 2005, following receipt of stockholder approval at the special meeting, options to purchase in the aggregate 1,244,890 shares of Titan common stock held by the executive officers and directors of Titan would be accelerated and become fully vested in connection with the merger. To the extent these accelerated options are not exercised, upon the completion of the merger, Titan's executive officers and directors will receive the following amounts in cash in respect of the cancellation of their accelerated options:

Dr. Gene W. Ray	$1,761,943
Leslie A. Rose	1,052,547
Paul W. Sullivan	1,026,339
Lawrence J. Delaney	1,020,646
Earl A. Pontius	1,020,631
Robert J. Osterloh	996,484
A. Anton Frederickson	968,827
Thomas J. Brennan	695,120
Ronald B. Gorda	695,120
Allen D. Branch	690,862
Nicholas J. Costanza	584,645
Mark W. Sopp	571,301
All directors and executive officers as a group (30 persons)	$14,057,174

        These amounts are based on the number of shares underlying unvested options held by each individual or group as of August 2, 2005, and are calculated by multiplying such number of shares by the difference between the merger consideration of $23.10 per share and the exercise price of the options. In addition, assuming no exercise of currently vested options, the executive officers and directors listed above hold, as of August 2, 2005, vested options to purchase, in the aggregate, 3,835,794 shares of Titan common stock, for which they will receive an aggregate payment of approximately $48,772,350 upon completion of the merger.

        Indemnification; Directors' and Officers' Insurance.    Under the merger agreement, at the effective time of the merger, the surviving entity will, for six years following the merger, indemnify persons who were directors or officers of Titan or any Titan subsidiary before the merger with respect to all acts or omissions by such person in his or her capacity as a Titan director or officer of Titan or any Titan subsidiary. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain limitations, the surviving entity maintain the current coverage under the director and officer liability insurance policy or a substantially equivalent policy. The governing documents of the surviving entity will require the surviving entity to exculpate and indemnify Titan's directors and officers to the extent provided in Titan's charter and bylaws. Finally, L-3 has agreed to guarantee the performance of the surviving corporation's obligations under the merger agreement.

Procedures for Exchange of Titan Stock Certificates

        L-3 has appointed [                        ] as the exchange agent for the purpose of exchanging certificates representing shares of Titan common stock for the merger consideration. L-3 will deposit with the exchange agent the funds sufficient to pay the aggregate merger consideration to Titan stockholders.

        As soon as practicable after the completion of the merger, the exchange agent will mail to each former holder of record of Titan common stock a letter of transmittal containing instructions on how to effect the surrender to the exchange agent of Titan common stock certificates in exchange for the merger consideration. After the effective time of the merger, each holder of shares of Titan common stock issued and outstanding immediately prior to the effective time of the merger, other than Titan stockholders who have properly dissented, must surrender for cancellation the certificate or certificates representing such shares to the exchange agent, together with a letter of transmittal duly executed and completed, in accordance with the instructions contained in the transmittal materials and any other documents reasonably required by the exchange agent or L-3. If you hold your shares of Titan common stock in "street name," your bank or broker will surrender your shares for cancellation following the completion of the merger. PLEASE DO NOT SEND IN YOUR TITAN STOCK CERTIFICATES

UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT FOLLOWING THE CLOSING OF THE MERGER. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

        If your Titan stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by L-3, posting a bond as indemnity against any claim with respect to the certificates, the exchange agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

        After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the exchange agent will mail a check to you. The stock certificates you surrender will be canceled. If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Titan common stock certificate being surrendered in exchange for the merger consideration is registered, it will be a condition of the payment and issuance of such merger consideration that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer and other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Titan common stock certificate.

        Nine months after the effective time of the merger, any merger consideration held by the exchange agent that remains undistributed to the former stockholders of Titan will be delivered to L-3 upon demand, and any former Titan stockholder who has not already complied with the surrender and exchange procedures may thereafter look only to L-3 for payment of their claims for merger consideration, without any interest thereon.

        None of L-3, any subsidiary thereof or the exchange agent will be liable to any former holder of Titan common stock for any cash delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Source of Funds

        The merger is not conditioned upon L-3 obtaining financing. Approximately $2.2 billion will be required to provide the aggregate merger consideration for shares of Titan's common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and warrants. L-3 has informed us that it expects to fund the cash requirements for the merger from a combination of available cash, borrowings under its existing revolving credit facility, and the issuance of new debt securities. L-3 has obtained commitments for $2.0 billion of interim debt financing which, in addition to its cash on hand and available revolving credit, would be sufficient, if needed, to complete the acquisition without issuing the new debt securities.

Delisting and Deregistration of Titan Common Stock

        If the merger is completed, Titan's common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the Exchange Act) at the effective time of the merger.

Anticipated Accounting Treatment

        L-3 will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by L-3, together with the direct costs of the merger, will be allocated to Titan's tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of Titan will be consolidated into the assets, liabilities and results of operations of L-3 after the effective time of the merger.

Governmental and Regulatory Approvals

        United States Approvals.    Under the HSR Act, the merger may not be completed until notifications have been given to the FTC and the DOJ and the specified waiting period has ended. On June 13, 2005, L-3 and Titan each filed a Notification and Report Form with the FTC and the DOJ and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on July 13, 2005.

        Foreign Approvals.    The merger requires competition filings in Germany. The parties made competition filings in Germany on [                        ], 2005. The parties are not aware of any other competition filings that must be made in connection with the merger.

        Other Approvals.    Except for the compliance with applicable federal and state securities and corporate laws, L-3 and Titan are not aware of any other material governmental or regulatory approvals required to be obtained in order to complete the merger.

Material U.S. Federal Income Tax Consequences

        The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders who hold their stock as a capital asset. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Titan stockholder in light of that stockholder's particular circumstances, or to a Titan stockholder subject to special treatment under the U.S. federal income tax laws. This discussion may not be applicable to certain types of stockholders, including, but not limited to financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, holders subject to the alternative minimum tax, holders who acquired shares of Titan common stock pursuant to the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans, traders in securities who elect the mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, "controlled foreign corporations", "passive foreign investment companies", certain individuals that are expatriates, corporations that accumulate earnings to avoid tax or holders who hold Titan common stock as part of a hedge against currency risk, straddle or constructive sale or conversion transaction. Moreover, the tax consequences to holders of Titan options and warrants are not discussed. If a partnership holds shares of Titan common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Titan common stock should consult their tax advisors. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Titan stockholder.

        For purposes of this discussion, we use the term "U.S. holder" to mean a holder of Titan common stock that is (1) a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions, (3) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or (4) a trust if it (x) is subject to the supervision of a court within the United States and one or more U.S. persons control all substantial decisions of the trust, or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder is a holder (other than a partnership) that is not a U.S. holder.

        U.S. Holders.    The receipt of cash in exchange for shares of Titan common stock in the merger or pursuant to the exercise of appraisal rights by a U.S. holder will be a taxable transaction for federal income tax purposes. In general, a U.S. holder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Titan shares and that U.S. holder's adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. holder will have held the shares for more than one year at the time of the merger. A U.S. holder who is an individual or an estate or trust will be subject to tax on long-term capital gain or loss at a maximum rate of 15%. Gain or loss will be calculated separately for each block of shares, with a "block" consisting of shares acquired at the same cost in a single transaction. You are advised to consult with your own tax advisor with respect to your capital gain tax liability.

        Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Titan shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

        The federal income tax discussion set forth above is included for general information only and is based upon present law. You are urged to consult with your own tax advisor with respect to the specific tax consequences of the merger to you, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

        Non-U.S. Holders.    Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters' rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company's common stock at any time during the five years preceding the merger.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not, and have not been during the past five years, a "United States real property holding corporation" for U.S. federal income tax purposes.

        Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters' rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Dissenters' Rights

        Holders of Titan common stock are entitled to appraisal rights under Section 262 of the DGCL. Under the DGCL, record holders of Titan common stock who continuously hold such shares through the effective time of the merger, who follow the procedures set forth in Section 262 and who do not vote in favor of adoption of the merger agreement and approval of the merger will be entitled to have their shares of Titan common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. In such circumstances, the holders are entitled to appraisal rights because they hold stock of constituent corporations to the merger, and will be required by the merger agreement to accept merger consideration in the form of cash consideration.

        If the holders of more than 10% of Titan's outstanding common stock properly dissent, L-3 is not required to complete the merger.

        THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN FULL BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX B TO THIS PROXY STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF TITAN COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

        A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF TITAN COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 262.

        Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the special meeting, Titan must notify each stockholder who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in each such notice a copy of Section 262.

        This proxy statement constitutes the required notice to the record holders of Titan common stock, and a copy of Section 262 is attached to this proxy statement as Annex B. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex B carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        A holder of shares of Titan common stock wishing to exercise his or her appraisal rights (a) must deliver to the Corporate Secretary of Titan, before the vote on the merger agreement at the special meeting, a written demand that reasonably informs Titan of the identity of the record holder and the record holder's intention to demand appraisal of the record holder's Titan common stock, and (b) must not vote in favor of the adoption of the merger agreement and approval of the merger. A proxy or vote against the merger shall not constitute a demand for appraisal. ALL WRITTEN DEMANDS FOR APPRAISAL MUST BE DELIVERED TO: THE TITAN CORPORATION, 3033 SCIENCE PARK ROAD, SAN DIEGO, CALIFORNIA 92121, ATTENTION: CORPORATE SECRETARY.

        A holder of shares of Titan common stock wishing to exercise his or her appraisal rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the effective time of the merger. Accordingly, a record holder of Titan common stock who is the record holder of Titan common stock on the date the written demand for appraisal is made, but who thereafter transfers such stock prior to the completion of the merger, will lose any right to appraisal in respect of such shares.

        Only a holder of record of shares of Titan common stock is entitled to assert appraisal rights for the shares of Titan common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares of Titan common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Titan common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Titan common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Titan common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Titan common stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Titan common stock as to which appraisal is sought. When no number of shares of Titan common stock is expressly mentioned, the demand will be presumed to cover all shares of Titan common stock held in the name of the record owner.

        Stockholders who hold their shares of Titan common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of those shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

        Within ten days after the effective time of the merger, L-3 must send a notice of the effectiveness of the merger to each person who has properly asserted appraisal rights under Section 262 and has not voted in favor of or consented to the merger. Within 120 days after the effective time of the merger, but not thereafter, L-3, or any holder of shares of Titan common stock who has complied with the procedures under Section 262 and who is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. L-3 is not under any obligation to file a petition seeking the appraisal of the shares of Titan common stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from L-3 a statement setting forth the aggregate number of shares of Titan common stock not voted in favor of adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Titan common stock. Such statements must be mailed within ten days after a written request has been received by L-3 or within ten days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

        A holder of shares of Titan common stock will fail to perfect, or thereafter lose, his or her right to appraisal if, among other things, no petition for appraisal of shares of Titan common stock is filed within 120 days after the effective time of the merger, or if the stockholder delivers to L-3 a written withdrawal of his or her demand for appraisal.

        If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Titan common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Titan common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Titan common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings.

        The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Titan common stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Titan common stock entitled to appraisal.

        If any holder of shares of Titan common stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, such holder of Titan common stock will receive the cash merger consideration of $23.10 per share, without interest, in accordance with the merger agreement (less applicable withholding taxes). See "The Merger Agreement—Merger Consideration." A holder may withdraw his or her demand for appraisal by delivering to L-3 a written withdrawal of his or her demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of L-3. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        Any holder of shares of Titan common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of Titan common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Titan common stock as of a date prior to the effective time of the merger).

Legal Proceedings

        March 2005 Settlement of FCPA-Related Investigations.    As discussed in "—Background of the Merger" above, on March 1, 2005, Titan entered into a settled enforcement proceeding with the SEC and pled guilty pursuant to a plea agreement with the DOJ resolving allegations of the FCPA and tax code violations. The allegations arose out of facts uncovered and disclosed to the government during pre-merger negotiations and due diligence relating to the previously contemplated transaction with Lockheed Martin. Titan also disclosed these matters to the U.S. Navy debarring official. Titan and the Navy subsequently signed an administrative settlement agreement to allow Titan to continue to receive U.S. government contracts. In connection with the DOJ and SEC matters, Titan paid a $13 million fine and $15.5 million in disgorgement and prejudgment interest, respectively. The SEC and DOJ have indicated that their investigations are continuing as to potential individual liability.

        FCPA Civil Litigation.    Titan and its directors and officers are the subject of several purported class actions and derivative actions arising out of Titan's alleged violations of the FCPA and the failed merger with Lockheed Martin described below. On June 2, 2005, the parties to the FCPA Civil Litigation, through their counsel, executed two memoranda of understanding pursuant to which all of those actions would be fully and finally resolved.

        Since April 2, 2004, two stockholder class action lawsuits have been filed against Titan and certain of its officers, asserting claims under the federal securities laws. On September 17, 2004, these class action lawsuits were consolidated as In re Titan Inc. Securities Litigation, No. 04-CV-0701-K(NLS), a consolidated purported class action filed in the U.S. District Court for the Southern District of California. The federal securities action purports to be brought on behalf of all purchasers of Titan common stock during the period from July 24, 2003 through and including June 25, 2004. The complaint seeks an unspecified amount of damages. The complaint alleges, among other things, that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the Exchange Act), and SEC Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act, by issuing a series of press releases, public statements and filings disclosing significant historical and future revenue growth, but omitting to mention certain allegedly improper payments involving international consultants in connection with Titan's international operations, thereby artificially inflating the trading price of Titan's common stock. On January 14, 2005, Titan and certain individual defendants jointly filed a motion to dismiss the complaint. On May 16, 2005, the Court granted plaintiffs' unopposed Motion for Leave to File a First Amended Consolidated Complaint and denied as moot the pending motion to dismiss. On June 1, 2005, the Magistrate Judge denied plaintiffs' motion to lift the automatic stay of discovery imposed by the Securities Litigation Reform Act of 1995, which had sought discovery of all documents that Titan had produced to any agency of the U.S. government.

        Since April 7, 2004, two stockholder class action complaints have been filed against certain Titan officers, asserting that these officers breached their fiduciary duties to Titan's stockholders. The complaints were filed in the Superior Court for the State of California in and for San Diego County. The cases include Paul Berger v. Gene W. Ray, et al., No. GIC 828346, and Robert Garfield v. Mark W. Sopp, et. al, No. GIC 828345. The fiduciary duty actions purport to be brought on behalf of all holders of Titan common stock as of April 7, 2004. The fiduciary duty actions allege, among other things, that the defendants breached their fiduciary duties by acquiescing in or condoning Titan's alleged violations of the FCPA by failing to establish adequate procedures to prevent the alleged FCPA violations, and by failing, in bad faith, to voluntarily report the alleged FCPA violations to government officials. The complaints seek compensatory damages in respect of the loss of value sustained by Titan stockholders as a result of the reduction in merger consideration payable to them under the terms of the amendment to the merger agreement with Lockheed Martin entered into on April 7, 2004. The Berger and Garfield matters have been consolidated and are now treated, for all purposes, as the Garfield matter.

        Since June 28, 2004, four shareholder derivative lawsuits have been filed against Titan directors and certain Titan officers, naming Titan as a nominal defendant. The derivative actions include Theodore Weisgerber v. Gene Ray, et al., No. 832018, which was filed in the Superior Court for the State of California, San Diego; Robert Ridgway v. Gene Ray, et al., No. 542-N, which was filed in Delaware Court of Chancery, New Castle County; Bernd Bildstein v. Gene Ray, et al., No. 833701, which was filed in the Superior Court for the State of California, San Diego County and Madnick v. Gene Ray, et al, No. 1215-N, which was filed in the Delaware Court of Chancery, New Castle County. The derivative actions purport to be brought for the benefit of the nominal defendant, Titan, and allege that the defendants breached their fiduciary duties by, among other things, failing to monitor and supervise management in a way that would have either prevented alleged FCPA violations or would have detected the FCPA violations. The Ridgway action also contains, and the Weisgerber complaint was amended to include, allegations that the defendants breached their fiduciary duties by failing to monitor and supervise management in a way that would have prevented the alleged mistreatment of prisoners at the Abu Ghraib prison in Iraq, alleged billing errors relating to work performed by foreign nationals, and the loss of contracts with the government. The plaintiffs seek to recover the costs incurred in the internal and external investigations, penalties or damages paid to settle private litigation or government proceedings, and lost goodwill. The Weisgerber and Bildstein matters have been consolidated and are now treated, for all purposes, as the Weisgerber matter.

        On June 3, 2005, the plaintiff in the Ridgway action pending in the Delaware Chancery Court filed a Fourth Amended Complaint, which added claims and allegations on behalf of a purported class of Titan's stockholders challenging the merger and added L-3 as a defendant.

        On September 1, 2004, a shareholder of Titan commenced an action against Titan in the Delaware Chancery Court seeking to inspect Titan's books and records pursuant to 8 Del. C. § 220. Mitchell v. Ray, No. 675-N.

        Although defendants believe that the federal securities actions, the fiduciary duty actions, the derivative actions and the Section 220 action are without merit, those actions are, in accordance with the terms of the Securities MOU and the Derivative MOU, in the process of being settled.

        The settlement of the federal securities action and the breach of fiduciary duty actions is the subject of the Securities MOU, pursuant to which Titan, or its successor in interest, has agreed to pay the sum of $61.5 million into the Settlement Fund to settle those actions. The plaintiffs' attorneys fees and expenses, in an amount to be determined, will, subject to court approval, be subtracted from the Settlement Fund. If the settlement becomes effective, Titan and its directors and officers will receive a complete release from all claims that have been, or could have been, raised in the federal securities action and/or the breach of fiduciary duty actions. In order for the settlement to become effective, the merger must close and the parties must receive final court approval of a Stipulation of Settlement, which the parties expect to file in the U.S. District Court for the Southern District of California by                        , 2005. The parties to the Securities MOU are currently engaged in confirmatory discovery.

        The settlement of the derivative actions and the Section 220 action is the subject of the Derivative MOU. L-3, through its counsel, is also a signatory to the Derivative MOU. The Derivative MOU provides that, by virtue of the negotiations between counsel for plaintiff and representatives of L-3, benefits were conferred upon Titan and its stockholders in connection with the merger. These benefits include an increase in the price paid by L-3 to Titan's stockholders in the Merger from $22.76 per share to $23.10 per share, and a decrease in the termination fee from 3.5% to 2% of the equity value of Titan if the termination fee is paid within 30 days of the execution of the merger agreement, and 3% thereafter. The Derivative MOU provides that plaintiff's counsel will apply for an attorneys' fee and expense award, subject to court approval, not to exceed $5.9 million which shall be paid by L-3, as Titan's successor. If the settlement contemplated by the Derivative MOU becomes effective, Titan, L-3 and their respective directors and officers will receive a complete release from all claims that have been, or could have been, raised in the derivative actions and the Section 220 action, and this release will extend to all potential claims in connection with the merger. In order for the settlement of the derivative actions and the Section 220 action to become effective, the merger must close and the parties must receive final court approval of a Stipulation of Settlement, which the parties expect to file

in the Chancery Court of the State of Delaware by                        , 2005. The parties to the Derivative MOU are currently engaged in confirmatory discovery.

        Merger Litigation.    On June 6, 2005 a purported class action complaint was filed in the Superior Court of California, County of San Diego, against Titan and its board of directors challenging the Merger. Gentsch v. Titan Corp. et al., No. GIC 848598 (June 6, 2005). The complaint alleges that, by agreeing to the Merger, Titan's directors breached their fiduciary duties because they failed to receive the highest value reasonably available for Titan's stockholders. The defendants believe that the action is without merit and intend to defend it vigorously.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement as Annex A. You should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. We have attached the merger agreement to this proxy statement to disclose the precise terms and conditions of the merger.

        In addition, the merger agreement contains representations and warranties that Titan, L-3 and Saturn VI made to each other as of the date of the merger agreement or other specific dates. The representations and warranties were made for purposes of the contract among Titan, L-3 and Saturn VI and are subject to important qualifications and limitations agreed to by Titan and L-3 in connection with negotiating the merger agreement. The representations and warranties were negotiated by the parties for the purpose of allocating risk between Titan, on the one hand, and L-3 and Saturn VI, on the other hand, and for setting forth their respective rights and obligations regarding closing the merger if events or circumstances change after the signing of the merger agreement. Please see "—Representations and Warranties" and "—Conditions to the Merger" below for a further discussions of the conditions to closing the merger.

General

        Form of the Merger.    If the conditions to the merger are satisfied, Saturn VI will be merged with and into Titan. Titan will be the surviving legal entity following the merger and will continue its existence under Delaware law as a wholly owned subsidiary of L-3. At the effective time of the merger, each share of Titan common stock will be exchanged for the right to receive the merger consideration described below. The separate corporate existence of Saturn VI will terminate at the effective time of the merger.

        Governing Documents of Surviving Entity.    At the effective time of the merger, the certificate of incorporation and bylaws of Titan will become the certificate of incorporation and bylaws of the surviving legal entity after the merger.

        Directors and Officers of Surviving Entity.    The directors of Saturn VI and the officers of Titan in office immediately prior to the merger will be the directors and officers of the surviving legal entity as of the effective time of the merger. Thereafter, such directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving legal entity, as the case may be, until their successors have been duly elected or appointed and qualified.

        Effective Time of the Merger.    The closing of the merger will take place on the business day immediately following the date on which the last of the conditions to closing set forth in the merger agreement is satisfied or waived, or at such earlier or later date as L-3 and Titan may agree. At the closing, a certificate of merger will be filed with the Delaware Secretary of State which will establish the effective time of the merger.

Merger Consideration

        Form of Consideration.    At the effective time of the merger, each outstanding share of Titan common stock, other than (1) treasury shares, (2) shares owned by L-3 or any of its subsidiaries, and (3) shares held by Titan stockholders who exercise and perfect their appraisal rights, will be converted into the right to receive $23.10 per share in cash, without interest (less applicable withholding taxes). Shares held in treasury by Titan, or owned by L-3 or any of its subsidiaries, will be cancelled and retired immediately (without payment) prior to the effective time of the merger.

        At the effective time of the merger, no shares of Titan common stock will remain outstanding and all shares will automatically be cancelled and retired and will cease to exist and former Titan stockholders (excluding stockholders that have exercised and perfected appraisal rights) will cease to have any rights as a Titan stockholder, except the right to receive $23.10 per share in cash, without interest (less applicable withholding taxes). Titan stockholders will receive payment of the cash merger consideration after exchanging their Titan stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to Titan stockholders as soon as practicable after completion of the merger.

        Effect on Titan Options.    Immediately prior to the effective time of the merger, Titan will cancel all rights with respect to each outstanding option to purchase shares of Titan common stock under any employee or director stock option or stock purchase plan, arrangement or agreement. Immediately after the effective time of the merger, L-3 will pay, subject to applicable withholdings and without interest, each holder of a Titan stock option that has been cancelled an amount equal to the product of (A) $23.10 minus the per share exercise price under such holder's Titan stock option, and (B) the number of shares of Titan common stock subject to such holder's Titan stock option immediately before the effective time of the merger.

        Effect on Titan Employee Stock Purchase Plans.    Titan's 2002 Employee Stock Purchase Plan, 2000 Employee Stock Purchase Plan and 1995 Employee Stock Purchase Plan will terminate at the effective time of the merger. Titan's employee stock purchase plans were suspended effective June 3, 2005, and no new offering periods will be allowed to commence under the stock purchase plans during the period prior to the closing of the merger. There are currently no offering periods that are open under any of the stock purchase plans.

        Effect on Titan Warrants.    At the effective time of the merger, each outstanding warrant to purchase Titan common stock will be converted into a warrant to receive cash. Following the effective time of the merger, each outstanding Titan warrant will be exercisable for cash in an amount equal to $23.10 less the applicable per share exercise price for each share of Titan common stock subject to warrant immediately before the effective time (less applicable withholding taxes).

Representations and Warranties

        Please see the second paragraph of this section entitled "The Merger Agreement" for important information regarding the representations and warranties contained in the merger agreement.

        The merger agreement contains customary representations and warranties of Titan, L-3 and Saturn VI to one another that expire upon completion of the merger as to, among other things:

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  due organization, valid existence and good standing;

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  approval of the merger agreement and power and authorization to enter into the transactions contemplated by the merger agreement;

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  the binding effect of the merger agreement;

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  the governmental approvals required in connection with the closing of the transactions contemplated by the merger agreement;

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  the violations, conflicts or breaches of certain documents caused by the completion of the merger;

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  the truth and accuracy of information supplied for inclusion or incorporation by reference in this proxy statement; and

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  the payment of advisors' or similar fees.

        In addition, the merger agreement contains representations and warranties by L-3 and Saturn VI to Titan as to, among other things, L-3 having or obtaining sufficient funds to pay the aggregate merger consideration as required by the merger agreement and other amounts contemplated by the merger agreement.

        In addition, the merger agreement contains representations and warranties by Titan to L-3 and Saturn VI that expire upon completion of the merger as to, among other things:

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  Titan's capitalization;

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  Titan's subsidiaries;

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  the delivery and accuracy of Titan's filings with the SEC;

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  the maintenance of controls and procedures required under the Exchange Act;

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  the absence of undisclosed liabilities;

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  the absence of certain material adverse changes, events or transactions since December 31, 2004;

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  pending or threatened litigation, actions and proceedings;

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  the absence of any violation of law, and the possession of governmental permits, licenses and approvals;

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  compliance with Titan's organizational documents and agreements;

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  the required vote of the holders of Titan common stock to adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement;

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  tax matters and Titan's compliance with relevant tax laws;

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  Titan's employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

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  Titan's compliance with labor matters;

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  the ownership and condition of Titan's real estate;

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  Titan's compliance with environmental matters;

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  matters relating to Titan's material contracts;

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  the ownership and condition of Titan's intellectual property;

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  the applicability to the merger of anti-takeover statutes or other similar provisions;

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  matters relating to Titan's government contracts;

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  Titan's compliance with the FCPA;

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  the inapplicability of Titan's stockholder rights plan to the merger;

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  Titan's receipt of financial advisor opinions;

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  the absence of loans from Titan to its present and former officers, directors and employees;

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  the full force and effect of Titan's insurance policies;

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  the delivery of and authorization to enter into the Securities MOU and the Derivative MOU, which are described further under "The Merger—Legal Proceedings and Investigations;" and

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  matters relating to the Administrative Settlement Agreement entered into by Titan and the Navy, on behalf of the Department of Defense, on March 2, 2005.

        As described below under "—Conditions to the Merger," one of the conditions to the obligations of L-3 and Saturn VI to consummate the merger is that Titan's representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as such term is defined below under "—Material Adverse Effect") on Titan and would not materially impair Titan's ability to perform its obligations under the merger agreement. None of the representations and warranties will survive the closing of the merger and they will therefore have no legal effect among the parties to the merger agreement after the closing.

Covenants Under the Merger Agreement

        Conduct of Titan Business.    Titan has agreed in the merger agreement that, from June 2, 2005 until the effective time of the merger or earlier termination of the merger agreement, unless L-3 otherwise agrees in writing or unless otherwise disclosed in Titan's disclosure schedules to the merger agreement, Titan will, and will cause its subsidiaries to:

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  conduct its business in the ordinary and usual course of business and consistent with past practice;

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  use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Titan and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the merger agreement; and

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  use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in amounts and against risks and losses as are consistent with past practice.

        In addition, Titan has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries may, without L-3's prior written agreement:

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  amend or propose to amend its certificate of incorporation or bylaws;

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  split, combine or reclassify its outstanding capital stock;

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  declare, set aside or pay any dividend or distribution payable in stock or property;

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  repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

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  issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of capital stock, any debt or equity securities convertible into, exchangeable for or exercisable for shares of capital stock, or rights to acquire capital stock, including options and warrants, or enter into any contract, agreement, arrangement or commitment with respect to the foregoing, except for issuances of Titan common stock pursuant to the exercise of rights or options outstanding as of June 2, 2005 under Titan's stock option plans and warrants;

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  incur or become contingently liable with respect to any indebtedness, except for borrowings under the Company's existing senior secured credit agreement;

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  redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

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  make any acquisition of assets or businesses or any other capital expenditures other than capital expenditures for fixed or capital assets in the ordinary course of business;

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  sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business;

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  loan, advance funds or make any investment in or capital contribution to any other person other than to any subsidiary;

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  enter into any contract, agreement, commitment or arrangement with respect to the five immediately foregoing items;

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  except as required by GAAP, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or change any method of accounting or accounting principles or practice;

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  except as required by law or as is consistent with past practice, make or change any tax election, change any tax accounting period, adopt or change any method of tax accounting, extend or waive any applicable statute of limitations with respect to taxes, file any amended tax return, enter into any closing agreement in respect of any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

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  enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Titan or its subsidiaries;

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  alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Titan's subsidiaries;

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  enter into any sale, lease or license or suffer to exist any lien in respect of its assets, other than:

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  permitted liens,

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  liens securing intercompany indebtedness, sales or dispositions of property or inventory in the ordinary course of business consistent with past practice,

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  leases and licenses of property in the ordinary course of business consistent with past practice, and

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  sales, leases or licenses with respect to immaterial assets;

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  grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Titan or any of its subsidiaries;

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  increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements;

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  enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Titan or any of its subsidiaries;

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  establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Titan or any of its subsidiaries;

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  increase the compensation, bonus or other benefits payable to any director, officer or employee of Titan or any of its subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the disclosure schedule to the merger agreement;

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  submit any new bid for a government contract expected to result in revenue to, or expenditures by, Titan greater than $100 million, submit any new bid for a government contract expected to result in a loss to Titan greater than $500,000 or enter into any government contract expected to result in a loss to Titan greater than $500,000;

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  settle or enter into any settlement agreement with respect to any outstanding litigation except for any settlement in an amount less than $500,000 or the stipulations of settlement described under "The Merger—Legal Proceedings and Investigations;" or

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  enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

        Other Covenants.    The merger agreement contains a number of mutual covenants of Titan and L-3, including covenants relating to:

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  obtaining governmental approval relating to regulatory matters;

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  consummating the settlements contemplated by the Securities MOU and the Derivative MOU, which are further described under "The Merger—Legal Proceedings and Investigations;"

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  contesting and resisting any action, including any legislative, administrative or judicial action, and having vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits that completion of the merger, except that neither party is required to contest or appeal any order issued by a United States Court of Appeals;

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  obtaining all necessary third party consents to the merger;

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  using reasonable best efforts to obtain, prior to the effective time of the merger, certain modifications to the Administrative Settlement Agreement entered into by Titan and the Navy, on behalf of the Department of Defense, on March 2, 2005 (which we refer to in this proxy statement as the Navy Agreement);

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  preparing and filing this proxy statement and the accuracy of the information in it;

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  the paying of expenses and fees incurred in connection with the merger agreement and the transactions contemplated by the merger agreement;

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  cooperating with respect to public statements concerning the transactions contemplated by the merger agreement; and

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  furnishing notice to each other of the occurrence or failure to occur of any event that would cause the representations and warranties in the merger agreement to be untrue or inaccurate in any material respect or any material failure to comply with or satisfy any covenant, condition or agreement in the merger agreement.

        The merger agreement also contains covenants requiring Titan to:

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  hold the special meeting as promptly as reasonably practicable after June 2, 2005, unless the merger agreement is terminated;

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  recommend, through Titan's board of directors, adoption of the merger agreement and approval of the merger;

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  use its reasonable best efforts to resolve all pending proceedings with respect to potential violations by Titan (or its officers, directors, employees, representatives or agents) of The Arms Export Control Act and The International Traffic in Arms Regulations and all other U.S. federal laws governing the export of arms and technology;

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  notify any probation officer of Titan of the transactions contemplated by the merger agreement under the Amended Judgment in Case No. 05CR0314-BEN and Titan's conditions of supervision set forth therein and any similar conditions of probation applicable to Titan;

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  deliver to L-3, at the closing of the merger, a draft of a certificate providing information relating to base period research and experimental expenses designed to allow L-3 to claim research and experimentation tax credits in accordance with applicable law;

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  comply with the Securities MOU and the Derivative MOU, execute and deliver stipulations of settlement promptly upon the completion of confirmatory discovery by the plaintiffs in the securities class actions and derivative cases and submit the stipulations to the appropriate courts for approval, all as further described under "The Merger—Legal Proceedings and Investigations,"

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  provide L-3 and its representatives, upon reasonable advance notice to a senior executive of Titan, with reasonable access consistent with applicable laws to its personnel, properties and existing books, contracts, commitments and records prior to the effective time of the merger;

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  mail this proxy statement to Titan stockholders;

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  promptly advise L-3 in writing of any change or the occurrence of any event which may have a material adverse effect (as such term is defined below under "—Material Adverse Effect") on Titan;

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  keep L-3 informed of, and cooperate with L-3 in connection with, stockholder litigation or claims against Titan or its directors or officers relating to the merger or the other transactions contemplated by the merger agreement;

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  commence a consent solicitation with respect to the holders of Titan's 8% senior subordinated notes to amend Titan's indenture to eliminate restrictive covenants contained in the indenture and to release the guarantors;

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  cooperate and provide assistance reasonably necessary in connection with the arrangement of L-3's debt financing for the merger; and

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  in the event of an indictment or conviction as such terms are defined in the Navy Agreement of any officer or director of Titan arising out of any of matters described in Annex 1 or Annex 2 of the Navy Agreement, use reasonable best efforts to cause the Navy to refrain from taking any administrative action contemplated by the Navy Agreement, including, to the extent necessary, suspending or terminating Titan's relationship with such officer or director.

        The merger agreement also contains covenants requiring L-3 to:

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  assume and perform Titan's employment-related obligations under its benefit plans, employment policies, collective bargaining agreements and applicable local, state and federal laws but not to continue such plan, policies or agreements beyond the time such plans, policies or agreements otherwise could be lawfully terminated or modified;

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  for a period extending through the first anniversary of the closing date of the merger, provide, or cause the surviving corporation to provide, Titan's employees and the employees of its subsidiaries with salary and employee benefit plans and programs (other than any special retention, employee stock purchase or other stock-based compensation plans, programs or arrangements) that are substantially comparable in the aggregate to those currently provided by Titan;

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  maintain Titan's agreements governing special severance and retention payments to employees following a change in control transaction in effect as of June 2, 2005, in accordance with their terms;

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  for a period of six years after the effective time of the merger, cause the surviving entity to indemnify and hold harmless directors and officers of Titan and its subsidiaries;

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  for a period of six years after the effective time of the merger, maintain, and cause the surviving entity to maintain, Titan's directors' and officers' insurance and indemnification policy, or a substantially equivalent policy, for all present and former directors and officers of Titan and its subsidiaries;

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  for a period of six years after the effective time of the merger, cause the surviving entity to maintain the existing indemnification provisions in the surviving entity's governing documents;

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  maintain Titan's books, records and files that exist at the effective time of the merger in accordance with L-3's document retention policies;

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  the preparation of a private placement memorandum to effect an offer to exchange Titan's 8% senior subordinated notes for notes of L-3;

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  cooperate with Titan with respect to the consent solicitation of its 8% senior subordinated noteholders and use its reasonable best efforts to assist Titan in obtaining the requisite consent, including payment of consent fees in such amounts reasonably determined by L-3; and

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  if necessary to secure termination of the waiting period under the HSR Act and if requested by Titan, offer and agree to sell or otherwise dispose or hold separate assets of L-3, its affiliates, or Titan that have nominal monetary and strategic value to L-3.

        The merger agreement also contains the covenants that Titan will remain in control of its and its subsidiaries' operations prior to the effective time of the merger.

        No Solicitation by Titan.    Titan has agreed, prior to the merger becoming effective, to certain limitations on its ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, Titan may respond to certain superior proposals. Under the merger agreement:

  •
  the term "acquisition proposal" means any inquiry, proposal or offer, including any proposal or offer to Titan's stockholders, that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving Titan or any of its subsidiaries and a third party, or any acquisition by a third party of any capital stock of Titan, other than upon the exercise of Titan's stock options that were outstanding on the date of the merger agreement in accordance with their terms, or any business or assets of Titan or any of its subsidiaries, other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Titan and its subsidiaries, taken as a whole, or any combination of the foregoing, in a single transaction or a series of related transactions; and

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  the term "superior proposal" means an acquisition proposal with respect to all of the outstanding shares of capital stock of Titan or all or substantially all of the assets of Titan if, with respect to such actions, in the good faith judgment of Titan's board of directors, taking into account, among other things, the likelihood of completion and the other terms and conditions of such acquisition proposal and after receipt of advice from its financial advisors, such acquisition proposal is believed to be reasonably likely to result in a transaction more favorable to the holders of Titan common stock than the merger.

        Except as set forth below, Titan, its subsidiaries and agents have agreed:

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  not to solicit, initiate or knowingly facilitate or encourage any acquisition proposal;

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  not to participate or engage in discussions or negotiations concerning an acquisition proposal, and Titan and its subsidiaries and all third parties were required to immediately cease and cause to be terminated any existing discussions or negotiations with any such third parties conducted before the date of the merger agreement with respect to any acquisition proposal, or furnish or disclose to any person any information with respect to or in furtherance of any acquisition proposal, or provide access to Titan's and its subsidiaries' properties, books and records or other information or data with respect to or in furtherance of any acquisition proposal;

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  not to grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Titan or any of its subsidiaries; and

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  not to execute or enter into any agreement, understanding or arrangement with respect to any acquisition proposal, or approve or recommend or propose to approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

        Titan or its board of directors may take and disclose to Titan's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act (or any similar communication required by applicable law) or make any legally required disclosure to stockholders with regard to any acquisition proposal.

        If Titan receives an unsolicited bona fide proposal from a third party regarding a potentially superior proposal, Titan may furnish information pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement between Titan and L-3 and engage in negotiations and discussions with the third party. However, Titan may do so only if its board of directors determines in good faith and after receipt of (1) advice from its financial advisors that such acquisition proposal is reasonably likely to result in a transaction more favorable to the holders of Titan common stock than the merger and (2) advice from its outside legal counsel that such actions may be required by its fiduciary obligations under Delaware law.

        Titan has agreed to provide written notice to L-3 within two business days of receipt if any acquisition proposal is received by, any information is requested from, or any discussions or negotiations are initiated or continued with Titan, its officers, directors, employees, agents or representatives, and to keep L-3 fully informed on a prompt basis of any material changes or additions to such proposal.

        Prior to obtaining the approval of Titan stockholders with respect to the merger, Titan's board of directors may terminate the merger agreement if (1) Titan provides at least five business days' prior written notice to L-3 of its intention to terminate the merger agreement in the absence of any further action by L-3, (2) during the five business day period, or longer if extended by the mutual agreement of Titan and L-3, Titan agrees to negotiate in good faith with L-3 regarding such changes as L-3 may propose to the terms of the merger agreement, and (3) Titan's board of directors has determined, after receipt of advice from its outside legal counsel and an independent financial advisor, that an acquisition proposal is a superior proposal taking into account any modifications to the terms of the merger agreement proposed by L-3, and Titan's board of directors determines in good faith that such actions are required by its fiduciary duties under Delaware law.

Conditions to the Merger

        The parties' obligations to complete the merger are subject to the following conditions:

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  adoption of the merger agreement and approval of the merger by the requisite vote of the Titan common stockholders;

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  expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act and under German antitrust law; and

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  no laws having been adopted or promulgated and no temporary restraining order or preliminary or permanent injunction of any United States court or United States or other governmental authority having been issued that makes the merger illegal or otherwise prohibits its completion.

        L-3's and Saturn VI's obligations to complete the merger are also subject to the following conditions:

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  Titan must have performed in all material respects its agreements contained in the merger agreement required to be performed on or prior to the closing date;

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  Titan's representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as such term is defined below under "—Material Adverse Effect") on Titan and would not materially impair Titan's ability to perform its obligations under the merger agreement;

  •
  delivery to L-3 of a certificate regarding certain agreements, representations and warranties;

  •
  there must not have occurred since the date of the merger agreement any change, effect, circumstance or event, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect with respect to Titan, provided that a material adverse effect will be deemed to have occurred if, with respect to certain ongoing governmental investigations to which Titan is subject and that have been previously disclosed in Titan's SEC reports, material adverse facts that were either previously known but were undisclosed to L-3 or were previously unknown are disclosed or discovered after June 2, 2005, or new material adverse events arise after June 2, 2005, and such facts or events would be reasonably likely, after Titan has been given at least 60 days to avoid such outcome, to (1) result in a material portion of Titan and its subsidiaries, taken as a whole, being suspended or debarred from participation in the award of government contracts or (2) otherwise materially restrict the ability of Titan and its subsidiaries to do business with U.S. agencies or instrumentalities which account for a material portion of their consolidated revenues;

  •
  holders of more than 10% of Titan's issued and outstanding shares of common stock must not have perfected their appraisal rights under Delaware law prior to the effective time of the merger;

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  executed stipulations of settlement with respect to the stockholder class action and derivative action, which are described in further detail under "The Merger—Legal Proceedings and Investigations," having been submitted to the applicable courts;

  •
  receipt of the consent of holders of a majority in aggregate principal amount of Titan's 8% senior subordinated notes with respect to Titan's consent solicitation to amend the indenture in order to eliminate restrictive covenants therein and release the guarantors thereunder, and the effectiveness of such amendments; and

  •
  receipt and effectiveness as of the closing date of the merger of all governmental waivers, consents, orders and approvals legally required for the completion of the merger and the transactions contemplated by the merger agreement, other than those, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as such term is defined below under "—Material Adverse Effect") on L-3, including the surviving corporation.

        Titan's obligation to complete the merger is also subject to the following conditions:

  •
  L-3 and Saturn VI must have performed in all material respects their agreements contained in the merger agreement required to be performed on or prior to the closing date;

  •
  L-3's and Saturn VI's representations and warranties contained in the merger agreement must be true and correct at the time made and at the closing date, with only those exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of L-3 or Saturn VI to perform its obligations under the merger agreement; and

  •
  delivery to Titan of a certificate regarding certain agreements, representations and warranties signed by an executive officer of L-3 and Saturn VI.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the closing date, whether before or after adoption of the merger agreement and approval of the merger by Titan stockholders, by mutual written consent of Titan and L-3.

        Additionally, either L-3 or Titan may terminate the merger agreement if:

  •
  through no fault of the party seeking to terminate the merger agreement, the merger is not completed by the later of (1) December 31, 2005, or (2) if the parties are then taking action in connection with obtaining any necessary governmental approval under applicable antitrust law or contesting or resisting any other action, including any legislative, administrative or judicial action, that restricts, prevents or prohibits the merger, February 28, 2006;

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or obligation of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured within 30 days of written notice of the breach;

  •
  Titan's stockholders fail to adopt the merger agreement and approve the merger at the special meeting; or

  •
  Titan's board of directors provides written notice to L-3 that it has determined to accept an alternative acquisition proposal that it believes is more favorable to Titan's stockholders than the proposed merger with L-3.

        L-3 may terminate the merger agreement if Titan's board of directors withdraws, modifies, withholds or changes, in a manner adverse to L-3, its approval or recommendation of the merger agreement or the merger, or approves, recommends or declares advisable an acquisition proposal or resolves or commits to do any of the foregoing, except that such right to terminate may be exercised on the earlier to occur of (1) public announcement by Titan of any of the foregoing or (2) 24 hours after Titan's board of directors resolves or commits to do any of the foregoing.

Material Adverse Effect

        Under the terms of the merger agreement, and for purposes of this "The Merger Agreement" section of the proxy statement, "material adverse effect" shall mean, with respect to either Titan or L-3,

          (a)   any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to:

            (1)   the securities markets in general;

            (2)   the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities;

            (3)   the industries in which L-3 or Titan operate and not specifically relating to L-3 or Titan, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries;

            (4)   the announcement of the merger and the performance of the obligations of the parties under the merger agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the merger or the performance of the obligations of the parties hereunder); or

          (b)   a material adverse effect on the ability of such entity to perform its obligations under merger agreement.

        For purposes of the definition of "material adverse effect" changes in the trading price of L-3 common stock or Titan common stock will not alone constitute a material adverse effect, whether occurring at any time or from time to time.

Termination Fee

        Titan must pay to L-3 a termination fee termination fee of (1) $41.6 million if the fee is paid within 30 days following the date of the merger agreement or (2) $62.4 million if the fee is paid on or after 30 days following the date of the merger agreement, and if the merger agreement is terminated:

  •
  by L-3, if Titan's board of directors withdraws, modifies, withholds or changes, in a manner adverse to L-3, its approval or recommendation of the merger agreement or the merger, or approves, recommends or declares advisable an acquisition proposal or resolves or commits to do any of the foregoing;

  •
  by either Titan or L-3, if Titan's board of directors has provided written notice to L-3 that it has determined to accept a superior proposal; or

  •
  by either Titan or L-3 because (A) the merger has failed to receive the necessary vote of the Titan stockholders at a meeting called for approval of the merger, or (B) if the closing of the merger has not occurred on or before the date set forth in the first bullet under "—Termination of the Merger Agreement," and (x) at or prior to the termination an acquisition proposal has been commenced or publicly disclosed and (y) within 12 months after termination, Titan enters into a definitive agreement, other than a confidentiality agreement, relating to, or has completed, an acquisition proposal.

        If not paid by Titan when due, the termination fee will bear interest at JP Morgan Chase Bank's prime rate plus 1% per annum. Titan will reimburse L-3 for its costs and expenses incurred solely in connection with any action to collect payment of the termination fee and interest thereon.

Expenses and Fees

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is completed, except that L-3 will pay the costs incurred in connection with the printing and mailing of the materials relating to the exchange offer and consent solicitation with respect to Titan's 8% senior subordinated notes due 2011 and all consent fees in connection with such consent solicitation.

Amendment and Waiver

        The merger agreement may not be amended except by action taken by the respective boards of directors of L-3, Titan and Saturn VI or their duly authorized committees, pursuant to authority granted by the companies' respective boards of directors or committees. Any amendment must be in writing, signed on behalf of each of Titan, L-3 and Saturn VI and in compliance with applicable law.

        At any time prior to the effective time of the merger, Titan, L-3 and Saturn VI may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement by any party to the merger agreement to an extension or waiver will be valid if set forth in an instrument in writing signed on behalf of the party.

Assignment

        The merger agreement may not be assigned by operation of law or otherwise, except that Saturn VI is permitted to assign the merger agreement to a wholly owned subsidiary of L-3 prior to the mailing of this proxy statement.

BENEFICIAL OWNERSHIP TABLE

        The following table presents information regarding beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock as of June 9, 2005. On that date, there were 85,538,447 shares of our common stock outstanding. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13D or Schedule 13G on file with the SEC

Identity of Owner or Group	Shares Owned	Percent of Class
Bank of America Corporation*	4,760,284	5.56
Glenview Capital Management, LLC**	4,708,791	5.50

*
The address of Bank of America Corporation is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

**
Includes common stock held by Glenview Capital Management, LLC, Glenview Capital GP, LLC and Lawrence M. Robbins (collectively, "Glenview Capital Management"). The address of Glenview Capital Management is 399 Park Avenue, Floor 39, New York, New York 10022

        The following table presents information regarding beneficial ownership of our common stock by each of our directors, our Chairman, President and Chief Executive Officer and four other most highly compensated executive officers for 2004, and for all directors and executive officers as a group. All information in the following table is presented as of June 9, 2005.

Identity of Owner or Group(1)(2)	Shares Owned	Shares Acquirable Within 60 Days(3)	Percent of Class(4)
Michael B. Alexander(5)	120,560	178,381	*
Edward H. Bersoff, Ph.D.(5)	678,585	12,710	*
Joseph F. Caligiuri(5)	45,739	31,753	*
Peter A. Cohen(5)	193,562	12,570	*
Lawrence J. Delaney(6)	569	66,665	*
Daniel J. Fink(5)	31,172	56,122	*
Susan Golding	4,511	19,985	*
Robert M. Hanisee(5)	72,165	40,160	*
Robert E. La Blanc	41,195	27,987	*
Earl A. Pontius(6)	28,810	175,001	*
Gene W. Ray, Ph.D.(5, 6)	585,222	1,355,358	2.23
James Roth	18,944	33,434	*
Mark W. Sopp(6)	5,027	231,760	*
Paul W. Sullivan(6)	15,291	108,245	*
All directors and executive officers as a group(6) (30 persons)	1,966,092	3,885,446	6.54

*
Less than 1%

(1)
The address of all owners is: c/o The Titan Corporation, 3033 Science Park Road, San Diego, CA, 92121.

(2)
The information regarding beneficial ownership of our common stock has been presented according to rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under California and some other state laws, personal property owned by a married person may be community property that either spouse may manage and control. We have no information as to whether any shares shown in this table are subject to such community property laws.

(3)
Reflects the number of shares that could be purchased by exercise of options available at June 9, 2005 or within 60 days thereafter under our stock option plans.

(4)
Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person by the sum of the number of shares outstanding as of such date and the number of shares as to which that person has the right to acquire voting or investment power with respect to their shares at June 9, 2005 or within 60 days thereafter.

(5)
The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some directors and executive officers disclaim beneficial ownership of some of the shares included in the table as indicated below:

•
Mr. Alexander—72,384 shares held by Bronto, Inc. of which Mr. Alexander is President and 4,000 shares held in trust for the benefit of Mr. Alexander and his family;

•
Dr. Bersoff—49,842 shares held by his wife and 1,252 shares held jointly with his brother;

•
Mr. Caligiuri—45,739 shares held in trust for the benefit of Mr. Caligiuri and his sons;

  •
  Mr. Cohen—175,000 shares held by Ramius Capital Group, LLC, ("Ramius"); Mr. Cohen is one of three managing members of C4S & Co, LLC which is the sole managing member of Ramius;

  •
  Mr. Fink—500 shares held by his wife and 30,672 shares held in trust for the benefit of Mr. Fink and his wife;

  •
  Mr. Hanisee—5,000 shares held by his wife; and

  •
  Dr. Ray—493,895 shares held by The Ray Trust for the benefit of Dr. Ray and his wife.

(6)
For executive officers, the numbers include interest in shares held by the trustees of our Consolidated Retirement Plan, Employee Stock Ownership Plan and Employee Stock Purchase Plan, as of May 31, 2005, including: Mr. Delaney—569 shares; Mr. Pontius—4,240 shares; Dr. Ray—91,327 shares; Mr. Sopp—2,627 shares; Mr. Sullivan—12,063 shares; and all executive officers as a group—149,336 shares.

STOCKHOLDER PROPOSALS

        Titan will hold an annual meeting of its stockholders in 2005 only if the merger is not completed. Titan previously mailed its proxy statement for its 2005 annual meeting of stockholders. In connection with the announcement of the proposed merger, Titan indefinitely suspended its 2005 annual meeting of stockholders. If the merger is not completed and Titan holds its 2005 annual meeting of stockholders, you will not be able to include any new proposals for consideration at the 2005 annual meeting of stockholders that were not timely provided in accordance with the requirements for inclusion in the proxy statement for the 2005 annual meeting previously mailed to stockholders of Titan. If you want to include a proposal in the proxy statement for Titan's 2006 annual meeting of stockholders (if held), please send the proposal to Titan in writing at The Titan Corporation, 3033 Science Park Road, San Diego, California 92121, Attention: Corporate Secretary. Proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received a reasonable time before we print and mail the proxy statement for such meeting to be included in that proxy statement.

        Under Rule 14a-4, a stockholder proposal must be submitted to us within a reasonable time before we print and mail the proxy statement for the next annual meeting in order for the proposal to be considered at the meeting. If we receive timely notice, we generally will be able to vote proxies in our discretion if we include in the proxy statement advice on the nature of the matter and how we intend to exercise discretion on the matter, unless the proponent of the stockholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of our voting shares required to carry the proposal, (b) includes the same statement in the proponent's own proxy materials, and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment as to matters they believe to be in the best interests of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

        Titan and L-3 file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Titan and L-3 file with the SEC at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov. Our Internet site address is http://www.titan.com. However, any information that is included on or linked to our Internet site is not a part of this proxy statement. Reports, proxy statements and other information concerning Titan may also be inspected at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Quarter ender March 31, 2005
Current Reports on Form 8-K	Filed on February 1, 2005, March 3, 2005, April 15, 2005, May 20, June 3, 2005 and June 8, 2005
Definitive Proxy Statement	Filed on April 29, 2005

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

L-3 COMMUNICATIONS CORPORATION,

SATURN VI ACQUISITION CORP.

AND

THE TITAN CORPORATION,

dated as of June 2, 2005

5.11.	Taxes	A-17
5.12.	Employee Benefit Plans; ERISA	A-18
5.13.	Labor	A-20
5.14.	Real Estate	A-21
5.15.	Environmental Matters	A-21
5.16.	Contracts and Commitments; Suppliers and Customers	A-22
5.17.	Intellectual Property Rights	A-23
5.18.	Section 203 of the DGCL Not Applicable	A-23
5.19.	Government Contracts	A-24
5.20.	Relations with Governments	A-25
5.21.	Stockholder Rights Plan	A-25
5.22.	Disclosure Documents	A-25
5.23.	Advisors' Fees	A-25
5.24.	Opinion of Financial Advisor	A-25
5.25.	Certain Loans and Other Transactions	A-26
5.26.	Insurance	A-26
5.27.	MOUs	A-26
5.28.	Navy Agreement	A-26
5.29.	No Additional Representations	A-26
ARTICLE 6
Covenants
6.1.	Conduct of Business by the Company Pending the Merger	A-26
6.2.	Control of Operations	A-28
6.3.	No Solicitation by the Company	A-29
6.4.	Meeting of Company Stockholders	A-31
6.5.	Agreement to Cooperate; HSR Filings	A-31
6.6.	Access to Information	A-34
6.7.	Proxy Statement	A-34
6.8.	Expenses and Fees	A-34
6.9.	Public Statements	A-35
6.10.	Company Employees	A-35
6.11.	Notification of Certain Matters	A-36
6.12.	Directors' and Officers' Indemnification and Insurance	A-36
6.13.	Maintenance of Company Records	A-36
6.14.	Stockholder Litigation	A-36
6.15.	Exchange Offer and Consent Solicitation	A-37
6.16.	Debt Financing	A-37
6.17.	Navy Agreement	A-38
ARTICLE 7
Conditions
7.1.	Conditions to Each Party's Obligation to Effect the Merger	A-38
7.2.	Conditions to Obligation of the Company to Effect the Merger	A-38
7.3.	Conditions to Obligations of Parent to Effect the Merger	A-39

ARTICLE 8
Termination, Amendment and Waiver
8.1.	Termination	A-40
8.2.	Effect of Termination	A-40
8.3.	Termination Payment by the Company	A-41
8.4.	Amendment	A-41
8.5.	Waiver	A-41
ARTICLE 9
General Provisions
9.1.	Non-Survival	A-42
9.2.	Notices	A-42
9.3.	Interpretation	A-42
9.4.	Miscellaneous	A-43
9.5.	Jurisdiction	A-43
9.6.	Counterparts	A-43
9.7.	Parties In Interest	A-43
9.8.	Severability	A-43
9.9.	Waiver of Trial by Jury	A-44
9.10.	Parent Guarantee	A-44
9.11.	Specific Performance	A-44

Exhibit A            Definitions

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2005 (the "Agreement"), is by and among L-3 Communications Corporation, a Delaware corporation ("Parent"), Saturn VI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and The Titan Corporation, a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of the Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to, and in the best interests of, the Company and the stockholders of the Company, (ii) unanimously approved this Agreement and declared it advisable, and (iii) unanimously resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby; and

        WHEREAS, the respective boards of directors of Parent and Merger Sub have approved the Merger on the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows (all capitalized terms used in this Agreement are defined for convenience of reference on Exhibit A attached hereto):

ARTICLE 1

THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." At Parent's election and subject to Section 9.4(c), any direct or indirect wholly owned Subsidiary of Parent other than Merger Sub may be merged with and into the Company instead of Merger Sub. In the event of such an election, the parties agree to execute an appropriate amendment of this Agreement in order to reflect such election.

        1.2.    Effective Time of the Merger.    The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Parent, the Company and Merger Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made at the Closing.

        1.3.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL.

        1.4.    Further Assurances.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the Company agrees that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this

Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE 2

THE SURVIVING CORPORATION

        2.1.    Certificate of Incorporation.    Unless otherwise determined by Parent before the Effective Time, at the Effective Time the certificate of incorporation of the Company, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

        2.2.    By-Laws.    The by-laws of the Company, as in effect immediately before the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

        2.3.    Directors and Officers of Surviving Corporation.    The directors of Merger Sub and the officers of the Company in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time, and thereafter such directors and officers shall serve in accordance with the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 3

CONVERSION OF SHARES

        3.1.    Merger Consideration.    The manner and basis of converting the shares of Company Common Stock upon consummation of the Merger shall be as set forth in this Section 3.1. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of Company Common Stock or holder of capital stock of Merger Sub:

          (a)   Subject to the other provisions of this Section 3.1, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, which will be cancelled in accordance with Section 3.1(c), and Dissenting Shares, which will be treated in accordance with Section 3.3) shall be converted into the right to receive $23.10, without interest (the "Merger Consideration").

          (b)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging Company Certificates and Company Book-Entry Shares hereunder for the Merger Consideration.

          (c)   Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (d)   At the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired, and each holder of a Company Certificate or Company Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto pursuant to Section 3.1(a).

          (e)   The Company, immediately before the Effective Time, shall cancel all rights with respect to each outstanding option or right to purchase shares of Company Common Stock (the "Company Stock Options") under any employee or director stock option or stock purchase plan or arrangement or agreement of the Company listed on Section 3.1 of the Company Disclosure Schedule (the "Company Stock Option Plans"), and Parent immediately after the Effective Time shall pay (less applicable withholdings and without interest) to each holder of a Company Stock Option which has been cancelled an amount equal to (A) times (B), where (A) equals $23.10 minus the per share exercise price under his or her Company Stock Option and (B) is the number of shares of Company Common Stock subject to his or her Company Stock Option immediately before the Effective Time. Prior to the Effective Time and subject to the effectiveness of the Merger, the Company shall take all actions that may be necessary (under the plans and/or agreements pursuant to which Company Stock Options are outstanding and otherwise) to effectuate the provisions of this Section 3.1(e). The foregoing provisions of this Section 3.1(e) shall not apply to the following Company Stock Option Plans: the Company's 2002 Employee Stock Purchase Plan, the Company's 2000 Employee Stock Purchase Plan and the Company's 1995 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the "Company ESPPs"). The Company ESPPs and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the NYSE trading day immediately following the date hereof, and the rights of each participating employee then outstanding shall be deemed to be automatically exercised on such NYSE trading day. On such trading day, each participating employee will be credited with the number of shares of Company Common Stock purchased for his or her account(s) under the Company ESPPs during such offering period. The Board of Directors of the Company shall send written notice of the Merger that will result in the termination of the Company ESPPs to all participating employees not later than ten (10) Business Days after the date hereof. No new offering periods will be allowed to commence under the Company ESPPs during the period prior to the Closing unless this Agreement has been terminated.

          (f)    As of the Effective Time, each outstanding Company Warrant listed on Section 3.1 of the Company Disclosure Schedule shall be converted into a warrant to receive cash as provided in this Section 3.1(f). Following the Effective Time, each outstanding Company Warrant shall continue to have, and shall be subject to, the terms and conditions of the applicable Company Warrant, except that

            (x)   each such Company Warrant shall be exercisable for $23.10 in cash for each share of Company Common Stock into which such Company Warrant may be exercised (the "Warrant Consideration"); and

            (y)   the exercise price payable to receive the Warrant Consideration shall be equal to the exercise price per share of Company Common Stock under such Company Warrant at the Effective Time.

        3.2.    Merger Sub Common Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall thereafter represent one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        3.3.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Common Stock in accordance with the requirements of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the relevant Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the relevant Merger Consideration, as set forth in Section 3.1, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and withdrawals of such demands, any other instruments or documents served pursuant to the DGCL and received by the Company with respect to such demands, and the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL will receive payment thereof from the Surviving Corporation and as of the Effective Time such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

        3.4.    Surrender and Payment.

          (a)   Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock ("Company Certificates") or shares of Company Common Stock represented by book-entry ("Company Book-Entry Shares") (in each case, other than Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) (the "Letter of Transmittal") and instructions for use in effecting the surrender of the Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Merger Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 3.4(a), to the Exchange Agent of a Company Certificate or Company Book-Entry Shares, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Exchange Agent shall promptly deliver to the holder of such Company Certificate or Company Book-Entry Shares in exchange therefor, the Merger Consideration (without interest), to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Company Certificates or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to the Company for transfer, they shall be canceled against delivery of the applicable Merger Consideration. If any Merger Consideration is to be paid in a name other than that in which the Company Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(a), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 3.1.

          (b)   The Merger Consideration paid upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

          (c)   At any time following the date which is nine months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates or Company Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. None of Parent, the Surviving Corporation, any Subsidiary or Affiliate of Parent or the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for cash delivered to public officials pursuant to any applicable abandoned property, escheat or other similar laws.

          (d)   If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Company Certificate.

        3.5.    Closing.    The closing (the "Closing") of the Merger shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York New York 10017-3954, or such other location as shall be mutually agreeable to Parent and the Company on the Business Day immediately following the date on which the last of the conditions set forth in Article 7 (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

        3.6.    Withholding.    Parent will be entitled to deduct and withhold from the aggregate Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by Parent or Merger Sub, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Merger Sub.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except to the extent set forth in the reports filed by Parent with the SEC and publicly available on the EDGAR system prior to the date hereof, Parent and Merger Sub represent and warrant to the Company as follows:

        4.1.    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement.

        4.2.    Authority; Non-Contravention; Approvals.

          (a)   Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals, to consummate the transactions contemplated hereby. This Agreement has been approved by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b)   Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries; (ii) except as would, individually or in the aggregate together with such other violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens as apply to the terms, conditions or provisions described in clause (iii) below or the subsequent sentence, not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iii) except as would, individually or in the aggregate together with such other violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens as apply to the terms, conditions or provisions described in clause (ii) above or the subsequent sentence, not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. Except as would, individually or in the aggregate together with such other violations, conflicts, breaches, defaults, terminations, accelerations, payments, compensations or creations of Liens as apply to the terms, conditions or provisions described in clauses (ii) and (iii) above, not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of any Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals, and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to those consents that have been obtained as of the date of this Agreement.

          (c)   Except for Parent Required Statutory Approvals and filings with and actions by the SEC in connection with the Proxy Statement, and except as would, individually or in the aggregate, not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

        4.3.    Financing Arrangements.

          (a)   Parent has or will have funds available to it sufficient (i) to enable Parent or the Surviving Corporation to pay (A) the amount to which holders of Shares become entitled upon consummation of the Merger, (B) the amount that Parent or the Surviving Corporation may become obligated hereunder to pay with respect to the cancellation of Company Stock Options and upon exercise of the Company Stock Options and (C) the fees and expenses it will incur in connection therewith. Parent will make such funds available to Merger Sub as are necessary to enable Merger Sub to fulfill its obligations hereunder.

          (b)   Prior to the execution of this Agreement, Parent has delivered to the Company a true and correct executed copy of the Commitment Letter, dated June 2, 2005, from various financial institutions named therein to the Parent in connection with the financing of the transactions contemplated hereby (the "Debt Financing").

        4.4.    Disclosure Documents.    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall at the date the Proxy Statement or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders' Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.5.    Advisors' Fees.    There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee from Parent or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement.

        4.6.    No Additional Representations.    Parent and Merger Sub acknowledge that neither the Company nor any other Person advising or acting on behalf of the Company or any Affiliate of the Company has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business conducted by the Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.

        4.7.    MOU.    Parent's representatives have been duly authorized by Parent to enter into the Derivative MOU and have entered into the Derivative MOU in good faith.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except to the extent set forth in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof or except as set forth in the Company Disclosure Schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 5 with the disclosures in a section or subsection in this Article 5, as well as any other section or subsection of this Article 5 if the relevance of the disclosed item to such other section or subsection is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

        5.1.    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect on the Company. True, accurate and complete copies of the Company's certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

        5.2.    Capitalization.

          (a)   The authorized capital stock of the Company consists of: (1) 5,000,000 shares of Company Preferred Stock, $1.00 par value per share, of which 1,000,000 have been designated Series A junior participating preference shares, of which none are currently issued and outstanding as of the date hereof, and (2) 200,000,000 shares of Company Common Stock, $.01 par value per share, 85,384,989 of which were issued and outstanding as of May 27, 2005. All of such issued and outstanding shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b)   Except as set forth in Section 5.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock, or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of Company Capital Stock. As of the date of this Agreement and as of the Closing Date, the terms of the agreements evidencing the Company Stock Options will permit the actions contemplated by Section 3.1(e). The Company has delivered copies of the Company Warrants to Parent. As of May 31, 2005, there were 8,880,897 shares of Company Common Stock (and no other shares of Company Capital Stock) subject to purchase under all outstanding Company Stock Options, with a weighted average exercise price equal to $10.8979 per share of Company Common Stock.

          (c)   The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Capital Stock the record or payment date for which is on or after the date of this Agreement.

          (d)   As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any shares of capital stock of any of the Subsidiaries of the Company.

          (e)   The Company Common Stock is traded on the NYSE. No other securities of the Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

        5.3.    Subsidiaries.    Except as set forth in Section 5.3 of the Company Disclosure Schedule:

          (a)   Each Subsidiary of the Company is a corporation duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or entity, as the case may be, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its certificate or articles of incorporation or by-laws (or similar organizational documents). Other than its Subsidiaries, the Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of the Company are registered or required to be registered with the SEC under the Exchange Act and, except as set forth in Section 5.3 of the Company Disclosure Schedule, since January 1, 2002 no securities issued by any Subsidiary of the Company have been issued under a registration statement filed with the SEC under the Securities Act.

          (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries or (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company's Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 5.3(b).

        5.4.    Authority; Non-Contravention; Approval.    Except as set forth in Section 5.4 of the Company Disclosure Schedule,

          (a)   The Company has full corporate power and authority to enter into this Agreement and, subject to the Stockholders' Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of the Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of the Company and the Stockholders, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved to recommend that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and, subject to Section 6.4(b), such resolutions shall be in force and effect and neither rescinded nor superseded prior to or as of the Closing Date. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except, in the case of the Merger only, for the Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b)   The execution and delivery of this Agreement by the Company does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, or other similar organizational instruments of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate together with such other violations, conflicts, breaches defaults, terminations, accelerations, payments, compensations or creations of Liens, reasonably be expected to have a Material Adverse Effect on the Company. The consummation by the Company of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Company Required Statutory Approvals and the Stockholders' Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in the Company Disclosure Schedule.

          (c)   Except for Company Required Statutory Approvals, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated thereby. No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority (including any probation officer of the Company or its Subsidiaries) is necessary for the consummation of the transactions contemplated by this Agreement under the Amended Judgment in Case No. 05CR0314-BEN and the Company's conditions of supervision set forth therein or any similar conditions of probation applicable to the Company or its Subsidiaries.

          (d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Stockholders' Approval") is the only vote of the holders of any class or series of the Company's Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

        5.5.    SEC Documents.

          (a)   The Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the SEC since January 1, 2004, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and the Company has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations and rules since January 1, 2001 (collectively, the "Company Reports"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded) and except as set forth in Section 5.5 of the Company Disclosure Schedule, the Company Reports (i) were prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied with the requirements thereof including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders' equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except, in the case of unaudited statements, for normal year-end audit adjustments and as otherwise may be noted therein. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports filed since such certifications have been required. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (b)   The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company's management and the Board of Directors of the Company regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the date of the last audit of the Company's internal controls over financial reporting, any material change in internal controls over financial reporting required to be disclosed in any Company Report has been so disclosed. Except to the extent disclosed in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, since January 1, 2001, the Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on the Company's filings which comments have either been satisfied or withdrawn by the SEC.

          (c)   The Company has not filed any report with the SEC or any other securities regulatory authority or any securities exchange or other self regulatory authority that, as of the date of this Agreement, remains confidential.

        5.6.    Absence of Undisclosed Liabilities.    Except as set forth in Section 5.6 of the Company Disclosure Schedule, the Company did not have at December 31, 2004, nor, to the knowledge of the Company, has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, (b) such liabilities or obligations that were incurred after December 31, 2004 in the ordinary course of business and consistent with past practices, (c) such liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (d) such liabilities that have been discharged or paid in full prior to the date hereof. The Company has not been a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K of the Exchange Act) at any time since January 1, 2001.

        5.7.    Absence of Certain Changes or Events.    Except as set forth in or contemplated by this Agreement or the Company Disclosure Schedule, since December 31, 2004, the Company has not suffered or experienced any Material Adverse Effect. Since December 31, 2004, the Company has not engaged in any material transaction of a kind or taken any action that would be prohibited (or otherwise would require the consent of Parent) pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d)(ii), Section 6.1(d)(iii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(i), Section 6.1(k), Section 6.1(l), Section 6.1(o) and Section 6.1(p) with respect to the foregoing subsections of Section 6.1 if such transaction occurred after the date hereof and prior to the Closing, except (a) as set forth in Section 5.7 of the Company Disclosure Schedule, or (b) to the extent disclosed in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof.

        5.8.    Litigation.

          (a)   Except as set forth in Section 5.8 of the Company Disclosure Schedule or to the extent set forth in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof and other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy and which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings not otherwise disclosed in Section 5.8 of the Company Disclosure Schedule or in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, to have a Material Adverse Effect on the Company. Except as set forth in the initial clause of the preceding sentence, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, including any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either alone or in the aggregate with all other judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect on the Company, or which materially restricts the conduct of the business of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to compete freely with any other Person. Except as set forth in Section 5.8 of the Company Disclosure Schedule or to the extent set forth in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, there are no (i) material claims, suits, actions or proceedings pending against the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company, material investigations or threatened material claims, suits, actions or proceedings against the Company or any of its Subsidiaries.

          (b)   Section 5.8 of the Company Disclosure Schedule sets forth each action, suit, proceeding, or, to the knowledge of the Company, investigation pending as of the date of this Agreement against the Company or any Subsidiary of the Company, or any director, officer or employee of Company or any Subsidiary of Company alleging any violation of federal or state securities laws, the DGCL or the rules or regulations of the NYSE.

        5.9.    No Violation of Law.    Except as set forth in Section 5.9 of the Company Disclosure Schedule or to the extent set forth in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, neither the Company nor any of its Subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all laws, and from all Governmental Entities, required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except (i) to the extent otherwise disclosed in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof or (ii) where the failure to have such permits, licenses, approvals, authorizations and registrations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        5.10.    Compliance with Agreements.    Except as set forth in Section 5.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of the Company or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of the Company or its Subsidiaries, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        5.11.    Taxes.    Except as set forth in Section 5.11 of the Company Disclosure Schedule or as described in any Company Report filed with the SEC and publicly available on the EDGAR system prior to the date hereof:

          (a)   The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all Taxes and (iii) duly withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No claim has been made in the past three (3) years by an authority in a jurisdiction where Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. Neither the Company nor any of its Subsidiaries has incurred a liability for Taxes since the date of the most recent balance sheet that is not in the ordinary course of business or is not consistent with past practice. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice, stating the commencement of an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for Taxes proposed, asserted or assessed with respect to any open Tax year. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed for 2000, 2001, 2002 and 2003 and for all other open years. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation section 1.1502-6, is liable for the Taxes of, any entity that is not, directly or indirectly, the Company or a wholly owned Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of a change in method of accounting occurring prior to the Effective Time. Neither the Company nor any its Subsidiaries has engaged in any "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2). Excluded from this Section 5.11 are any Taxes, Tax Returns or other matters pertaining to Taxes of the Company which, alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the other transactions contemplated by this Agreement, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code § 280G, or (ii) any amount that will not be fully deductible as a result of Code § 162(m).

        5.12.    Employee Benefit Plans; ERISA.

          (a)   (1) Section 5.12 of the Company Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which the Company or a Subsidiary of the Company has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability.

            (2)   Each plan, program, arrangement, practice and policy described in Section 5.12(a)(1) shall be referred to individually as a "Union Plan" and shall be referred to collectively as the "Union Plans" if described in Section 414(f) of the Code, and each other plan, program, arrangement, practice and policy described in Section 5.12(a)(1) shall be referred to individually as a "Company Plan" and collectively as the "Company Plans".

          (b)   The Company has delivered or made available to Parent (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing and (ii) a copy of the most recent Annual Report (Form 5500) and all related exhibits and reports) for each Company Plan which is subject to ERISA.

          (c)   No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor a Subsidiary has any liability for any withdrawal or partial withdrawal from any Union Plan and, based on information provided by each Union Plan subject to Title IV of ERISA, the Company has no reason to believe that the either the Company or any Subsidiary would have any liability under Title IV of ERISA to any Union Plan if the Company or a Subsidiary incurred a withdrawal or partial withdrawal from such Union Plan.

          (d)   There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes, liabilities or indemnification obligations which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and there has been no other event, or more than one other event, with respect to any Company Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which would reasonably be expected to have a Material Adverse Effect on the Company.

          (e)   Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, and the Company is not aware of any reason likely to result in the revocation of any favorable determination letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided or made available to Parent a copy of the most recent Internal Revenue Service favorable determination letter with respect to each such Company Plan and, if such letter does not cover a Company Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

          (f)    Each Company Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Plan. If a former Company Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Plan or Union Plan have been transferred to another employer, such termination or transfer was properly effected and neither the Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

          (g)   Except as set forth in Section 5.12 of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

          (h)   Except as set forth in Section 5.12 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

          (i)    All contributions and other payment due from the Company or any Subsidiary with respect to each Company Plan and each Union Plan have been made or paid in full or are shown in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

          (j)    There are no pending or threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Plan.

          (k)   Section 5.12 of the Company Disclosure Schedule sets forth the approximate number of individuals who were performing services for the Company as of May 30, 2005 who were classified by the Company as independent contractors. Each individual who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such individual(s) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (l)    Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which will occur at the Effective Time, has been effected in accordance with the terms of the plans and with the rules of the New York Stock Exchange.

          (m)  No current or former officer or employee of the Company or a Subsidiary of the Company is entitled to receive severance payments or severance benefits under more than one Company Plan. Section 5.12(m) of the Company Disclosure Schedule sets forth a list of all severance plans or policies maintained by the Company or any Subsidiary of the Company.

        5.13.    Labor.    Except as set forth in Section 5.13 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of any of their employees; (ii) to the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries and no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with Company or has threatened to do so; (iii) the Company and its Subsidiaries have complied with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes; and (iv) no person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

        5.14.    Real Estate.

          (a)   Section 5.14 of the Company Disclosure Schedule sets forth the address of all real property owned by the Company or any Subsidiary of the Company as of the date hereof (the "Owned Real Property"). The Company or one of its Subsidiaries, as applicable, holds good and marketable title to the Owned Real Property, free and clear of all Liens except for (i) Liens for current Taxes or assessments that are not yet delinquent, (ii) builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (iii) the rights, if any, of vendors having equipment associated with equipment financed by the Company and its Subsidiaries, (iv) Liens arising from the receipt by the Company and its Subsidiaries of progress payments by the United States government, (v) Liens securing rental payments under capital lease arrangements and (vi) other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   Section 5.14 of the Company Disclosure Schedule sets forth the address of all material real property in which the Company or any Subsidiary of the Company holds a leasehold or subleasehold estate (the "Leased Real Property"; the leases or subleases for such Leased Real Property being referred to as the "Leases"). With respect to each of the Leases: (i) the Company or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; and (ii) neither the Company nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein, except as set forth in Section 5.14 of the Company Disclosure Schedule.

        5.15.    Environmental Matters.

          (a)   Except as set forth in Section 5.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries have conducted their business in compliance with all Environmental Laws, including having all permits, licenses and other approvals and authorizations necessary for the operation of their business as presently conducted; (ii) the Company and its Subsidiaries have not received any notices, demand letters or requests for information from any Governmental Entity, which has not heretofore been resolved with such Governmental Entity, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law; (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law; (iv) neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws; and (v) there has been no Release of Hazardous Substances which requires remediation under Environmental Laws at any property currently owned or operated by the Company or its Subsidiaries, nor, to the Company's knowledge has there been a Release of Hazardous Substances that requires remediation under Environmental Laws at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation.

          (b)   Section 5.15 of the Company Disclosure Schedule sets forth, as of the date hereof, each material environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

          (c)   Except as set forth in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (d)   For purposes of clause (a) of this Section 5.15, the terms "Company" and "Subsidiary" shall include any entity that is, in whole or in part, a predecessor in interest of the Company or any of its Subsidiaries under applicable corporate law.

        5.16.    Contracts and Commitments; Suppliers and Customers.

          (a)   Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 5.16 of the Company Disclosure Schedule (collectively, the "Material Contracts"), neither the Company nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present employee, officer or director (or former employee, officer or director to the extent there remain at the date hereof obligations to be performed by the Company or any of its Subsidiaries); (b) any material agreements with a consultant, sales representative, agent or dealer not terminable upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing, having a remaining balance on the date hereof in an amount exceeding $2,500,000 or in respect of which the Company or one of its Subsidiaries is not authorized to prepay the related indebtedness on 30 days or less advance notice; (d) any partnership, joint venture, profit-sharing or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm's-length basis, that are material to the Company; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of the Company entered into since January 1, 2003 (or, without regard to such date, to the extent any indemnification or similar obligations of the Company or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which the Company or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes non-competition or non-solicitation restrictions, or any "exclusivity" or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in the Company's Government Contracts; (i) any employment, severance or other similar agreement which contains a change of control or "golden parachute" provision; and (j) any other agreements to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $10,000,000 annually.

          (b)   Since January 1, 2003 (i) no supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) to the knowledge of the Company, no supplier or customer of the Company or any of its Subsidiaries has provided written notice to Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any material agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the knowledge of the Company, none of the suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse

  Effect on the Company, and (iv) except as set forth in Section 5.16 of the Company Disclosure Schedule, the Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole.

        5.17.    Intellectual Property Rights.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company and its Subsidiaries own all right, title and interest in or have valid and enforceable rights to use, by license or other agreement, all of the Intellectual Property Rights that are currently used in the conduct of the Company's or any of its Subsidiary's business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, except as set forth in Section 5.17 of the Company Disclosure Schedule; (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted, including any of the foregoing that alleges that the operation of any such business infringes, misappropriates, impairs, dilutes or otherwise violates the Intellectual Property Rights of others, and there are no grounds for the same, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property Rights, in each case except as set forth in Section 5.17 of the Company Disclosure Schedule; and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned or used by the Company or any of its Subsidiaries in connection with their respective businesses as currently conducted and neither the Company nor any of its Subsidiaries has brought or threatened any such claims, suits, arbitrations or other adversarial proceedings against any third Person that remain unresolved. All of the material Intellectual Property owned or used by the Company or any of its Subsidiaries prior to the Closing will be owned or available for use by the Company and its Subsidiaries immediately after the Closing on substantially the same terms and conditions as prior to the Closing.

          (b)   For purposes of this Agreement, "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

        5.18.    Section 203 of the DGCL Not Applicable.    The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no other antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to any such transactions. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, to the knowledge of the Company, or any anti-takeover provision in the Company's certificate of incorporation or bylaws is, or at the Expiration Date or Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.

        5.19.    Government Contracts.

          (a)   Except as set forth in Section 5.19 of the Company Disclosure Schedule or as, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, with respect to any Government Contracts, there is no (i) civil fraud or criminal acts or bribery, or any other violation of law, by the Company or any of its Subsidiaries or any director, officer or employee of the Company or its Subsidiaries or criminal investigation by any Governmental Entity or (ii) any irregularity, misstatement or omission by the Company or any of its Subsidiaries arising under or relating to such Government Contracts, (iii) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing, (iv) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2002, has resulted in a government contracting officer's final decision or (v) any termination by a Governmental Entity for default of any Government Contract or claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity. Except as set forth in Section 5.19 of the Company Disclosure Schedule, to the knowledge of the Company, with respect to any Government Contracts, there is, as of the date of this Agreement, no (A) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $1,000,000, (B) dispute between the Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2002, has resulted in a government contracting officer's final decision where the amount in controversy exceeds or is expected to exceed $1,000,000 or (C) any termination by a Governmental Entity for default of any Government Contract involving an amount in excess of $1,000,000 or claim or request for equitable adjustment by the Company or any of its Subsidiaries against a Governmental Entity in excess of $1,000,000.

          (b)   Except as set forth in Section 5.19 of the Company Disclosure Schedule, no termination for default or convenience, cure notice, or show cause notice has been issued by the United States Government or by any prime contractor or subcontractor, in writing, with respect to performance by the Company or any of its Subsidiaries as a subcontractor of any portion of the obligation of a Government Contract which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          (c)   The Company and its Subsidiaries have complied with all material terms and conditions of any Government Contracts, except where any failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (d)   As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Bid that, if accepted or awarded, is expected to result in a loss in excess of $500,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries). None of the Company and its Subsidiaries is a party to any Government Contract which is expected to result in a loss in excess of $500,000 to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries).

          (e)   Neither the Company nor any of its Subsidiaries or any of its or their respective directors, officers, or employees is or for the last five (5) years has been debarred or suspended from participation in the award of contracts with any Governmental Entity or has been declared nonresponsible (it being understood that debarment and suspension and nonresponsibility does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

        5.20.    Relations with Governments.    Except as set forth in Section 5.20 of the Company Disclosure Schedule or to the extent disclosed in the Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

        5.21.    Stockholder Rights Plan.    The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render, with respect to the Merger, this Agreement and the transactions contemplated hereby, the rights of holders of the Company Common Stock to acquire Company Common Stock or any shares of capital stock of the Company or any of its Subsidiaries under the Rights Agreement inapplicable such that, upon the consummation of the Merger as contemplated by this Agreement, the Rights issued under the Rights Agreement shall expire in accordance with the terms of the Rights Agreement and not become exercisable as a result of the Merger or any of the other transactions contemplated by this Agreement, and the Rights Agreement shall terminate in accordance with its terms without any payments being made or due and payable by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

        5.22.    Disclosure Documents.    None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall, at the date the Proxy Statement or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders' Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company in this Section 5.22 with respect to statements made or incorporated by reference therein based on information that was not supplied by the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        5.23.    Advisors' Fees.    Except for Lehman Brothers Inc. and Relational Advisors LLC, copies of whose engagement agreements have been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or any of its Subsidiaries) in connection with the Merger or any of the other transactions contemplated by this Agreement.

        5.24.    Opinion of Financial Advisor.    The Company has received the opinion of each of Lehman Brothers Inc. and Relational Advisors LLC, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Stockholders from a financial point of view.

        5.25.    Certain Loans and Other Transactions.    Except as set forth on Section 5.25 of the Company Disclosure Schedule, no present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of the Company or any of its Subsidiaries owes money to the Company or any of its Subsidiaries pursuant to a loan or other arrangement. Section 5.25 of the Company Disclosure Schedule sets forth for each such loan or other arrangement the initial principal amount, amount outstanding as of December 31, 2004, interest rate and maturity date. Except to the extent set forth in Company Reports filed with the SEC and publicly available on the EDGAR system prior to the date hereof, since January 1, 2002, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        5.26.    Insurance.    All material insurance policies of the Company and its Subsidiaries, including the Fiduciary Liability insurance policy previously delivered to Parent (the "Insurance Policies") are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Insurance Policies. No notice of cancellation or termination has been received by the Company with respect to any such Insurance Policy other than as is customary in connection with renewals of existing Insurance Policies.

        5.27.    MOUs.    Attached hereto as Section 5.27 of the Company Disclosure Schedule are true and correct copies of the Securities MOU and the Derivative MOU. The Company's representatives have been duly authorized by the Company to enter into the Securities MOU and the Derivative MOU and have entered into the Securities MOU and the Derivative MOU in good faith. The Company has not, and no Subsidiary of the Company has, entered into or accepted, and neither the Company nor any Subsidiary of the Company has authorized any of its representatives to enter into or accept, any settlement or agreement related to the Subject Proceedings, with any court, party to the Subject Proceedings, insurer or otherwise, other than the settlement with the parties to the Subject Proceedings pursuant to the Securities MOU and the Derivative MOU.

        5.28.    Navy Agreement.    To the knowledge of the Company, no Person who was an officer or director of the Company or any of its wholly-owned subsidiaries as of the date of execution of the Navy Agreement, whether or not such Person remains in the employ of the Company or such subsidiary, has been convicted or indicted as of the date hereof with respect to any of the matters set forth in Annex 1 or Annex 2 of the Navy Agreement (such matters, the "Specified Matters").

        5.29.    No Additional Representations.    The Company acknowledges that neither Parent nor Merger Sub, nor any other Person advising or acting on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub or the business conducted by Parent or Merger Sub, in each case, except as expressly set forth in this Agreement.

ARTICLE 6

COVENANTS

        6.1.    Conduct of Business by the Company Pending the Merger.    After the date hereof and except as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries, subject to restrictions imposed by applicable law, to:

          (a)   conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b)   not (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in stock or property, or (iv) repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock;

          (c)   not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries' capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except for issuances of Company Common Stock pursuant to the exercise of rights or options outstanding as of the date of this Agreement under the Company Stock Option Plans and Company Warrants outstanding as of the date of this Agreement;

          (d)   not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except for borrowings under the credit agreements set forth in Section 6.1(d) of the Company Disclosure Schedule, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e)   use commercially reasonable efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its present officers and key employees, and (iii) preserve the goodwill and business relationships with customers, suppliers and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (f)    use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

          (g)   not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

          (h)   not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of the Company's Subsidiaries;

          (i)    not enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses with a term of less than one year of property in the ordinary course of business consistent with past practice, (iv) leases and licenses with a term of at least one year of property in the ordinary course of business consistent with past practice and (v) sales, leases or licenses with respect to immaterial assets;

          (j)    except for loans, advances, capital contributions or investments made to a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, not make any loan, advance or capital contribution to, or investments in, any other Person;

          (k)   except as required by generally accepted accounting principles, not revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or change any method of accounting or accounting principles or practice;

          (l)    except as required by law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

          (m)  not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of the Company or any of its Subsidiaries, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of the Company or any of its Subsidiaries or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule;

          (n)   (i) submit any new Bid that, if accepted or awarded, is expected by the Company to result in revenue to, or expenditures by, the Company and its Subsidiaries (or, after the Merger, Parent or its Subsidiaries) greater than $100,000,000 (provided that Parent shall not unreasonably withhold or delay its consent to the submission of any such Bid), (ii) submit any new Bid that, if accepted or awarded, is expected by the Company to result in a loss to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries) greater than $500,000 or (iii) enter into any Government Contract which is expected to result in a loss to the Company or its Subsidiaries (or, after the Merger, Parent or its Subsidiaries) greater than $500,000;

          (o)   settle or enter into any settlement agreement with respect to any outstanding litigation without the prior written approval of Parent, except that, notwithstanding the foregoing, the Company (i) may settle or enter into any settlement agreement with respect to any outstanding litigation where the amount of such settlement is less than $500,000 and (ii) shall comply with its covenants set forth in Section 6.5(f); or

          (p)   enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

        6.2.    Control of Operations.    Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the

Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        6.3.    No Solicitation by the Company.

          (a)   The Company agrees that it and its Subsidiaries will not (and the Company will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by the Company or any of its Subsidiaries, to):

            (i)    directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any inquiry, proposal or offer (including any proposal or offer to the Stockholders) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries and a third party, or any acquisition by a third party of any Company Common Stock (other than upon the exercise of the Company Stock Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of Company or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Company and its Subsidiaries, taken as a whole), or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an "Acquisition Proposal");

            (ii)   directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and the Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

            (iii)  grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to the Company or any of its Subsidiaries; or

            (iv)  execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

          (b)   Nothing contained in the foregoing Section 6.3(a) shall prevent the Company or its Board of Directors, at any time prior to receipt of Stockholders' Approval with respect to the Merger, from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to any Acquisition Proposal; provided, however, that neither the Company nor the Board of Directors of the Company shall, except as specifically permitted by Section 6.3(e), withdraw, withhold, modify or change any recommendation regarding this Agreement, the Merger or the other transactions contemplated hereby or approve, recommend or declare advisable any Acquisition Proposal, and (ii) providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent the Company from complying with its obligations under this

  Agreement) to or engaging in any negotiations or discussions with any Person or group who has made an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of the Company or all or substantially all of the assets of the Company, if, with respect to such actions, (x) in the good faith judgment of the Board of Directors of the Company, taking into account, among other things, the likelihood of consummation and the other terms and conditions of such Acquisition Proposal and after receipt of advice from its financial advisors, such Acquisition Proposal is believed to be reasonably likely to result in a transaction more favorable to the holders of Company Common Stock than the Merger (a "Superior Proposal") and (y) the Board of Directors of the Company, after receipt of advice from its outside legal counsel, determines in good faith that such actions may be required by its fiduciary obligations under Delaware law.

          (c)   The Company agrees that it will notify Parent promptly (and in any event within two Business Days of receipt) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, the Company shall keep Parent fully informed on a prompt basis (and in any event within two Business Days of receipt) of any material changes, additions or adjustments to the terms of any such proposal or offer.

          (d)   Nothing in this Section 6.3 shall permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, the Company shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement permitted by Section 6.3(b).

          (e)   Notwithstanding any other provision of this Agreement, if, prior to obtaining Stockholders' Approval with respect to the Merger, the Board of Directors of the Company determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of the Company may terminate this Agreement (subject to the Company's obligations under Article 8); provided, that

            (i)    the Company provides at least five (5) Business Days prior written notice to the Parent of its intention to terminate this Agreement in the absence of any further action by Parent,

            (ii)   during such five (5) Business Day period (or longer period if extended by the mutual agreement of the Company and Parent), the Company agrees to negotiate in good faith with Parent regarding such changes as Parent may propose to the terms of this Agreement,

            (iii)  the Board of Directors of the Company determines (after receipt of advice from its outside legal counsel and an independent financial advisor) that the Acquisition Proposal is a Superior Proposal taking into account any modifications to the terms of this Agreement proposed in writing by Parent, and the Board of Directors of the Company determines in good faith that such actions are required by its fiduciary duties under Delaware law. In the event of termination of this Agreement as provided in this Section 6.3(e), this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.6(b), Section 6.8 and Section 9.2 shall survive.

          Nothing in this Section 6.3(e) shall relieve the Company from liability for any willful or intentional breach of this Agreement.

        6.4.    Meeting of Company Stockholders.

          (a)   Subject to Section 6.7 hereof, the Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as reasonably practicable after the date hereof a meeting (the "Company Stockholders' Meeting") of the holders of Company Common Stock (the "Company Common Stockholders") and shall submit the Merger for approval by the Company Common Stockholders at such meeting or any adjournment thereof.

          (b)   Subject to Section 6.3, the Company, through its Board of Directors, shall recommend approval and adoption of the Merger by the Company Common Stockholders at the Company Stockholders' Meeting or any adjournment thereof; provided that the Board of Directors of the Company may at any time prior to receipt of the Stockholders' Approval with respect to the Merger approve, recommend and declare advisable any Superior Proposal, if the Board of Directors of the Company determines in good faith after receipt of advice from its outside legal counsel that such action is required by its fiduciary obligations under Delaware law and the Company terminates this Agreement as provided for in Section 8.1(d)(iii).

          (c)   For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders' Meeting if this Agreement is terminated.

        6.5.    Agreement to Cooperate; HSR Filings.

          (a)   Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Prior to the Effective Time, the Company shall use commercially reasonable efforts, and Parent and Merger Sub shall use their commercially reasonable efforts to cooperate and assist the Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger (other than consents from any Governmental Entities which are addressed in Section 6.5(c)).

          (b)   Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ"). If Parent or the Company reasonably determined that it is so required, Parent and the Company shall, promptly after the date of this Agreement, prepare and file notifications required under any applicable foreign antitrust laws or regulations (including those in the United Kingdom) in connection with the Merger.

          (c)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences; and (iv) promptly take reasonable actions to respond to inquiries from the FTC, DOJ or any other Governmental Entity regarding the legality under any antitrust law of Parent's acquisition of the Company; provided, however, that all obligations in this Section 6.5(c) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges.

          (d)   Each of Parent and the Company undertake to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

          (e)   Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, or the Company or any of its Affiliates, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Company; provided, however, that Parent shall, if necessary to secure termination of the waiting period under the HSR Act and if requested by the Company, offer and agree to sell or otherwise dispose or hold separate assets (through the establishment of a trust or otherwise) of Parent, any of its Affiliates or the Company that have nominal monetary and strategic value to Parent.

          (f)    The parties hereto shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the settlements contemplated by the Securities MOU and the Derivative MOU as promptly as practicable on the terms described therein (the "Settlement Terms"). Without limiting the generality of the foregoing, the Company undertakes to (i) take all actions contemplated by, and otherwise comply with, the Securities MOU and the Derivative MOU, including reasonably cooperating with plaintiffs' confirmatory discovery requests and making available its books and records, personnel and representatives for any inquiries reasonably requested by plaintiffs as part of the confirmatory discovery process, (ii) promptly upon completion of plaintiffs' confirmatory discovery pursuant to the Securities MOU and the Derivative MOU, execute and deliver to plaintiffs the Stipulations, and (iii) submit the Stipulations to the Court of Chancery of the State of Delaware and the United States District for the Southern District of California (the "Subject Courts") for approval thereby. The Company shall use its reasonable best efforts to obtain judgment orders necessary, proper or advisable to consummate the settlements contemplated by the Stipulations. In connection with the foregoing, each party hereto agrees to (A) cooperate in all respects with the other parties hereto in connection with any filing or submission and in connection with any request by the Subject Courts or the parties (the "Subject Parties") involved in the proceedings (the "Subject Proceedings") described in the Securities MOU and the Derivative MOU, (B) promptly inform the other parties hereto of any material communication received by the Subject Courts or the Subject Parties or given by such party in respect of the Subject Proceedings and of any material communication received or given in connection with any Subject Proceeding by any other party and (C) permit the other parties hereto to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Subject Courts or the Subject Parties, and to the extent not prohibited by the Subject Courts, give the other parties hereto the opportunity to attend and participate in such meetings and conferences; provided that all obligations in this Section 6.5(f) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges. Notwithstanding the foregoing provisions of this Section 6.5(f), the Company and its Subsidiaries shall not agree to any settlement in respect of the Subject Proceedings (other than on the Settlement Terms and pursuant to the Securities MOU and Derivative MOU in effect on the date of this Agreement) without the prior written approval of Parent, which approval shall not be unreasonably withheld or delayed. In addition to the foregoing, the Company and its Subsidiaries shall not enter into any settlement or other agreement with any insurer with respect to the Subject Proceedings, the Securities MOU, the Derivative MOU or the claims underlying such matters without the prior written approval of Parent.

          (g)   The Company and its Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to resolve all pending proceedings with respect to potential violations by the Company and its Subsidiaries (or their respective officers, directors, employees, representatives or agents) of The Arms Export Control Act (22 U.S.C. 2751 et seq.) and The International Traffic in Arms Regulations promulgated thereunder (22 C.F.R. 120 et seq.) and all other U.S. federal laws governing the export of arms and technology (the "Export-Control Laws") in a manner reasonably satisfactory to Parent. Without limiting the generality of the foregoing, the Company undertakes (i) to promptly inform Parent of any material communication received from any Governmental Entity with respect to any Export-Control Laws or given by the Company in respect of any Export-Control Law and of any material communication received or given in connection with any proceeding related to an Export-Control Law by any other party, (ii) to permit Parent to review any material communication given by the Company to, and consult with Parent in advance of any meeting or conference with, any Governmental Entity with respect to an Export-Control Law, and to the extent not prohibited by applicable law, give Parent the opportunity to attend and participate in such meetings and conferences, and (iii) promptly take reasonable actions to respond to inquiries from any Governmental Entity with respect to any Export-Control Law; provided, however, that all obligations in this Section 6.5(g) shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges. Notwithstanding the foregoing provisions of this Section 6.5(g), the Company and its Subsidiaries shall not agree to any settlement or enter into any consent decree with respect to any proceedings related to any Export-Control Law without the prior written approval of Parent.

          (h)   The Company shall promptly following the date of this Agreement notify any probation officer of the Company or its Subsidiaries of the transactions contemplated by this Agreement under the Amended Judgment in Case No. 05CR0314-BEN and the Company's conditions of supervision set forth therein and any similar conditions of probation applicable to the Company or its Subsidiaries.

          (i)    The Company shall deliver to Parent, at the Closing, a draft of a certificate providing information relating to base period research and experimental expenses designed to allow Parent to claim research and experimentation tax credits in accordance with the Code and regulations promulgated thereunder. Parent and Merger Sub acknowledge and agree that such certificate may be incomplete and approximate. Where information for particular Subsidiaries is not available, the Company will specify such Subsidiaries. The Company will use commercially reasonable efforts to provide a completed, final certificate within six months after the Closing.

          (j)    The parties shall use their reasonable best efforts to obtain prior to the Effective Time (i) written confirmation from the Department of the Navy (the "Navy"), on behalf of the Department of Defense, that notwithstanding the inclusion of the term "affiliates" in the definition of "Thor" contained in the Navy Agreement, the obligations of the Company and its Subsidiaries thereunder will not, following the Effective Time, be applicable to Parent and its Affiliates (other than to the Surviving Corporation and its Subsidiaries) and (ii) such modifications to the Navy Agreement (to become effective following the Effective Time) as would be reasonably appropriate in light of Parent's ownership of the Company upon the consummation of the Merger.

        6.6.    Access to Information.

          (a)   The Company will give to Parent and its accountants, counsel, financial advisors and other representatives (the "Parent Representatives"), reasonable access, upon reasonable advance notice to a senior executive of the Company, in accordance with the terms of the Confidentiality Agreement during normal business hours to its personnel, properties and existing books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 6.6(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; provided further, that the foregoing right of access shall not require furnishing information that in the reasonable opinion of counsel, would violate any laws or any confidentiality agreements with respect to such information.

          (b)   The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms.

          (c)   The Company shall promptly advise Merger Sub in writing when the Company becomes aware of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Company.

        6.7.    Proxy Statement.

          (a)   Each of the Company and Parent shall cooperate and as promptly as practicable prepare, and the Company shall file with the SEC, a proxy statement pursuant to Regulation 14A under the Exchange Act with respect to the Company Stockholders' Meeting (the "Proxy Statement"). The Company and Parent shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC. The Company shall, as promptly as practicable after receipt thereof, provide the Parent copies of any written comments, and advise Parent of any oral comments or communications regarding the Proxy Statement received from the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any supplement to the Proxy Statement prior to filing the same with the SEC, and the Company will promptly provide Parent with a copy of all such filings made with the SEC.

          (b)   The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Common Stockholders as promptly as practicable.

          (c)   Each of the Company and Parent agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders' Meeting, there shall occur any event with respect to the Company, Parent or any of their Subsidiaries, or with respect to any information provided by the Company or Parent for inclusion in the Proxy Statement, which event is required to be described in an amendment or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable law, and disseminated to the Company Common Stockholders, as applicable.

        6.8.    Expenses and Fees.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Parent shall pay (i) all costs incurred in connection with the printing and mailing of all materials relating to the Exchange Offer and the Consent Solicitation; and (ii) all consent fees in connection with the Consent Solicitation.

        6.9.    Public Statements.    The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Parent, Merger Sub and the Company and their respective Affiliates may make such an announcement to their respective employees after consultation with the other parties.

        6.10.    Company Employees.

          (a)   As of the Effective Time of the Merger, Parent will cause the Surviving Corporation to perform all employment-related obligations of the Company under the Company Plans, any of its employment policies, collective bargaining agreements to which it is a party, and any applicable local, state and federal laws, including without limitation the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay, the Occupational Safety and Health Act, the Employee Income Retirement Security Act, Executive Order 11246, the Americans With Disabilities Act, the Family and Medical Leave Act, and any other local, state or federal statute, ordinance, executive order, regulation, court decree or other governmental action having the force and effect of law, all as may be in effect from time to time; provided, however, that this sentence is not intended to require Parent to continue any such plan, policy or agreement beyond the time when it otherwise lawfully could be terminated or modified.

          (b)   As of the Effective Time and for a period extending through the first anniversary of the Closing Date, Parent agrees to provide, or cause the Surviving Corporation to provide, the employees of the Company and its Subsidiaries with salary and employee benefit plans and programs (other than any special retention, employee stock purchase or other stock-based compensation plans, programs or arrangements) which are substantially comparable in the aggregate to those provided under the Company Plans. In the event that Parent adopts, or causes the Surviving Corporation to adopt, new plans or programs to provide such benefits, or otherwise allows employees of the Company and its Subsidiaries to participate in any existing plans or programs provided to employees of Parent and its Affiliates, the employees of the Company and its Subsidiaries shall be given credit for all purposes under such plans and programs for their years of service that are credited under any similar Company Plan (but only to the extent that such credit does not create any duplication of benefits or result in any benefit accruals under any defined benefit plans (as defined in Section 414(j) of the Code) or welfare plans (as defined in Section 3(1) of ERISA); provided, further, that Parent agrees to pay, or cause the Surviving Corporation to pay, all bonuses for calendar year 2005 consistent with prior practice of the Company, as such practice has been disclosed to Parent prior to the date hereof.

          (c)   As of the Effective Time, the Surviving Corporation shall assume and maintain the agreements of the Company governing special severance and retention payments to employees following a change of control transaction in effect as of the date of this Agreement, which agreements are identified in Section 6.10 of the Company Disclosure Schedule, in accordance with their terms and conditions. The Company has previously delivered or made available to Parent true and correct copies of all such agreements. Parent shall also cause the Surviving Corporation to maintain the general severance policy identified in Section 6.10, Item 8 of the Company Disclosure Schedule for a period of one year after the Effective Time.

        6.11.    Notification of Certain Matters.    Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. No disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of any breach of (i) the failure to disclose the information, or (ii) any untrue representation or warranty made herein, nor affect the making of the representations and warranties as of the Closing.

        6.12.    Directors' and Officers' Indemnification and Insurance.    Parent agrees that for the entire period from the Effective Time until six years after the Effective Time, (a) Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless, to the extent provided in the certificate of incorporation and by-laws of the Company in the form provided to Parent prior to the date of this Agreement, each person who on or prior to the Effective Time was a director or officer of the Company or any of its Subsidiaries with respect to all acts or omissions by such person in his or her capacity as such; (b) Parent will, and will cause the Surviving Corporation to, maintain the Company's current directors' and officers' insurance and indemnification policy and related arrangements, or a substantially equivalent policy and related arrangements, subject in either case to terms and conditions substantially as advantageous to the present and former directors and officers of the Company and any of its Subsidiaries as those contained in the policy and arrangements in effect on the date hereof and disclosed to Parent, for all present and former directors and officers of the Company and any of its Subsidiaries covering claims made and insurable events with respect to matters arising or omissions occurring before, on, or existing at, the Effective Time (provided that the Surviving Corporation will not be required to maintain such policy except to the extent that the aggregate annual cost of maintaining such policy is not in excess of one hundred and fifty percent (150%) of the current annual cost, in which case the Surviving Corporation shall maintain such policies up to an annual cost of one hundred and fifty percent (150%) of the current annual cost); and (c) Parent will cause the Surviving Corporation to maintain the existing indemnification provisions (including, provisions for expense advances for present and former Company officers and directors) in the Surviving Corporation's certificate of incorporation and bylaws.

        6.13.    Maintenance of Company Records.    Parent and its Subsidiaries shall maintain the books, records and files of the Company which exist at the Effective Time and which become subject to the direct or indirect control of Parent pursuant to the Merger in accordance with Parent's document retention policies as they exist from time to time.

        6.14.    Stockholder Litigation.    The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that, except as contemplated by the Securities MOU and the Additional MOU in Section 6.5(f), no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that all obligations in this Section 6.14 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

        6.15.    Exchange Offer and Consent Solicitation.

          (a)   As soon as practicable after the date of this Agreement, Parent shall, with the assistance of the Company, prepare a private placement memorandum (the "Private Placement Memorandum") in order to effect an offer to exchange (the "Exchange Offer") the Company's outstanding 8% Senior Subordinated Notes due 2011 (the "8% Notes") for a like amount of notes of Parent, with terms set forth in Section 6.15 of the Parent Disclosure Schedule, pursuant to exemptions from the registration provisions of the Securities Act, including those provided by Section 4(2) thereof. The Private Placement Memorandum will set forth the terms and conditions with respect to the Exchange Offer. Parent shall use its reasonable best efforts to consummate such Exchange Offer as promptly as practicable after the date of this Agreement; provided that Parent's obligations to consummate the Exchange Offer shall be conditioned on receipt of the Requisite Consent, execution of the Amendment and on consummation of the Merger.

          (b)   As part of the Exchange Offer, the Company shall solicit the consent (the "Consent Solicitation") of the holders of the 8% Notes to amendments to the Indenture (the "Indenture"), dated as of May 15, 2003, among the Company, the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee (the "Trustee"), relating to the 8% Notes, to (A) eliminate substantially all the restrictive covenants contained therein (as reasonably agreed to by Parent and the Company and in a manner consistent with the provisions set forth in Section 6.15 of the Parent Disclosure Schedule), and (B) cause the release of all Guarantors named therein in accordance with the provisions of Section 10.4 thereof (the "Amendments"); provided that the Amendments shall not require the consent of the holders of more than a majority of the aggregate principal amount of the then outstanding 8% Notes (the "Requisite Consent"). The Company shall use its reasonable best efforts to obtain the Requisite Consent, and Parent shall use its reasonable best efforts to assist the Company in connection therewith (including payment of consent fees in such amounts as are reasonably determined by Parent), in each case as promptly as practicable after the date of this Agreement.

          (c)   Parent and the Company shall cooperate with each other with respect to the Exchange Offer, the Consent Solicitation and the preparation, form and content of the Private Placement Memorandum and all other materials related thereto to be distributed to the holders of the 8% Notes in connection therewith.

          (d)   Promptly upon receipt of the Requisite Consent, the Company shall, and shall use its commercially reasonable efforts to cause the Trustee to, execute a supplemental indenture incorporating the Amendments. The Amendments shall be effective only upon consummation of the Merger.

        6.16.    Debt Financing.    The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause its and their respective officers, employees, advisors, auditors and agents to, provide all cooperation and assistance reasonably necessary (subject to the limitations set forth in Section 6.6(a)) in connection with the arrangement of the Debt Financing, including (i) participation in meetings, due diligence sessions and sessions with rating agencies, (ii) preparation of business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) delivery of comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing, in each case, as may be reasonably requested by Parent. The Company agrees to allow Parent's accounting representatives the opportunity to review the financial statements in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors' working papers relating to procedures performed relating to such financial statements. Notwithstanding the foregoing, (i) the Company and its Subsidiaries shall not be required to execute any agreements prior to the Closing unless such agreements shall only be effective upon the Closing, (ii) counsel for the Company shall not be required to deliver any legal opinions, (iii) none of the Company or its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing and (iv) all obligations in this Section 6.16 shall be subject to applicable laws relating to exchange of information and attorney-client communication and privileges. Following the date hereof, Parent shall promptly disclose to the Company any amendment or modification, or any termination or cancellation of, the Debt Financing.

        6.17.    Navy Agreement.    In the event of the Indictment or Conviction (as defined in the Navy Agreement) after the date hereof of any officer or director of the Company or any of its wholly-owned Subsidiaries (which officer or director was serving in such capacity as of the date of the Navy Agreement) arising out of the Specified Matters, the Company shall, prior to the Effective Time, use its reasonable best efforts to cause the Navy, on behalf of the Department of Defense, to refrain from taking any administrative action contemplated by paragraph 15 of the Navy Agreement. Such efforts shall include, to the extent necessary, the suspension or termination of the relationship of such officer or director with the Company and its Subsidiaries.

ARTICLE 7

CONDITIONS

        7.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Common Stockholders under applicable law;

          (b)   the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and the foreign antitrust laws or regulations set forth on Section 7.1(b) of the Company Disclosure Schedule) shall have expired or been terminated; and

          (c)   no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, such order or injunction.

        7.2.    Conditions to Obligation of the Company to Effect the Merger.    Unless waived in writing by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a)   (i) Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement, without regard to any materiality or material adverse effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, and (iii) the Company shall have received a certificate of the Chairman of the Board, the President or a Vice President of Parent and of the President or a Vice President of Merger Sub to that effect.

        7.3.    Conditions to Obligations of Parent to Effect the Merger.    Unless waived in writing by Parent, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

          (a)   (i) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement, without regard to any materiality or Material Adverse Effect qualifier contained therein, shall be true and correct on and as of the date made and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and would not materially impair the Company's ability to perform its obligations under this Agreement, and (iii) Parent shall have received a certificate of the President or of a Vice President of the Company to that effect;

          (b)   there shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company, provided, however, that without limiting the foregoing, with respect to the governmental investigations identified as Items 3, 4 and 5 on Section 5.8(b) to the Company Disclosure Schedule, the following shall be deemed to have a Material Adverse Effect on the Company for purposes of this Section 7.3(b): (i) the disclosure or discovery after the date of this Agreement of material adverse facts that were known to the Company at the time of signing of this Agreement and not disclosed to Parent on or prior to the date of this Agreement; (ii) the disclosure or discovery after the date of this Agreement of material adverse facts that were not known by the Company at the time of signing of this Agreement; or (iii) new adverse events relating to such investigation which arise after the date of this Agreement; but only if, in the case of clauses (i) through (iii), such adverse facts or events would be reasonably likely to: (a) result in a material portion of the Company and its Subsidiaries, taken as a whole, being suspended or debarred pursuant to FAR Part 9.4; or (b) otherwise materially restrict the ability of the Company and its Subsidiaries to do business with the agencies or instrumentalities of the United States with whom they currently conduct business and which account for a material portion of their consolidated revenues. Before a determination can be made that such adverse facts or events would have the effects set forth in clauses (a) or (b), the Company shall be given at least 60 days following such disclosure, discovery or occurrence of an event to cure or otherwise avoid such suspension, debarment or restriction;

          (c)   the Dissenting Shares shall not constitute more than ten percent (10%) of the issued and outstanding Company Common Stock;

          (d)   the Company and the plaintiffs in the Subject Proceedings shall have executed the Stipulations, delivered the Stipulations to each other and submitted the Stipulations to the applicable Subject Courts for approval thereby;

          (e)   the Company shall have obtained the Requisite Consent with respect to the Consent Solicitation and the Trustee shall have executed the Amendments in connection therewith, and such Amendments shall have or shall become effective in accordance with Section 6.15; provided that Parent shall not be able to rely on the failure of the condition in this Section 7.3(e) to be satisfied if Parent shall have failed to comply in all material respects with its obligations under Section 6.15; and

          (f)    all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, other than those, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (including the Surviving Corporation).

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

        8.1.    Termination.    This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Stockholders' Approval has been obtained:

          (a)   by mutual written consent of Parent and the Company, by action of their respective boards of directors; or

          (b)   by the Company, if either Parent or Merger Sub shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

          (c)   by Parent, if

            (i)    the Company shall breach any representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.3(a), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

            (ii)   the Board of Directors of the Company shall have withdrawn, modified, withheld or changed, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or approved, recommended or declared advisable an Acquisition Proposal or resolved or committed to do any of the foregoing, provided that such right to terminate is exercisable as of the earlier to occur of (A) public announcement by the Company of any of the foregoing or (B) twenty-four hours after the Board of Directors of the Company resolves or commits to do any of the foregoing.

          (d)   by either Parent or the Company, if

            (i)    at the Company Stockholders' Meeting or any adjournment thereof, at which the Merger shall have been submitted for adoption by the Company Common Stockholders, the Merger shall have failed to receive the Stockholders' Approval;

            (ii)   the Closing shall not have occurred on or before the Optional Termination Date, provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Merger on or before such date; or

            (iii)  the Board of Directors of the Company shall have provided written notice to Parent that it has determined to accept a Superior Proposal, provided that the Company may terminate this Agreement under this clause (iii) only if it has complied with all of the provisions of Section 6.3.

        8.2.    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.6(b), Section 6.8 and Section 9.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

        8.3.    Termination Payment by the Company.

          (a)   If this Agreement is terminated:

            (i)    by Parent pursuant to Section 8.1(c)(ii), then the Company shall pay to Parent promptly, but in no event later than two Business Days after the date of such termination, the Company Termination Fee, which amount shall be payable in cash by wire transfer of immediately available funds to an account designated by Parent;

            (ii)   (A) by Parent pursuant to Section 8.1(d)(iii), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, no later than two Business Days after such termination; or (B) by the Company pursuant to Section 8.1(d)(iii) , then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, contemporaneously with notice of termination thereunder; or

            (iii)  by Parent or the Company pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), and (x) at or prior to the time of any such termination an Acquisition Proposal shall have been commenced or publicly disclosed and (y) within twelve months following such termination, the Company shall have entered into a definitive agreement (other than a confidentiality agreement) with respect to, or shall have consummated, an Acquisition Proposal, then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, no later than the same day as the consummation of such transaction (assuming for all purposes of this Section 8.3(a)(iii) that the reference to 5% in the definition of Acquisition Proposal is 50% and the reference to "any Company Common Stock" is "more than 50% of Company Common Stock").

          (b)   In the event any of the Company Termination Fee payments contemplated by Section 8.3(a) is not paid when due, then such Company Termination Fee payment shall bear interest at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 1% per annum, and in addition to being obligated to pay Parent the Company Termination Fee and interest thereon, Company shall pay or reimburse Parent's costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of the Company Termination Fee and any interest thereon.

        8.4.    Amendment.    This Agreement may not be amended except by action taken, by the parties' respective Boards of Directors or duly authorized committees thereof or pursuant to authority granted by such Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

        8.5.    Waiver.    At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

        9.1.    Non-Survival.    None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

        9.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   If to Parent or Merger Sub to:

      L-3 Communications Corporation
      600 Third Avenue
      New York, NY 10016
      Attention: Christopher Cambria
      Telecopier: (212) 949-9679

      with a copy to (which shall not constitute notice):

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017-3954
      Attention: William E. Curbow
      Telecopier: (212) 455-2502

          (b)   If to the Company, to:

      The Titan Corporation
      3033 Science Park Road
      San Diego, CA 92121-1199
      Attention: Nicholas J. Costanza
      Telecopier: (858) 552-9759

      with a copy (which shall not constitute notice) to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention: David K. Boston
      Telecopier: (212) 728-8111

        All such communications shall be deemed to have been duly given: (A) in the case of a notice delivered by hand, when personally delivered; (B) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt; and (C) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

        9.3.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word "including" means "including without limitation" and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

        9.4.    Miscellaneous.    This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule, exhibits and other documents and instruments referred to herein) (a) together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified parties under Section 6.12 as herein provided and (c) shall not be assigned by operation of law or otherwise, except that on or prior to the mailing of the Proxy Statement, Merger Sub may assign this Agreement to a wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        9.5.    Jurisdiction.    Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Relevant Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.5 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in Section 9.2, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

        9.6.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        9.7.    Parties In Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.4(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Section 6.12 and Section 9.10 are intended to benefit each person who is a beneficiary of the Company's current directors' and officers' insurance and indemnification policy and related arrangements, and each such person shall have the right to enforce the obligations of Parent under Section 6.12 and Section 9.10.

        9.8.    Severability.    Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

        9.9.    Waiver of Trial by Jury.    EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        9.10.    Parent Guarantee.    Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company and to each intended beneficiary under Section 6.12 and Section 9.7 of this Agreement (with such unconditional guarantee relating to the obligations of Parent, Merger Sub and the Surviving Corporation in such sections) the full and complete performance by Merger Sub (and after the Effective Time, the Surviving Corporation) of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub (and after the Effective Time, the Surviving Corporation) under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub (and after the Effective Time, the Surviving Corporation), protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

        9.11.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any Relevant Court, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        [Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

THE TITAN CORPORATION
By:	/s/ GENE RAY
Name:	Gene Ray
Title:	President and Chief Executive Officer

L-3 COMMUNICATIONS CORPORATION
By:	/s/ CHRISTOPHER C. CAMBRIA
Name:	Christopher C. Cambria
Title:	Senior Vice President, Secretary and General Counsel

SATURN VI ACQUISITION CORP.
By:	/s/ CHRISTOPHER C. CAMBRIA
Name:	Christopher C. Cambria
Title:	President

EXHIBIT A

Definitions—Reference Table

        "8% Notes" has the meaning assigned to such term in Section 6.15(a).

        "Acquisition Proposal" has the meaning assigned to such term in Section 6.3(a)(i).

        "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

        "Agreement" has the meaning assigned to such term in the Preamble.

        "Amendments" has the meaning assigned to such term in Section 6.15(a).

        "Bid" means any quotation, bid or proposal by the Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by the Company, any Subsidiary of the Company or a contracting team of which the Company is a member.

        "Business Day" means a day, other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required by law to close.

        "Closing" has the meaning assigned to such term in Section 3.5.

        "Closing Date" has the meaning assigned to such term in Section 3.5.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company" has the meaning assigned to such term in the Preamble.

        "Company Book-Entry Shares" has the meaning assigned to such term in Section 3.4(a).

        "Company Capital Stock" means all of the issued and outstanding shares of capital stock of the Company.

        "Company Certificates" has the meaning assigned to such term in Section 3.4(a).

        "Company Common Stock" has the meaning assigned to such term in Section 3.1(a).

        "Company Common Stockholders" has the meaning assigned to such term in Section 6.4(a).

        "Company Disclosure Schedule" means, with respect to the Company and its Subsidiaries, the schedules delivered by the Company to Parent in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

        "Company ESPPs" has the meaning assigned to such term in Section 3.1(e).

        "Company Plans" has the meaning assigned to such term in Section 5.12(a).

        "Company Reports" has the meaning assigned to such term in Section 5.5(a).

        "Company Required Statutory Approvals" means, collectively, (a) the filings by Parent and the Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, which are set forth on Section 7.1(b) of the Company Disclosure Schedule, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger.

        "Company Stockholders' Meeting" has the meaning assigned to such term in Section 6.4.

        "Company Stock Options" has the meaning assigned to such term in Section 3.1(e).

        "Company Stock Option Plans" has the meaning assigned to such term in Section 3.1(e).

        "Company Termination Fee" shall mean a fee equal to (x) $41.6 million, if the fee is paid within 30 days following the date of this Agreement or (y) $62.4 million, if the fee is paid on or after 30 days following the date of this Agreement.

        "Company Warrants" shall mean all warrants to purchase Company Common Stock described in Section 5.2 of the Company Disclosure Schedule.

        "Confidentiality Agreement" means the confidentiality agreement dated effective as of April 1, 2005, between the Company and Parent, as the same may be amended from time to time.

        "Consent Solicitation" has the meaning assigned to such term in Section 6.15(a).

        "Debt Financing" has the meaning ascribed to such term in Section 4.3(b).

        "Derivative MOU" means that certain Memorandum of Understanding, dated as of June 2, 2005, entered into by Willkie Farr & Gallagher LLP, Simpson Thacher & Bartlett LLP, Morris, Nichols, Arsht & Tunnell, Milberg Weiss Bershad & Schulman LLP, Cooley Godward LLP, Law Office of Frank J. Johnson, Pomerantz Haudek Block Grossman & Gross LLP, Stull, Stull & Brody, Maricic & Goldstein, LLP, Law Offices of Nicholas Kolunicich III and Schiffrin & Barroway, LLP.

        "Derivative Stipulation" means the stipulation of settlement, summary notice of settlement, long-form notice of settlement and the forms of judgment and order related thereto, all on the terms set forth in the Derivative MOU and otherwise in form and substance reasonably acceptable to Parent.

        "Dissenting Shares" has the meaning assigned to such term in Section 3.3.

        "DGCL" has the meaning assigned to such term in Section 1.1.

        "DOJ" has the meaning assigned to such term in Section 6.5(b).

        "Effective Time" has the meaning assigned to such term in Section 1.2.

        "Environmental Law" means any applicable Federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Offer" has the meaning assigned to such term in Section 6.15(a).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning assigned to such term in Section 3.1(b).

        "Export-Control Laws" has the meaning assigned to such term in Section 6.5(g).

        "FTC" has the meaning assigned to such term in Section 6.5(b).

        "Government Contracts" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order or other commitment or funding vehicle between the Company or any Subsidiary of the Company and (a) a Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

        "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indenture has the meaning assigned to such term in Section 6.15(a).

        "Insurance Policies" has the meaning assigned to such term in Section 5.26.

        "Intellectual Property Rights" has the meaning assigned to such term in Section 5.17(b).

        "knowledge" means, as to any party, the actual knowledge of the chief executive officer, chief operating officer, chief financial officer, general counsel and other executive officers of the party.

        "laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

        "Leases" has the meaning assigned to such term in Section 5.14(b).

        "Leased Real Property" has the meaning assigned to such term in Section 5.14(b).

        "Letter of Transmittal" has the meaning assigned to such term in Section 3.4(a).

        "Liens" means claims, encumbrances, mortgages, security interests, equities, or charges of any nature whatsoever.

        "Material Adverse Effect" means, with respect to either the Company or Parent, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which Parent or the Company operate and not specifically relating to Parent or the

Company, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder), or (b) a material adverse effect on the ability of such entity to perform its obligations under this Agreement. For purposes hereof, changes in the trading price of Parent Common Stock or Company Common Stock, as reported by the NYSE, will not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

        "Material Contracts" has the meaning assigned to such term in Section 5.16(a).

        "Merger" has the meaning assigned to such term in Section 1.1.

        "Merger Consideration" has the meaning assigned to such term in Section 3.1(a).

        "Merger Filing" has the meaning assigned to such term in Section 1.2.

        "Merger Sub" has the meaning assigned to such term in the Preamble.

        "Navy" has the meaning assigned to such term in Section 7.3(d).

        "Navy Agreement" means the Administrative Settlement Agreement dated March 2, 2005 between the Company and the Navy, on behalf of the Department of Defense.

        "NYSE" means the New York Stock Exchange.

        "Owned Real Property" has the meaning assigned to such term in Section 5.14(a).

        "Optional Termination Date" shall mean December 31, 2005 (or, in the event the parties are then taking, contesting or resisting any action contemplated by Section 6.5(c) or Section 6.5(d), February 28, 2006).

        "Parent" has the meaning assigned to such term in the Preamble.

        "Parent Disclosure Schedule" means, with respect to Parent and its Subsidiaries, the schedules delivered by Parent to the Company in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Parent that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Parent.

        "Parent Representatives" has the meaning assigned to such term in Section 6.6(a).

        "Parent Required Statutory Approvals" means, collectively, (a) the filings by Parent and the Company required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition laws or regulations, and (b) the making of the Merger Filing with the Secretary of State of the State of Delaware.

        "Permitted Liens" means (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with generally accepted accounting principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Company or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

        "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

        "Proxy Statement" has meaning assigned to such term in Section 6.7(a).

        "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

        "Release" has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601(22).

        "Relevant Courts" has the meaning assigned to such term in Section 9.5.

        "Requisite Consent" has the meaning assigned to such term in Section 6.15(a).

        "Sarbanes-Oxley Act" has the meaning assigned to such term in Section 5.5(a).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities MOU" means that certain Memorandum of Understanding, dated as of June 2, 2005, entered into by Cooley Godward LLP, Lerach Coughlin Stoia Geller Rudman & Robbins LLP, Robbins Umeda & Fink, LLP, Goodkind Labaton Rudoff & Sucharow, LLP and DLA Piper Rudnick Gray Cary US LLP.

        "Securities Stipulation" means the stipulation of settlement, summary notice of settlement, long-form notice of settlement and the forms of judgment and order related thereto, all on the terms set forth in the Securities MOU and otherwise in form and substance reasonably acceptable to Parent.

        "Settlement Terms" has the meaning assigned to such term in Section 6.5(f).

        "Specified Matters" has the meaning assigned to such term in Section 5.28.

        "Stipulations" means, collectively, the Derivative Stipulation and the Securities Stipulations.

        "Stockholders" means the stockholders of the Company.

        "Stockholders' Approval" has the meaning assigned to such term in Section 5.4(d).

        "Subject Courts" has the meaning assigned to such term in Section 6.5(f).

        "Subject Parties" has the meaning assigned to such term in Section 6.5(f).

        "Subject Proceedings" has the meaning assigned to such term in Section 6.5(f).

        "Subsidiary" means, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

        "Superior Proposal" has the meaning assigned to such term in Section 6.3(b).

        "Surviving Corporation" has the meaning assigned to such term in Section 1.1.

        "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        "Taxes" means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Trustee" has the meaning assigned to such term in Section 6.15(a).

        "Union Plans" has the meaning assigned to such term in Section 5.12(a).

        "Warrant Consideration" has the meaning assigned to such term in Section 3.1(f).

Annex B

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

[Letterhead of Relational Advisors]

June 2, 2005

Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA 92121

Madame and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined below) that the holders of common stock, par value $0.01 per share (each, a "Share" and, collectively, the "Shares") of The Titan Corporation (the "Company") will be entitled to receive at the effective time of the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the "Agreement"), by and among L-3 Communications Corporation ("Parent"), Saturn VI Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"), and the Company. The Agreement provides, among other things, that at the effective time of the Merger, Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease (the "Merger"), and the Company shall continue as a subsidiary of Parent. At the effective time of the Merger, each Share shall be converted into the right to receive the Merger Consideration. The "Merger Consideration" shall mean $23.10 per Share in cash, without interest.

        Relational Advisors LLC, as part of its investment banking business, routinely performs financial analyses with respect to businesses and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Agreement, although in so acting we have not entered into an agency or other fiduciary relationship with the Company, its Board of Directors or stockholders, or any other person. We expect to receive fees for our services in connection with the Merger, substantially all of which fees are contingent upon the consummation of the Merger, and we will receive a fee for rendering this opinion, which fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for our reasonable out-of-pocket expenses and indemnify us against certain liabilities arising out of our engagement. We have in the past provided financial advisory services to the Company unrelated to the Merger, for which services we have also received compensation. The Company is an investor and limited partner, with an approximate 40% partnership interest, in a fund currently managed by Titan Investment Partners, LLC, the general partner of which is an affiliate of Relational Advisors LLC. Dr. Gene W. Ray, Chairman, President and CEO of the Company, is an investor and limited partner in one of a number of limited partnerships and managed accounts that are managed by Relational Investors LLC ("RILLC"), the general partner of which is an affiliate of Relational Advisors LLC. Dr. Ray's limited partnership interest is less than 0.01% of the aggregate of the funds managed by RILLC. Relational Advisors LLC is an unsecured creditor of a bankrupt former subsidiary of the Company, in which the Company has succeeded to ownership of substantially all of the bankrupt company's non-cash assets by virtue of the Company's status as a secured creditor.

        In connection with our opinion, we have reviewed, among other information we deemed relevant, the financial terms and conditions of a draft of the Agreement dated June 2, 2005; the annual reports on Form 10-K of the Company for the years ended December 31, 2004 and December 31, 2003; certain quarterly reports on Form 10-Q of the Company; certain internal financial analyses and forecasts for

C-1

the Company prepared by the management of the Company, which the management of the Company has advised us are reasonable (the "Forecasts"); the financial terms of the proposed legal settlements set forth in the two memoranda of understanding, dated June 2, 2005, with respect to Foreign Corrupt Practices Act-related class action litigation; and certain publicly available research analyst reports of the Company. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits and challenges of, the transaction contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company to similar information for certain other companies with publicly traded securities; reviewed, to the extent publicly available, financial terms of certain recent business combinations of companies that we deemed to be comparable, in whole or in part, to the Merger; and reviewed other information and performed such other studies and analyses as we deemed relevant.

        In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information that was publicly available or was furnished to us by the Company or its management, or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. In relying on financial analyses and Forecasts provided to us, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We further have assumed that all material consents and approvals, including the consent of the Company's stockholders, will be obtained, the Merger and the other transactions contemplated by the Agreement will be consummated as set forth in the Agreement, and the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist, and can be evaluated, on the date hereof. Our opinion does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transactions contemplated by the Agreement.

        The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreement, and this opinion does not constitute a recommendation as to how any holder of Shares should vote or act with respect to any matters relating to the proposed Merger. It should be noted that, although subsequent developments may affect this opinion, we do not have an obligation to update, revise or reaffirm this opinion.

        On the basis of, and subject to the foregoing, it is our opinion as of the date hereof, that the Merger Consideration in the proposed Merger is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,
/s/ RELATIONAL ADVISORS LLC Relational Advisors LLC

C-2

Annex D

June 2, 2005

Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA 92121

Members of the Board:

        We understand that The Titan Corporation ("Titan" or the "Company") intends to enter into an Agreement and Plan of Merger, dated as of June 2, 2005 (the "Agreement"), by and among the Company, L-3 Communications Holdings, Inc. (the "Buyer") and Saturn VI Acquisition Corp., a wholly owned subsidiary of the Buyer ("Merger Sub"), pursuant to which, (i) Merger Sub will merge with and into the Company, and (ii) upon the effectiveness of such merger, each share of Titan common stock will be converted into the right to receive $23.10 per share in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

        We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

        In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the financial terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from May 20, 2000 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the results of our efforts to solicit indications of interest and definitive proposals from third parties with respect to an acquisition of the Company, and (8) the financial terms of proposed legal settlements set forth in the two memoranda of understanding, dated June 2, 2005, with respect to Foreign Corrupt Practices Act-related class action litigation, the costs of which will be paid by the Company after it is acquired by the Buyer in the Proposed Transaction. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information furnished by the Company inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Accordingly, we have further

D-1

assumed that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, and on the information made available to us as of, the date of this letter.

        Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

        We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fixed fee for our services in rendering this opinion and an additional fee which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Buyer in the past which the Company understood and acknowledged at the time the Company engaged us with respect to the Proposed Transaction, and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and the Buyer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have advised you that we have agreed to assist the Buyer in financing the Proposed Transaction, including arranging necessary interim loans to the Buyer and managing, as a joint bookrunner, Buyer's proposed securities offerings, the proceeds of which will be used to finance the Proposed Transaction, and will receive customary fees in connection therewith. Lehman Brothers' Managing Directors Alan H. Washkowitz and Robert B. Millard serve in their individual capacities on the Board of Directors of the Buyer.

        This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,
LEHMAN BROTHERS

D-2

\/ Please Detach and Mail in the Envelope Provided \/

THE TITAN CORPORATION
SPECIAL MEETING OF STOCKHOLDERS,              , 2005
this proxy is solicited on behalf of the board of directors

        Dr. Gene W. Ray and Mr. Mark W. Sopp, or either of them, with power of substitution, are hereby appointed proxies at the Special Meeting of Stockholders of THE TITAN CORPORATION to be held on              , 2005, or at any adjournment thereof, to represent and to vote all shares of Titan common stock that the undersigned would be entitled to vote if personally present, upon the merger proposal specified on the reverse side and upon such other matters as may properly come before the Special Meeting. Any prior proxy to vote at such Special Meeting is hereby revoked. The proxies named above are authorized to vote in their discretion as to other matters that may properly come before the Special Meeting, including any further adjournment thereof. The persons named as proxies will not, however, have discretion to vote in favor of any adjournment as to any shares of Titan common stock voted against the merger proposal.

        If you have not yet voted or wish to change your previously submitted vote you may vote by submitting this proxy card or by voting via the Internet or telephone. If you wish to revoke your vote, you must follow the instructions set forth in the accompanying proxy statement/supplement. Your vote does not count until we receive it.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE TITAN CORPORATION. UNLESS A CONTRARY DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE MERGER PROPOSAL ON THE REVERSE SIDE.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

THE TITAN CORPORATION
              , 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
COMPANY NUMBER
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
ACCOUNT NUMBER
- OR -
INTERNET — Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or Internet. \/

☒	Please mark your votes as indicated in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.
UNLESS OTHERWISE SPECIFIED, YOUR SIGNED AND RETURNED PROXY WILL BE CAST "FOR" PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

				FOR	ABSTAIN	AGAINST
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 2, 2005, BY AND AMONG L-3 COMMUNICATIONS CORPORATION, SATURN VI ACQUISITION CORP. AND THE TITAN CORPORATION AND APPROVAL OF THE MERGER CONTEMPLATED THEREBY.	☐	☐	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

  Note:
  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS
MARKET FOR TITAN'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
BENEFICIAL OWNERSHIP TABLE
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
  Annex A
AGREEMENT AND PLAN OF MERGER BY AND AMONG L-3 COMMUNICATIONS CORPORATION, SATURN VI ACQUISITION CORP. AND THE TITAN CORPORATION, dated as of June 2, 2005
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 THE MERGER
ARTICLE 2 THE SURVIVING CORPORATION
ARTICLE 3 CONVERSION OF SHARES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER
ARTICLE 9 GENERAL PROVISIONS
EXHIBIT A Definitions—Reference Table
  Annex B
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
  Annex C
[Letterhead of Relational Advisors]
  Annex D